                    METEOR INDUSTRIES, INC. SPECIAL MEETING
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]                         [ ] Confidential, for
                                                             Use of the
                                                             Commission Only
                                                             (as permitted by
     Filed by a Party other than the Registrant [ ]          Rule 14a-6(e)(2))
     Check the appropriate box:
     [X] Preliminary Proxy Statement
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            METEOR INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          (a) $0.001 par value common stock and
          (b) $1.00 par value Series B Convertible Preferred Stock.
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     (2) Aggregate number of securities to which transaction applies:

          4,077,903 shares of common stock, and 365,000 shares of Series B Preferred Stock
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          Per unit price of common stock (average high/low 1/29/2001): $4.41 Per unit price of Series B Convertible Preferred Stock: $6.32 Underlying value of asset sale: $5,500,000
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     (4) Proposed maximum aggregate value of transaction:

          $25,790,352
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     (5) Total fee paid:

          $5,159.00
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                                                               February 14, 2001

To Our Shareholders:

     You are cordially invited to the Special Meeting of Shareholders (the "Special Meeting") of Meteor Industries, Inc., a Colorado corporation (the "Company") to be held at the Company's offices at 1401 Blake Street, Suite 200,
Denver, Colorado 80202 , on           ,             , 2001 at           a.m.
(Denver Time).

     The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages. Shareholders also are entitled to vote on any other matters which properly come before the Meeting.

     Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend the Meeting. Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Meeting.

     WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.

                                            Sincerely,

                                            RICHARD E. KISSER,
                                            Secretary

                            METEOR INDUSTRIES, INC.
                          1401 BLAKE STREET, SUITE 200
                             DENVER, COLORADO 80202
                                 (303) 572-1135

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001

TO THE SHAREHOLDERS OF METEOR INDUSTRIES, INC.:

     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Meteor Industries, Inc., a Colorado corporation (the "Company") will be held at the Company's offices at 1401 Blake Street, Suite
200, Denver, Colorado on           ,             , 2001 at           a.m.
(Denver Time), or at any adjournment or postponement thereof, for the following purposes:

          1. To approve the sale of substantially all of the assets of the Company pursuant to the terms of that certain Stock Purchase Agreement dated January 30, 2001, by and between the Company and Capco Energy, Inc.

          2. To approve and adopt a proposal to reincorporate the Company under the laws of the State of Minnesota by merging the Company with and into AIQ Acquisition, Inc., a newly formed and wholly owned subsidiary of the Company organized under Minnesota law.

          3. To approve and adopt that certain Agreement and Plan of Merger dated January 11, 2001, by and among activeIQ Technologies, Inc., a Minnesota corporation, the Company and MI Merger, Inc., a Minnesota corporation and a wholly owned subsidiary of the Company.

     Only the holders of issued and outstanding shares of the Company's common stock and Series B Convertible Preferred Stock at the close of business on February 13, 2001, are entitled to notice of, and to vote at, the Special meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of a majority of the issued and outstanding shares of the Company's common stock and Series B Convertible Preferred Stock, voting together as one group, is necessary to approve Proposals 1 and 3. The affirmative vote of the holders of a majority of both the issued and outstanding shares of the Company's common stock and Series B Convertible Preferred Stock, voting separately as two classes, is necessary to approve Proposal 2.

     Each of the above proposals are corporate actions which give rise to dissenters' rights under the Colorado Business Corporation Act. A summary and discussion of dissenters' rights is set forth in the accompanying Proxy Statement.

     You are requested to complete and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ARE PRESENT IN PERSON AT THE SPECIAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            RICHARD E. KISSER,
                                            Secretary

Denver, Colorado
February 14, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              NO.
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE SALE OF ASSETS, THE MERGER,
  THE REINCORPORATION AND THE SPECIAL MEETING...............    1
SUMMARY.....................................................    7
COMPARATIVE UNAUDITED PER COMMON SHARE DATA.................   13
SELECTED CONSOLIDATED FINANCIAL DATA........................   14
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  INFORMATION...............................................   17
THE SPECIAL MEETING.........................................   18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   20
PROPOSAL ONE: SALE OF ASSETS................................   22
PROPOSAL TWO: REINCORPORATION...............................   24
PROPOSAL THREE: APPROVAL OF THE MERGER AGREEMENT............   32
CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE
  MERGER
  AND REINCORPORATION.......................................   45
CERTAIN INFORMATION CONCERNING THE COMPANY..................   47
CERTAIN INFORMATION CONCERNING AIQ..........................   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND
  RESULTS OF OPERATIONS.....................................   54
RISK FACTORS................................................   56
PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.......   64
RIGHTS OF DISSENTING SHAREHOLDERS...........................   69
OTHER MATTERS...............................................   71
INDEPENDENT PUBLIC ACCOUNTANTS..............................   71
FINANCIAL STATEMENTS OF ACTIVEIQ TECHNOLOGIES, INC..........   72

          QUESTIONS AND ANSWERS ABOUT THE SALE OF ASSETS, THE MERGER,
                  THE REINCORPORATION AND THE SPECIAL MEETING

Q:    WHY IS METEOR INDUSTRIES, INC. HOLDING THE SPECIAL MEETING?

A: Meteor Industries, Inc. is holding a special meeting for the following purposes:

      (1) to ask you to vote on a proposal to approve and adopt the Stock Purchase Agreement, dated as of January 30, 2001, by and between Meteor and Capco Energy, Inc., and the transactions contemplated by that agreement, including the sale of substantially all of the assets of Meteor, referred to as the "Asset Sale;"

      (2) to ask you to vote on a proposal to approve the reincorporation of Meteor under Minnesota law, which would be effected by merging Meteor with and into a newly formed and wholly owned subsidiary organized under Minnesota law; and

      (3) to ask you to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 11, 2001, by and among, Meteor, activeIQ Technologies, Inc. (referred to as "AIQ") and MI Merger, Inc., a wholly owned subsidiary of Meteor, and the transactions contemplated by that merger agreement, referred to as "the Merger."

      Copies of the agreements relating to the Asset Sale and the Merger are attached to this Proxy Statement and incorporated by reference as Appendices A and B, respectively. You are urged to read these agreements in their entirety.

Q: WHAT IS THE DETERMINATION AND RECOMMENDATION OF THE METEOR BOARD OF DIRECTORS WITH RESPECT TO THE ASSET SALE, REINCORPORATION AND THE MERGER?

A: Meteor's Board of Directors has approved each of the proposals to be considered at the Special Meeting, and has determined that each of the transactions are fair to and in the best interests of Meteor and its shareholders. Since three members of the Board of Directors are also directors of Capco Energy, however, the proposed sale of the Company's assets to Capco Energy constitutes an interested party transaction. Accordingly, in accordance with the Colorado Business Corporations Act, the Board makes no recommendation to shareholders concerning the approval of the proposed transactions which are discussed in this Proxy Statement. You must therefore consider the merits of the proposed transactions independently of the recommendation of the Company's Board of Directors. In making its determination and recommendation, the Board of Directors considered discussions with potential purchasers and merger candidates other than Capco, Meteor senior management, consultations with its legal counsel, and the opinion of Business Valuation Services, financial advisor
      to Meteor, dated as of             , 2001, that as of the date of that
      opinion, the consideration received by Meteor in exchange for substantially all of its assets and the consideration paid in the Merger was fair from a financial point of view to Meteor and its shareholders.

Q:    WHY IS METEOR PROPOSING THE ASSET SALE?

A: Meteor is proposing the Asset Sale for two principal reasons: (1) it is a condition to the consummation of the Merger; and (2) the amount of working capital necessary to conduct Meteor's business has increased significantly as the price of petroleum products has risen. In executing its business plan, Meteor has grown its business through acquisitions and mergers. Acquisitions are paid for with cash or stock. Meteor currently does not have cash flow or borrowing power sufficient to pay cash for acquisitions. Moreover, because of illiquidity and significant fluctuation in its stock price, Meteor's stock has not been sufficiently attractive to serve as currency to fund acquisitions. As a "small cap" company, Meteor has had difficulty raising capital through equity offerings because its has very little institutional interest in its stock. Having determined that Meteor no longer has a ready means by which to fund future acquisitions central to its business plan, Meteor's Board of Directors has determined that it is in Meteor's best interests to dispose of all or substantially all of its petroleum related businesses.

Q:    WHY ARE METEOR AND AIQ PROPOSING THE MERGER?

A: In the early spring of 2000 our Board met to evaluate the financial condition of the Company and the prospects for our future as a small independent regional refined petroleum product distribution company. Our Board of Directors determined that the outlook for the Company under its business plan was not good and that the interests of our shareholders might be better served by restructuring the Company or its business plan. In April of 2000, we hired a consultant, Henry Fong of the Fong Group, to assist and advise us on our strategic plan, evaluate restructuring alternatives and advise us with respect to prospective merger candidates. Independently and through Mr. Fong we evaluated many opportunities. In October 2000, Mr. Fong introduced us to AIQ, and after conducting our due diligence and discussing the fairness of the transaction with Business Valuation Services, on January 11, 2001 we executed the Agreement and Plan of Merger with AIQ. We decided to propose the merger because we believe that the assets of AIQ and the prospects of AIQ's business will give our shareholders a greater chance of realizing shareholder value than if we continue with our current petroleum business. AIQ is a development stage company attempting to allow small-to-medium size enterprises easy and efficient access to the "business to business" internet marketplace. The Board believes that if we can monetize our existing assets and invest them in AIQ, our shareholders have a better chance of maximizing value.

      AIQ is proposing the Merger in order to provide its shareholders with greater liquidity and to provide AIQ with greater access to capital markets for the continued development of its products and services.

Q:    WHY IS METEOR PROPOSING TO REINCORPORATE IN MINNESOTA?

A: We are reincorporating as a Minnesota corporation because it is a condition to the consummation of the Merger with AIQ. Upon the completion of the Asset Sale and the Merger, we will no longer maintain any offices, employees or assets in Colorado and will no longer conduct our operations from Colorado. Also, following the Merger, the surviving company will maintain its headquarters in Minnesota and will be run by AIQ management, who is more familiar with Minnesota law.

Q:    WHAT IS THE CURRENT BUSINESS OF AIQ?

A: AIQ, a development stage company based in Minneapolis, Minnesota, provides Internet infrastructure software and services for small to medium-sized companies through an affordable, service-based solution that quickly and seamlessly enables a wide variety of e-business applications. AIQ's Epoxy(sm) platform connects directly with a customers back end system and serves up its suite of e-business solutions. Epoxy(sm) currently offers integrated e-Commerce, CRM, and Account Tracking in its solutions suite. More services are constantly being created through in-house development and partnerships. One such partnership being a strategic relationship with Intranet Solutions, Inc. to offer Web content management solutions to small- and medium-sized businesses worldwide through the Epoxy(sm) platform

      As a result of its recent acquisition of Las Vegas-based Edge Technologies Incorporated, now an AIQ subsidiary, AIQ's business also includes Edge Technologies' web-enabled services known as Account Wizard, which is fully integrated with a business user's accounting system. Through automated daily updates, an Account Wizard enabled website is self-maintaining: after the initial build, there is no need to enter transactions twice, since Account Wizard accesses the accounting system directly.

Q:    WHAT WILL HAPPEN IN THE PROPOSED MERGER?

      As a condition of and prior to the Merger, the Company must reincorporate as a Minnesota corporation (which we will refer to as "New Meteor"). If the Merger is consummated, a wholly owned subsidiary of the New Meteor will merge with and into AIQ, the separate existence of the wholly owned subsidiary will cease, and AIQ will continue as the surviving corporation. Following the Merger, AIQ will be a wholly owned subsidiary of New Meteor. In connection with the reincorporation of the Company under Minnesota law to form New Meteor, your shares of Company stock will automatically convert into an equal number and class of shares of New Meteor.

Q:    WHAT WILL AIQ SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the Merger is consummated, in exchange for their shares of AIQ common stock, each AIQ shareholder will receive:

      - one share of New Meteor's common stock, and

      - a warrant to purchase 2 shares of New Meteor's common stock at a price of $5.50 per share for every 3 shares of AIQ common stock held by such shareholder (see "Proposal Three: Approval of the Merger
        Agreement -- The Merger Agreement -- The Merger Warrant").

      Provided that the Company raises at least $1,700,000 in the "MI Private Placement" (as defined in the Agreement and Plan of Merger attached as Appendix B), then the shares of New Meteor common stock issued to AIQ's shareholders may be adjusted depending on the amount of cash we have available at the time of the closing of the Merger. If we have less than $4,850,000 of cash available, then AIQ's shareholder will receive in the aggregate one additional share for each dollar of cash below $4,850,000. On the other hand, if we have more than $5,150,000 of cash available, then AIQ's shareholders will receive in the aggregate, one less share for every dollar of cash in excess of $5,150,000.

Q:    ARE THERE ANY CONDITIONS TO CONSUMMATION OF THE MERGER?

A: Yes, the consummation of the Merger is subject to the satisfaction or waiver of several conditions, including the approval by our shareholders of (1) the Merger, (2) the Asset Sale and (3) the reincorporation of the Company in Minnesota, as well as the approval of the Merger by the shareholders of AIQ. A discussion of these conditions is set forth at pages 39-40 of this Proxy Statement. If our shareholders do not approve all three of the proposals described in this Proxy Statement, the Company will not follow through with the Merger, the Asset Sale, or the reincorporation of the Company in Minnesota. While our Board will not consummate the Merger, the Asset Sale, or the reincorporation unless the shareholders of the Company approve all three proposals, certain other conditions of the Merger may be waived by our Board or the board of directors of AIQ. Similarly, certain conditions to the Asset Sale may also be waived by our Board of Directors or the board of directors of Capco.

Q:    WHAT ARE THE IMPLICATIONS OF THE PROPOSALS FOR METEOR'S CURRENT
      BUSINESSES?

A: If the Asset Sale, the reincorporation under Minnesota law and the Merger are approved by our shareholders, Meteor will sell all or substantially all of its assets and no longer own or operate its current business of distributing and marketing refined petroleum products. Instead, after the Merger, Meteor will carry on AIQ's business, under the leadership of AIQ's current management and the petroleum products business will continue to be operated by current employees under the ownership of Capco Energy.

Q:    WHAT ARE THE RISKS TO THE PROPOSALS?

A: Meteor's Board of Directors has determined that we should sell of all of our petroleum related operating assets. Capco, the purchaser, is also our largest shareholder. Three of our Board members are also members of the board of Capco. Capco is buying our assets. Capco is not withdrawing from the independent petroleum product distribution business. We are taking the consideration from Capco and investing it, by way of the proposed merger, in a development stage company that is attempting to provide small-to-medium size enterprises with easy and efficient access to the "business to business," or "B2B," internet marketplace. Our decision to withdrawal from our petroleum related business may be premature. Economic factors change quickly. AIQ's business plan may never be realized. It is possible that we will sell our existing assets to a related party at the bottom of the economic cycle for independent petroleum distributors and purchase a "B2B" internet company at the top of the market. Only time will tell whether the timing of our decision to sell our petroleum businesses to Capco and invest in AIQ was correct. If we sell our petroleum businesses and invest in AIQ, your return may be less than if we continued our current petroleum business.

Q:    WILL METEOR'S COMMON STOCK CONTINUED TO BE LISTED ON THE NASDAQ MARKET
      SYSTEM?

A: Currently, our common stock is listed on the Nasdaq SmallCap Market System. One of the conditions to the consummation of the Merger is that the parties receive assurances from Nasdaq that Meteor's common stock maintains its listing, or if Nasdaq requires a new listing application to be submitted, then Nasdaq shall have approved the application prior to consummation of the Merger. However, this condition may be waived by the parties' respective boards of directors. If our common stock is delisted from the Nasdaq SmallCap Market or if Nasdaq notifies us that upon completion of the Merger our common stock will be delisted, then the Merger will not be completed unless both parties agree to waive this condition. If both parties do waive this condition and Meteor's common stock is delisted from the Nasdaq SmallCap Market, then the common stock will likely be traded on the so-called "pink sheets" or the Electronic Bulletin Board. You are urged to review the section entitled "Risk Factors" for a discussion of the risks associated with de-listed stock.

Q:    WHEN WILL THE ASSET SALE AND MERGERS OCCUR?

A: We plan to complete the Asset Sale, the reincorporation and the Merger as soon as possible after the Special Meeting, subject to the satisfaction or waiver of the conditions to the stock purchase agreement with Capco Energy, Inc. and the merger agreement with AIQ. Although we cannot predict exactly when all conditions will be satisfied or waived, we hope to complete the transactions in the second quarter of 2001. The merger agreement provides for termination if the Merger is not consummated by April 16, 2001, unless the both parties agree to a later date.

Q:    ARE DISSENTERS' RIGHTS AVAILABLE AND HOW DO I EXERCISE THEM?

A: Yes, Colorado law provides that you may dissent from any of the three proposals to be considered at the Special Meeting. In order to perfect your dissenter's rights, you must first notify the Company prior to the Special Meeting in writing that you intend to vote against one or more of the proposals and, in fact, you must actually vote against a proposal. If the proposal from which you dissent is approved by our shareholders and that transaction is consummated, the Company will then notify you that you are entitled to demand payment for your shares and instruct you of the necessary steps in order to obtain such payment. If you do not comply with the procedures governing dissenters' rights set forth in Colorado law and explained elsewhere in this Proxy Statement, you may not be entitled to payment for your shares. You are urged to review the section of this Proxy Statement entitled "Rights of Dissenting Shareholders" for a more complete discussion of dissenters' rights.

Q:    WHAT DO I NEED TO DO NOW?

A: This Proxy Statement contains important information regarding the Asset Sale, the proposed reincorporation and the Merger, as well as information about us and AIQ. It also contains important information about what the management and board of directors, and the management and board of directors of AIQ, considered in evaluating the Merger. We urge you to read this Proxy Statement carefully, including the appendices, and to consider how the Asset Sale, the reincorporation and the Merger affects you as a shareholder.

Q:    HOW DO I VOTE?

A: Just indicate on your proxy card how you want to vote your shares of Meteor stock and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Special Meeting. You may also have the ability to vote electronically via the Internet or by telephone, as indicated on your proxy materials.

Q:    WILL METEOR ISSUE FRACTIONAL SHARES OF COMMON STOCK AS MERGER
      CONSIDERATION?

A: We will not issue fractional shares in the Merger. As a result, the total number of shares of our common stock that each AIQ shareholder will receive in the Merger will be rounded down to the nearest whole number and each AIQ shareholder will receive a cash payment for the value of any remaining fraction of a share of Meteor common stock that he or she would otherwise receive, if any, based on the closing sale price of our common stock on the effective date of the Merger.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE ASSET SALE, THE REINCORPORATION MERGER AND THE MERGER BY METEOR'S SHAREHOLDERS?

A: Each of the proposals to be considered at the Special Meeting must be approved by our shareholders in the following manner:

      - With respect to the Asset Sale, the affirmative vote of a majority of the issued and outstanding shares of our common stock and Series B Preferred Stock, voting together as a single class, is required to approve the transaction. Because of the potential conflict of interest presented by selling our assets to Capco, which is also one of our significant shareholders, and because three of the Company's directors are also directors of Capco, Capco has agreed to abstain from voting its shares in connection with the approval of the Asset Sale. However, shareholders of Capco who are also shareholders of Meteor should vote their shares in connection with approval of the Asset Sale as they see fit, even though Capco has agreed to abstain from voting its shares.

      - The reincorporation proposal must be affirmatively approved by both a majority of the issued and outstanding shares of our common stock and a majority of the issued and outstanding shares of our Series B Convertible Preferred Stock. With respect to this proposal only, our common shareholders and Series B Convertible Preferred shareholders will vote as two separate classes.

      - Like the Asset Sale, the Merger must be approved by the affirmative vote of at least a majority of the issued and outstanding shares of our common stock and Series B Preferred Stock voting together as a single class.

      If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted "FOR" each of the proposals. An "ABSTAIN" vote will not be voted at the Special Meeting, but will be counted as present for purposes of both establishing a quorum and as shares entitled to vote on a matter. Since each of the proposals to be considered must be approved by a majority of all shares entitled to vote on the matter, an abstention will have the same effect as a vote against a proposal.

Q:    WHAT IF SOME, BUT NOT ALL, OF THE PROPOSALS PRESENTED ARE NOT APPROVED?

A: All proposals must be approved for any of the transactions described in these proxy materials to be consummated. If any one of the proposals is not approved, none of the proposed transactions will be consummated.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING?

A:    The Special Meeting will be held on             , 2001 at           m.
      (Denver Time), at           , Denver, Colorado.

Q:    WHO CAN VOTE AT THE SPECIAL MEETING?

A: Holders of Meteor's common stock and Series B Convertible Preferred Stock who hold their shares of record as of the close of business on February 13, 2001, are entitled to notice of and to vote at the special meeting. On the record date, there were approximately 620 shareholders of record of Meteor common stock (approximately 565 of which are held in "street name") and approximately 4,077,903 shares of Meteor common stock were issued and outstanding. On the record date there were 365,000 shares of Meteor's Series B Convertible Preferred Stock outstanding, all of which were held by 5 shareholders.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR NOMINEE, WILL MY BROKER OR NOMINEE VOTE MY SHARES FOR ME?

A: Your broker or nominee will vote your shares only if you provide instructions on how you want your shares to be voted. You should follow the directions provided by your broker or nominee.

Q: CAN I CHANGE MY VOTE AFTER I HAVE VOTED BY TELEPHONE OR THE INTERNET OR MAILED MY PROXY CARD?

A: Yes. You may change your vote by revoking your proxy at any time before the polls close at the Special Meeting. You can do this in one of three ways:

      - timely delivery of a valid, later-dated proxy, including a proxy cast by telephone or the Internet;

      - written notice addressed to Corporate Secretary, Meteor Industries, Inc., 1401 Blake Street, Suite 200, Denver, Colorado 80202, before the Special Meeting that you have revoked your proxy; or

      - attendance at the special meeting in person and completing a ballot.

      You may not revoke your proxy by simply attending the Special Meeting unless you complete a ballot. If you have instructed a broker or nominee to vote your shares, you must follow directions from your broker or nominee to change those instructions.

Q:    WHAT DO I NEED TO DO NOW?

A: Please vote your shares as soon as possible, so that your shares are represented at the Special Meeting.

      TO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET FOLLOW THE INSTRUCTIONS APPEARING IN YOUR PROXY MATERIALS. IF YOU DO NOT WISH TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

      If you attend the Special Meeting, you may vote in person if you wish by completing a ballot at the Special Meeting, whether or not you have already signed, dated and returned your proxy card or voted by telephone or the Internet.

      Please review this Proxy Statement for more complete information regarding the matters proposed for your consideration at the Special Meeting.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies of this Proxy Statement or if you have questions about how to complete and return your proxy card and/or vote by
      telephone or the Internet, you should call                     at
                . If you have questions about other matters discussed in this Proxy Statement, please telephone Edward J. Names, Meteor's President and Chief Executive Officer, at (303) 572-1135.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and in the Appendices attached hereto. You are urged to review the entire Proxy Statement carefully. References in this Summary and throughout the Proxy Statement to "we," "us," "Meteor," or the "Company" refer to Meteor Industries, Inc. References to "AIQ" refer to activeIQ Technologies, Inc. The Company has supplied all information contained in this Proxy Statement relating to Meteor Industries, Inc. and its subsidiaries, and AIQ has supplied all information in this Proxy Statement relating to activeIQ Technologies, Inc. and its subsidiaries. Neither the Company nor AIQ makes any representation as to information contained herein supplied by the other company.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting will be held on             , 2001 at           .m.
(Denver Time) at             , Denver, Colorado.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

     Only holders of issued and outstanding shares of the Company's common stock and Series B Convertible Preferred Stock on February 13, 2001 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. As of the Record Date, there were approximately 4,077,903 shares of Company common stock outstanding, held of record by approximately 620 shareholders. All of the 365,000 shares of Series B Convertible Preferred Stock outstanding as of that date, were held of record by 5 shareholders. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the outstanding shares of the Company's common stock and Series B Convertible Preferred Stock is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, you will be asked to:

     - Approve the sale of substantially all of the Company's assets (the "Asset Sale") pursuant to the Stock Purchase Agreement with Capco Energy, Inc. dated January 30, 2001;

     - Approve the reincorporation of the Company under Minnesota law by merging the Company with and into a wholly owned subsidiary of the Company organized under Minnesota law; and

     - Approve the Agreement and Plan of Merger dated as of January 11, 2001 (the "Merger Agreement"), with AIQ and MI Merger, Inc., a Minnesota corporation and newly-formed wholly owned subsidiary of the Company ("Merger Sub").

SHAREHOLDER APPROVAL OF THE ASSET SALE AND THE MERGER

     Approval of the Asset Sale and the Merger requires the affirmative vote of at least a majority of all issued and outstanding shares of Company stock, both common stock and Series B Preferred Stock counted together and voting as a single class. It is expected that all 2,578,032 shares of common stock owned by the Company's officers and directors, which is 50.5 percent of the total number of outstanding shares of the Company's common stock, will be vote in favor of the Asset Sale and the Merger at the Special Meeting. Capco, the entity to whom all or substantially all of the assets of the Company are being sold, is also the beneficial owner of approximately 28 percent of the outstanding common stock of the Company. Capco has agreed to abstain from voting in connection with the approval of the Asset Sale, however, so as to avoid any apparent or actual conflict of interest.

SHAREHOLDER APPROVAL OF REINCORPORATION MERGER

     With respect to the reincorporation proposal, Colorado law provides that the holders of Company common stock and holders of the Series B Convertible Preferred Stock must vote as two separate classes. Approval of the reincorporation, which will be effected by the merging the Company with and into a wholly-owned Minnesota subsidiary, requires both (i) the affirmative vote of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting, and (ii) the affirmative vote of a majority of the issued and outstanding shares of the Series B Preferred Stock entitled to vote at the Special Meeting. If either class does not approve the proposed reincorporation by the affirmative vote of a majority of the issued and outstanding shares of that class, the proposal will fail. It is expected that all 2,578,032 shares of common stock owned by the Company's officers and directors, which is 50.5 percent of the total number of outstanding shares of the Company's common stock, will be voted in favor of the reincorporation proposal at the Special Meeting.

THE COMPANY

     The Company's is currently in the business of distributing refined petroleum products, primarily in the Western United States. In April 2000, the Company announced it would review strategic alternatives away from its historical business with the goal of enhancing shareholder value. As part of the proposed merger transaction with AIQ, the Company will divest itself of its historical businesses.

                           SUMMARY OF THE ASSET SALE

     Meteor is a holding company that owns Meteor Enterprises, Inc. ("MEI"). MEI owns the shares of the Company's other indirect subsidiaries or investees. MEI directly or indirectly owns and operates all of the Company's refined petroleum product distribution businesses. The Stock Purchase Agreement governing the terms and conditions of the Asset Sale provides for the sale of all of the issued and outstanding stock of MEI and, indirectly, the Subsidiaries to Capco Energy, Inc., 2922 Chapman Avenue, Suite 202, Orange, California 92869, a Colorado corporation, for a total purchase price of $5,500,000. Pursuant to the terms of the Stock Purchase Agreement, Capco has agreed to indemnify the Company, including its successors and assigns, assume all of the Company's liabilities or "Losses" (as defined in the Stock Purchase Agreement). Additionally, Capco, MEI and certain subsidiaries of MEI will release the Company of any and all claims any of them now have against the Company, or over will have. Capco is also the beneficial owner of a substantial amount of the Company's common stock.

                           SUMMARY OF REINCORPORATION

     As a condition to the Merger (summarized below), the Company is required to reincorporate under the laws of the State of Minnesota. The reincorporation will be effected through a merger of the Company with and into its newly-formed and wholly owned subsidiary, AIQ Acquisition, Inc., a Minnesota corporation (referred to in this Proxy Statement as "New Meteor"). Each outstanding share of capital stock of the Company will be automatically converted into a share of capital stock of New Meteor upon the effective time of the reincorporation merger. New Meteor will also assume all outstanding options and warrants to purchase Company common stock. See "Proposal Two: Reincorporation."

                             SUMMARY OF THE MERGER

ACTIVEIQ TECHNOLOGIES, INC.

     AIQ is a privately-held, development stage company that will provide Internet infrastructure software and services for small to medium sized companies through a service-based product line that will quickly and seamlessly connect sellers and buyers with minimal supplier-IT effort. Epoxy(sm), AIQ's core service, will connect directly with a customer's back-end system to streamline the buy/sell process. Epoxy(sm) currently offers fully integrated e-Commerce, customer relationship management (CRM), and account tracking and through its recent acquisition of Edge Technologies Incorporated, AIQ also offers small to medium-sized businesses the ability to build and maintain e-commerce enabled websites in an efficient manner.

     As of January 31, 2001, all of AIQ's 3,854,295 issued and outstanding shares of common stock and were held by an aggregate of 140 shareholders. AIQ also has approximately 1,500,000 shares reserved for issuance upon the exercise outstanding options and warrants. No public market exists for AIQ's common stock.

     AIQ is headquartered in suburban Minneapolis, Minnesota. Its address is 601 Carlson Parkway, Suite 1500, Minnetonka, Minnesota 55305 and its telephone number is (952) 449-5000. AIQ also maintains offices in Bedford, Massachusetts and Las Vegas, Nevada.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

     On           2000, the Company's Board of Directors determined that the
Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the reincorporation of the Company under Minnesota law, were advisable, fair to and in the best interests of the Company and its shareholders. In reaching its conclusion, the Board considered several factors, including:

     - The rising cost of credit and petroleum products has adversely affected the Company's ability to grow in what appears to the Company's management as a difficult financial climate for small independent distributors; and

     - The Company believes that AIQ's technology and business prospects offer its shareholders a greater chance of maximizing shareholder value than if the Company continued with its current operations.

     Although the Board of Directors has approved the Merger Agreement, pursuant to the Colorado Business Corporations Act ("CBCA"), it makes no recommendation to shareholders concerning approval of the Merger Agreement, the reincorporation or the Asset Sale. The Board makes no recommendation concerning the Merger Agreement because the Asset Sale to Capco Energy, a significant shareholder of the Company, constitutes an interested party transaction since three members of the Company's Board of Directors are also directors of Capco. Accordingly, a recommendation of the Board of Directors to approve either the Asset Sale or the Merger Agreement could result in a conflict of interest. Instead, shareholders must consider the merits of the Merger, the reincorporation, and the Stock Sale independent of any recommendation of the Board of Directors.

AIQ'S REASONS FOR THE MERGER

     On December 6, 2000, the board of directors of AIQ unanimously approved the Merger Agreement and the transactions contemplated in the Merger Agreement, determining they were advisable and in the best interests of AIQ and its shareholders. In reaching its conclusion, AIQ's board of directors considered the liquidity provided to its shareholders that the Merger affords, as well as the increased ability that AIQ will have to raise additional capital if and when that becomes necessary.

TERMS OF THE MERGER

     General. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into AIQ, with AIQ as the surviving corporation, which, following the effectiveness of the proposed reincorporation, will then be a wholly-owned subsidiary of New Meteor (the "Merger").

     Upon the consummation of the transactions contemplated by the Merger Agreement, in exchange for their shares of AIQ common stock, the AIQ shareholders will receive:

     - one share of New Meteor's common stock for each share of AIQ stock owned or held, and

     - a warrant to purchase 2 shares of New Meteor's common stock at a price of $5.50 per share for every 3 shares of AIQ common stock held (see "Approval of the Merger Agreement -- The Merger Agreement -- The Merger Warrant").

New Meteor will also assume all outstanding options and warrants to purchase shares of AIQ common stock. See "Approval of the Merger Agreement -- The Merger -- Effects of the Merger" for a more detailed discussion. The aggregate number of shares of New Meteor common stock to be received by the AIQ shareholders is subject to adjustment, depending upon the amount of cash available in New Meteor at the effective time of the Merger. See "Approval of the Merger Agreement -- The Merger Agreement -- Certain Conditions to Consummation of the Merger."

     The Merger will become effective upon the filing of articles of merger with the Minnesota Secretary of State. Assuming all conditions to the Merger are satisfied or waived, it is anticipated that the Merger will be completed within one week of the Special Meeting. At the effective time of the Merger, New Meteor will be renamed "Active IQ Technologies, Inc." and AIQ will be renamed "AIQ, Inc."

  Adjustment to Exchange Ratio

     As a condition to AIQ's obligation to complete the Merger, the Company is required to have a minimum $4,500,000 of cash available at the time of the Merger. Provided that the Company raises at least $1,700,000 in the "MI Private Placement" (as defined in the Merger Agreement), then the number of shares of New Meteor that each AIQ shareholder will receive as a result of the merger will increase or decrease as follows depending on the amount of cash the Company has available at the effective time of the Merger: for each dollar of available cash less than $4,850,000, the aggregate number of shares issued to AIQ shareholders will be increased by one share; and for each dollar of available cash in excess of $5,150,000, the aggregate number of shares issued to the AIQ shareholders shall be decreased by one share.

     Conditions to Closing. In addition to other conditions to consummation of the Merger customary to agreements of this type, the Merger Agreement provides that the obligation of the parties to effect the Merger are subject to the satisfaction, among others, of the following conditions, any of which may be waived by the parties:

     - the approval of each party's shareholders;

     - neither the Company nor AIQ having more than 3 percent of its shareholders dissent from the resolutions approving the Merger, or in the case of the Company, the resolutions approving the Asset Sale and the reincorporation;

     - the receipt of a favorable tax opinion indicating that the Merger will qualify as a tax-free exchange;

     - that Nasdaq shall not have provided any notice to the Company that the proposed Merger may jeopardize the continued listing of the Company's common stock on the Small Cap Market;

     - AIQ shall not have outstanding more than 4,555,000 shares of its common stock and not more than 1,500,000 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants;

     - the Company shall not have more than 10,200,000 shares outstanding on a fully-diluted basis immediately prior to the effective time of the Merger;

     - the Company shall be reincorporated as a Minnesota corporation; and

     - the Company shall have completed the Stock Sale or otherwise disposed of all of its assets and liabilities, except the Company must have a minimum of at least $4,500,000 of cash available.

     Termination of the Merger Agreement. The Merger Agreement may be terminated by either party if:

     - the shareholders of either company do not approve the requisite transactions contemplated by the Merger Agreement;

     - the number of shares of either AIQ or the Company dissenting from the Merger, in the case of AIQ, or the Stock Sale or reincorporation, in the case of the Company exceeds 3 percent;

     - the Merger has not been consummated by April 16, 2001, or a later date mutually agreed upon;

     - there has been a material misrepresentation, breach of warranty or breach of a covenant by the other party; or

     - there has been a material adverse change in the financial condition of the other party.

MANAGEMENT OF THE COMPANY AND THE SURVIVING COMPANY AFTER THE MERGER

     The Company has agreed that, as of the effective time of the Merger, the directors and all officers of the Company will resign, except for Edward J. Names, who will remain a director. Mr. Names, as the sole remaining director of the Company, will appoint Kenneth W. Brimmer, Ronald E. Eibensteiner, D. Bradly Olah, Vernon J. Hanzlik, Steven R. Levine and Steven Weiss, each of whom is currently a director of AIQ, as well as Ken Kaufman, the son of a current director of the Company, to serve as members of the Board of Directors until the next annual meeting of the shareholders. Immediately thereafter, Mr. Names will resign and the newly-comprised Board of Directors will elect those individuals serving as officers of AIQ immediately preceding the effective time of the Merger as officers of New Meteor. Biographical information concerning the new directors is set forth in "Approval of the Merger Agreement -- The Management of the Company and the Surviving Company After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain individuals who will serve as directors and executive officers of the Company following the effective time of the Merger currently have, and will have following the Merger, beneficial ownership of the Company's common stock. Assuming there is no adjustment in the exchange ratio, such directors and executive officers will be deemed to have such beneficial ownership of common Stock (as a percentage of outstanding shares) as follows:

                                                                               COMMON STOCK
                                                                            BENEFICIALLY OWNED
                                                       COMMON STOCK            AS IF MERGER
                                                   BENEFICIALLY OWNED AS      CONSUMMATED ON
                                                    OF JANUARY 31, 2001      JANUARY 31, 2001
                                                   ---------------------   ---------------------
Kenneth W. Brimmer...............................            0                    616,666
Ronald E. Eibensteiner...........................            0                    358,333
D. Bradly Olah...................................            0                    919,999
Steven A. Weiss..................................            0                     61,667
Steven R. Levine.................................            0                     13,467
Vernon J. Hanzlik................................            0                     93,333
Ken Kaufman......................................            0                          0
Pete Rockers.....................................            0                    300,000
Philip C. Rickard................................            0                    136,063

FAIRNESS OPINION

     Business Valuation Services ("BVS") provided its opinion to the Company's Board of Directors that, as of the date of its opinion, the consideration to be paid by the Company is fair from a financial perspective to the Company's shareholders. The full text of BVS' opinion is attached to this Proxy Statement as Appendix . In reaching its conclusion, BVS reviewed various corporate and public documents and performed other financial studies and analyses. See "Approval of the Merger Agreement -- The Merger Agreement -- Fairness Opinion."

LOCK-UP AGREEMENTS

     The Merger Agreement provides that at the closing, the directors and officers of the Company and AIQ will agree to lock-up certain shares of AIQ or Meteor common stock for a period of one year. AIQ's directors and officers will be restricted from transferring the shares underlying the options and warrants to purchase shares of AIQ common stock that such persons hold, subject to an exception for transferring up to 10 percent of the shares underlying the options and warrants held by such person during each month of the lockup period.

The Company's directors and officers are subject to a similar lockup agreement with respect to the shares underlying their options and warrants to purchase Company common stock. The Company's president, Edward Names, and Capco Energy have also agreed not to transfer their shares of Company common stock, subject to an exception allowing transfer of an amount equal to 1 percent of the total number of shares of Company common stock outstanding immediately following the effective time of the Merger during each three month period following the Merger.

ACCOUNTING TREATMENT

     Since, at the effective time of the Merger, the Company will have only monetary assets and no operations, the Merger will be accounted for as the issuance of stock by AIQ in exchange for the monetary assets of the Company. Accordingly, there will be no change in the recorded amount of AIQ's assets and liabilities. The monetary assets of the Company that are acquired as a result of the Merger will be recorded at their fair market value and no goodwill will be recorded.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is not expected that the Merger will result in any federal income tax consequences to shareholders of the Company other than any shareholders exercising dissenter's rights under the CBCA. See "Approval of the Merger Agreement -- Certain Federal Income Tax Effects."

REGULATORY APPROVAL

     The Company and AIQ each believe that no regulatory approvals are or will be required in connection with the Merger.

                            MARKET FOR COMMON STOCK

     The Company's common stock is currently traded on the NASDAQ SmallCap Market System under the symbol "METR." No established trading market exists for AIQ's common stock.

     The closing sale price per share of the Company's common stock, as reported on the NASDAQ SmallCap Market System on January 10, 2001, the last full trading day before the execution of the Merger Agreement by the Company, was $3.9375.

                  COMPARATIVE UNAUDITED PER COMMON SHARE DATA

     The following table presents selected comparative unaudited per common share date for the Company and AIQ on a historical and pro forma basis given effect to the merger pursuant to the terms of the agreement. The information presented below is derived from the combined historical financial statements of the Company and AIQ, including the related notes thereto, incorporated by reference and included elsewhere herein and the unaudited pro form condensed consolidated balance sheet and statements of operations, included elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

     The per share data set forth below is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                                                                                        METEOR
                                                                    AIQ              COMMON STOCK
                                                                COMMON STOCK    -----------------------
                                                                 HISTORICAL     HISTORICAL    PRO FORMA
                                                                 ----------     ----------    ---------
EARNINGS (LOSS) PER COMMON SHARE -- assuming dilution
  Nine months ended September 30, 2000......................       $(1.77)        $(0.16)      $(0.32)
  Nine months ended September 30, 1999......................       $(0.50)        $ 0.23
  Year ended December 31, 1999..............................       $(1.92)        $ 0.07       $(0.16)
  Year ended December 31, 1998..............................       $(0.79)        $ 0.31
  Year ended December 31, 1997..............................       $ 0.04         $ 0.16
DIVIDENDS (2)...............................................           --             --           --
BOOK VALUE -- SEPTEMBER 30, 2000............................       $ 0.48         $ 2.65       $ 1.35

              NOTES TO COMPARATIVE UNAUDITED PER COMMON SHARE DATA

     (1) The unaudited pro forma consolidated information per common share combines financial information of the Company and AIQ for the years ended December 31, 1999, 1998, 1997 and the nine months ended September 30, 2000.

     (2) Neither the Company nor AIQ have declared or paid dividends since their inception.

     (3) Historical book value per common share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period presented. Pro forma consolidated book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of common shares outstanding for the period ended September 30, 2000 for the Company and AIQ.

                      SELECTED CONSOLIDATED FINANCIAL DATA

       SELECTED HISTORICAL FINANCIAL DATA OF ACTIVEIQ TECHNOLOGIES, INC.

     The following table summarizes certain selected historical consolidated financial data of AIQ, which should be read in conjunction with the financial statements of AIQ, the related notes thereto and AIQ's "Management's Discussion and Analysis of Financial Condition," set forth elsewhere in this Proxy Statement. The statement of operations data set forth below for each of the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 2000, and the balance sheet data for the years ended December 31, 1998 and 1999, and the nine months ended September 30, 2000, are derived from the financial statements of AIQ attached to this Proxy Statement. The statement of operations data for the period from April 11, 1996 (inception) through December 31, 1996, and for the nine months ended September 30, 2000 and the balance sheet data for the years ending December 31, 1996 and 1997 and the nine months ended September 30, 2000, are unaudited. However, AIQ believes that such data reflects all adjustments (consisting of normal recurring entries) necessary for a fair presentation of such data. Historical results are not necessarily indicative of the results to be expected in the future.

                                  NINE MONTHS           YEARS ENDED DECEMBER 31            PERIOD FROM
                                     ENDED          --------------------------------      APRIL 11, 1996
                               SEPTEMBER 30, 2000     1999        1998        1997     TO DECEMBER 31, 1996
                               ------------------   ---------   ---------   --------   --------------------
STATEMENT OF OPERATIONS DATA:
Revenues.....................     $        --       $      --   $      --   $     --         $     --
Operating expenses...........     $ 1,985,482       $ 413,982   $  12,305   $  7,677         $ 17,956
                                  -----------       ---------   ---------   --------         --------
Loss from operations.........     $(1,985,482)      $(413,982)  $ (12,305)  $ (7,677)        $(17,956)
                                  -----------       ---------   ---------   --------         --------
Other income (expense).......     $   (35,472)      $ (47,999)  $$(132,187) $ 15,844         $(18,750)
                                  -----------       ---------   ---------   --------         --------
Net income (loss)............     $(2,020,954)      $(461,981)  $(144,492)  $  8,167         $(36,706)
                                  -----------       ---------   ---------   --------         --------
Basic and diluted net income
  (loss) per common share....     $     (1.77)      $   (1.92)  $   (0.79)  $   0.04         $  (0.16)
                                  ===========       =========   =========   ========         ========
Basic and diluted weighted
  average common shares
  outstanding................       1,140,790         240,394     183,667    228,000          228,000
                                  ===========       =========   =========   ========         ========


BALANCE SHEET DATA:
Total assets.................     $ 2,278,052       $ 473,664   $  72,014   $421,816         $262,272
Total liabilities............     $   656,015       $ 289,305   $ 241,827   $475,491         $295,979
Shareholders' equity
  (deficit)..................     $ 1,622,037       $ 184,359   $(169,813)  $(53,674)        $(33,706)
Common shares outstanding....       3,405,206         373,626     152,000    228,000          228,000

     AIQ has paid no cash dividends on its common stock.

         SELECTED HISTORICAL FINANCIAL DATA OF METEOR INDUSTRIES, INC.

     The following table summarizes certain selected historical consolidated financial data of the Company, which should be read in conjunction with the financial statements of the Company, the related notes thereto and its "Management's Discussion and Analysis of Financial Condition," incorporated by reference in this Proxy Statement. Effective November 2, 1995, the Company acquired 100% of the issued and outstanding common stock of Capco Resources Inc. ("CRI") in exchange for 1,745,000 shares of Company common stock. The acquisition was treated as a reverse acquisition of the Company by CRI. Accordingly, the results of operations of CRI are included in the following financial information since inception of CRI. The results of operations of the Company are included in the following financial information since November 2, 1995, the effective date of the acquisition.

                                     FOR NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,                      FOR THE YEARS ENDED DECEMBER 31,
                                 -----------------------   ------------------------------------------------------------
                                    2000         1999         1999         1998         1997         1996        1995
                                 ----------   ----------   ----------   ----------   ----------   ----------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales..........................  $  144,108   $  108,774   $  155,211   $  118,362   $   88,440   $   59,984   $  9,828
Cost of sales..................     127,438       90,520      130,417       97,558       75,439       49,644      7,373
Operating expenses.............      15,309       16,120       23,232       17,905       11,814        9,119      2,395
Other income (expense).........      (1,697)        (276)        (602)        (348)         397          (79)       (71)
Income (loss) from continuing
  operations...................        (551)         806          259        1,168          601          462        (74)
Income from discontinued
  operations...................          --           --           --           --           --           --      1,871
Net income.....................  $     (551)  $      806   $      259   $    1,168   $      601   $      462   $  1,796
Earnings (loss) per share:
Basic
  Continuing operations........  $     (.16)  $      .24   $      .07   $      .31   $      .16   $      .15   $   (.15)
  Discontinued operations......          --           --            B            B            B           B-       3.82
  Net income...................  $     (.16)  $      .24          .07          .31          .16          .15       3.67
Diluted:
  Continuing operations........  $     (.16)  $      .23   $      .07   $      .31   $      .16   $      .14   $   (.15)
  Discontinued operations......          --            B            B            B            B           B-       3.80
  Net income...................  $     (.16)  $      .23   $      .07   $      .31   $      .16   $      .14       3.65
Weighted average number of
  common shares and common
  share equivalents:
  Basic........................   3,527,509    3,430,805    3,454,146    3,792,197    3,821,061    3,184,397    489,035
  Diluted......................   3,527,509    3,477,738    3,459,798    3,796,864    3,862,826    3,227,496    492,535

                                    FOR NINE MONTHS
                                         ENDED
                                     SEPTEMBER 30,                        FOR THE YEARS ENDED DECEMBER 31,
                                    ---------------         ------------------------------------------------------------
                                         2000                  1999         1998         1997         1996        1995
                                    ---------------         ----------   ----------   ----------   ----------   --------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Current Assets.............           $   26,761            $   22,310   $   16,096   $   15,826   $    8,488   $  6,708
Property and Equipment.....               16,783                17,905       19,235       13,940        8,277      8,568
Other Assets...............                4,406                 4,780        4,059        2,175        3,669      3,273
Total Assets...............               47,950                44,995       39,390       31,941       20,434     18,549
Current Liabilities........               27,354                22,655       16,506       12,935        8,943      6,921
Long-term Debt.............                8,350                 5,865        6,390        2,912          446      2,195
Deferred Tax Liability.....                2,606                 2,606        3,686        2,288        1,773      1,894
Minority Interest..........                  250                 5,412        4,952        4,515        4,152      3,615
Stockholders' Equity.......                9,390                 8,457        7,856        9,291        5,120      3,924

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma financial data is derived from the Pro Forma Unaudited Consolidated Statements of Operations of Meteor Industries, Inc. for the year ended December 31, 1999, and for the nine months ended September 30, 2000, and a Pro Forma Unaudited Consolidated Balance Sheet of Meteor Industries, Inc. as of September 30, 2000, which are included elsewhere in this Proxy Statement. The Pro Forma Unaudited Consolidated Balance Sheets give effect to the acquisitions as if they occurred on September 30, 2000.

     The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, not is such information indicative of the future operating results or financial position of the Company after the Merger.

                                                               NINE MONTHS      YEAR ENDED
                                                                  ENDED        DECEMBER 31,
                                                              SEPT. 30, 2000       1999
                                                              --------------   ------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................    $       58      $       60
Operating expenses..........................................    $    2,683      $    1,328
Other income (expense)......................................    $      (40)     $      (56)
Net income (loss)...........................................    $   (2,665)     $   (1,324)
                                                                ----------      ----------
Basic and diluted net income (loss) per common share........    $     (.30)     $    (0.16)
Basic and diluted weighted average common shares
  outstanding...............................................     8,863,182       8,197,152
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $    8,690
Total assets................................................    $   11,863
Total liabilities...........................................    $      718
Shareholders' equity (deficit)..............................    $   11,145

          CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

     Certain information contained in this Proxy Statement which does not relate to historical financial information may be deemed to constitute forward looking statements. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (as amended). This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of the Company, Merger Sub and AIQ, and the effect of the Merger. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. The Company's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described in the section of this Proxy Statement entitled "Risk Factors." Neither the Company nor AIQ undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the
Company for use at the Special Meeting to be held on             , 2001 at
     .m. (Denver time) at                               , and at any adjournment
or postponement thereof.

MATTERS TO BE CONSIDERED

     At the Special Meeting, the holders of record of the Company's common stock and Series B Convertible Preferred Stock as of the Record Date, will: (1) consider and vote upon a proposal to approve the Asset Sale; (2) consider and vote upon a proposal to reincorporate the Company under Minnesota law; and (3) consider and vote upon a proposal to approve the Merger Agreement.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; VOTING; QUORUM

     The Company has fixed February 13, 2001, as the record date for the determination of the holders of the Company's common stock and Series B Convertible Preferred Stock entitled to notice of and to vote at the Special Meeting. Only holders of the Company's common stock and the Series B Convertible Preferred Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. As of the Record Date, there were approximately 4,077,903 shares of the Company's common stock outstanding, held by approximately 620 shareholders of record (approximately 565 of which are held in "street name") and there were 365,000 shares of Series B Convertible Preferred Stock held by approximately 5 shareholders of record. Each holder of record of common stock and Series B Convertible Preferred Stock of the Company is entitled to cast one vote per share of stock on all matters properly submitted for the vote of the Company's shareholders, exercisable in person or by properly executed proxy, at the Special Meeting.

     The presence, in person or by proxy, of holders of a majority of the shares of the Company common stock and Series B Convertible Preferred Stock outstanding as of the Record Date constitutes a quorum for the transaction of business at the Meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies. Abstentions will count towards quorum requirements.

     The proposal to reincorporate the Company under Minnesota law (Proposal
Two) must be approved by both (i) the affirmative vote of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting, and (ii) the affirmative vote of a majority of the issued and outstanding shares of our Series B Preferred Stock entitled to vote at the Special Meeting. As to the reincorporation proposal, a shareholder may: (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal, or (iii) "ABSTAIN" with respect to the proposal. Pursuant to Colorado law, because the proposals must be approved by an affirmative vote of a majority of the shares of each class outstanding and entitled to vote, a vote of "Abstain" has the same effect as a vote against the proposed reincorporation.

     The Asset Sale (Proposal One) and the Merger (Proposal Three) must be approved by the affirmative vote of at least a majority of all of the issued and outstanding shares of Meteor stock, both common stock and Series B Convertible Preferred Stock, counted together and voting as a single class. As to the Stock Sale and the Merger, a shareholder may: (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal, or (iii) "ABSTAIN" with respect to each proposal. Since the proposals must be approved by an affirmative vote of a majority of all of the outstanding shares of Meteor, both common stock and Series B Preferred Stock counted together and voting as a single class, a vote of "Abstain" has the same effect as a vote against the proposals.

SOLICITATION

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. Pursuant to the Merger Agreement, the expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Proxy Materials to shareholders, will be divided equally by the Company and AIQ. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its public relations firm or a proxy solicitation firm. Directors, officers and employees may also be used to solicit Proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy Materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Shares of Company common stock and Series B Convertible Preferred Stock represented by all properly executed proxies received at the Company's transfer agent prior to the date of the Special Meeting, will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of common stock and Series B Convertible Preferred Stock represented by such proxy will be voted "FOR" approval of the Stock Purchase Agreement, "FOR" approval of the reincorporation under Minnesota law, and "FOR" approval of the Merger Agreement.

     The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company's corporate secretary that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Special Meeting and voting in person.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables sets forth the number and percentage of shares of the Company's common stock owned beneficially, as of the Record Date, by any person, who is known to the Company to be the beneficial owner of 5 percent or more of the Company's common stock, and, in addition, by each director and each executive officer of the Company, and by all directors and executive officers as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

NAME AND ADDRESS                                                 AMOUNT AND NATURE       PERCENT OF
OF BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   COMMON STOCK
-------------------                                           -----------------------   ------------
Capco Energy, Inc. .........................................         1,139,000                28%
  2922 E. Chapman Ave. #202
  Orange, CA 92869
Ilyas Chaudhary.............................................         1,319,000(1)             31%
  2922 E. Chapman Ave. #202
  Orange, CA 92869
Edward J. Names.............................................           562,619(2)             13%
  1401 Blake Street, Suite 200
  Denver, CO 80202
Darrell O. Owen.............................................            54,719(3)              1%
  1401 Blake Street, Suite 200
  Denver, CO 80202
Richard Kisser..............................................            21,334(4)              *
  1401 Blake Street, Suite 200
  Denver, CO 80202
Dennis R. Staal.............................................           253,460(5)              6%
  2922 E. Chapman Ave. #202
  Orange, CA 92869
Irwin Kaufman...............................................           149,100(6)              4%
  8224 Paseo Vista Drive
  Las Vegas, NV 89128
Richard Dana................................................           218,000(7)              5%
  128 Ash Street
  Denver, CO 80220
Henry Fong..................................................           383,400(8)              9%
  2401 PGA Boulevard #190
  Palm Beach Gardens, FL 33040
Wayne Mills.................................................           924,000(9)             21%
  5020 Blake Road
  Edina, MN 55436
All Executive Officers and Directors as a Group (7
  persons)..................................................         2,578,032              50.5%

---------------

 *  less than 1 percent

(1) Includes 1,139,000 shares of the Company held by a subsidiary of Capco Energy, Inc. Mr. Chaudhary is Chairman of the Board, Chief Executive Officer and beneficially owns over 50% of its outstanding stock of Capco Energy, Inc. Mr. Chaudhary also beneficially owns 180,000 shares underlying stock options exercisable within 60 days by Mr. Chaudhary.

(2) Represents 40,240 shares held directly by Mr. Names, 265,000 shares held by NFF, Ltd., a limited partnership of which he served as general partner; 2,400 shares held by his wife of which he disclaims beneficial ownership, and 254,979 shares underlying stock options exercisable within 60 days by Mr. Names.

(3) Includes 1,201 shares held directly and 53,518 shares underlying stock options exercisable within 60 days held by Darrell O. Owen, who is President and Chief Executive Officer of certain of the Company's subsidiaries.

(4) Includes 21,334 shares underlying stock options exercisable within 60 days held by Richard Kisser, the Company's Chief Financial Officer.

(5) Includes 5,400 shares held directly by Mr. Staal; 71,500 shares held by PAMDEN, Ltd., a limited partnership of which Mr. Staal is general partner; 8,432 shares held by Mystique Resources Company which is wholly owned by PAMDEN, Ltd.; 600 shares held by an IRA and 167,528 shares underlying stock options exercisable within 60 days by Mr. Staal.

(6) Consists of 135,500 shares underlying stock options and warrants exercisable within 60 days by Mr. Kaufman and 13,600 shares owned by Mr. Kaufman directly.

(7) Consists of 218,000 shares underlying stock options exercisable within 60 days by Mr. Dana.

(8) Includes (i) 150,000 common shares and 90,000 warrants exercisable within 60 days held by Gulfstream Financial Partners LLC, an entity owned 100% by Mr. Fong, (ii) 123,400 common shares held directly by Mr. Fong, and (iii) 20,000 publicly traded warrants held directly by Mr. Fong. Does not include 120,000 shares of Series B Preferred Stock held of record by an irrevocable trust for the benefit of Mr. Fong's children that is convertible into 120,000 common shares and 120,000 warrants. The preferred stock can be converted immediately and the warrants are exercisable immediately upon conversion. Mr. Fong disclaims beneficial ownership of the shares because he has no beneficial interest in nor any voting power over the trust's assets.

(9) Includes (i) 50,000 shares held of record by his wife of which he disclaims beneficial ownership, (ii) 90,000 issuable upon exercise of warrants within 60 days, (iii) 584,000 common shares held directly, and (iv) 100,000 shares of Series B Convertible Preferred Stock that is convertible into 100,000 common shares and warrants to purchase 100,000 additional common shares. The Series B Convertible Preferred Stock can be converted immediately and the warrants are exercisable immediately upon conversion.

                                 PROPOSAL ONE:

                                 SALE OF ASSETS

GENERAL

     Meteor is a holding company that owns 100 percent of the outstanding stock of Meteor Enterprises, Inc. ("MEI"), which in turn owns several subsidiary entities (the "Subsidiaries"). The Subsidiaries own, operate and acquire independent refined petroleum product distribution companies. The Stock Purchase Agreement (attached as Appendix A to the Proxy Materials) provides for the sale of all of the issued and outstanding stock of MEI to Capco Energy, Inc., 2922 Chapman Avenue, Suite 202, Orange, California 92869, a Colorado corporation ("Capco"), for a total purchase price of $5,500,000. Pursuant to the terms of the Stock Purchase Agreement, Capco has agreed to indemnify the Company, including its successors and assigns, assume all of the Company's liabilities or "Losses" (as defined in the Stock Purchase Agreement). Additionally, Capco, MEI and certain subsidiaries of MEI will release the Company of any and all claims any of them now have against the Company, or over will have. Capco is also the beneficial owner of a substantial amount of the Company's common stock.

BACKGROUND AND REASONS FOR ASSET SALE

     The Company is proposing the Asset Sale for two principal reasons: (1) the disposition of all of the Company's assets is a condition to the consummation of the Merger, as described in this Proxy Statement. (2) The amount of working capital necessary to conduct the Company's business has increased significantly as the price of petroleum products has risen. In executing its business plan, the Company has grown its business through acquisitions and mergers. Acquisitions are paid for with cash or stock. Currently, the Company does not have cash flow sufficient to pay for acquisitions. Moreover, because of illiquidity and significant fluctuation in its stock price, the Company's stock has not been sufficiently attractive to serve as currency to fund acquisitions. As a Nasdaq SmallCap company, Meteor has had difficulty raising capital through equity offerings because it has very little institutional interest in its stock. Having determined that it no longer has a ready means by which to fund future acquisitions central to its business plan, the Board of Directors has determined that it is in the Company's best interests to dispose of all or substantially all of the Company's petroleum related businesses.

STOCK PURCHASE AGREEMENT

     You are urged to review the Stock Purchase Agreement, a copy of which is incorporated in and attached to this Proxy Statement as Appendix A, for a complete statement of the terms of the proposed sale of assets. The following summary is qualified in its entirety by the Stock Purchase Agreement, which provides a complete statement of the terms of the proposed Asset Sale.

EFFECTIVE DATE AND CONSEQUENCES OF THE SALE OF ASSETS

     The effective time of the Asset Sale will immediately precede the closing of the Merger, on the earliest practicable date following the day on which all of the obligations and conditions precedent set forth in the Stock Purchase Agreement are satisfied or waived but in no event later than the date the Merger is completed. It is anticipated that the closing of the Asset Sale will occur within one week of the date of the Special Meeting. Upon the consummation of the Asset Sale, the Company will no longer be obligated for any liabilities related to the Subsidiaries, or any of the operations or assets of the Subsidiaries.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Stock Purchase Agreement contains representations and warranties as to the organization, authority, and business of the Company and such representations and warranties will terminate at the Closing. The Stock Purchase Agreement contains representations and warranties as to the organization, authority and business of Capco and such representations and warranties will terminate at the closing. The Stock Purchase Agreement also contains certain covenants of Capco relating to the Subsidiaries and the Assets. Such covenants shall survive for a period of eight years. Further, the Stock Purchase Agreement contains covenants of Capco to indemnify the Company, which shall survive the closing.

RIGHTS OF THE COMPANY'S DISSENTING SHAREHOLDERS

     The proposed Asset Sale is a corporate action which gives rise to dissenters' rights under the CBCA. A summary and discussion of dissenters' rights available to Meteor shareholders is set forth in this Proxy Statement under the heading "Rights of Dissenting Shareholders."

FAIRNESS OPINION

     The Board of Directors of the Company has obtained a fairness opinion as to the fair market value of the Assets proposed to be sold upon consummation of the Asset Sale. The fairness opinion is attached to this Proxy Statement as Appendix " ".

     The Board of Directors engaged Business Valuation Services ("BVS") to perform the fairness evaluation. BVS, in the course of its corporate finance advisory operations, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public and private financing, and valuations for estate, corporate and other purposes.

     There are three generally accepted valuation approaches used in determining the fair market value of a business: (i) the income, (ii) the cost, and (iii) the market approach. Depending on the facts and circumstances surrounding a particular business, applying the different approaches independently can yield substantially different valuations. Professionals valuing businesses typically apply a simultaneous application of at least two of the three valuation approaches so as to arrive at mutually supporting conclusions indicating a reasonable range of values for any business analyzed.

     BVS elected to apply the income approach and the market approach in its fairness review, after determining that the value of the Company's petroleum business on a going concern basis is more directly related to its ability to generate a fair rate of return on invested capital, a factor that is more appropriately considered in the income and market approaches.

     In connection with its analysis, BVS reviewed various corporate and public documents, including but not limited to, the Stock Purchase Agreement, the Company's financial statements, historical stock trading prices, and industry and petroleum pricing data, and performed such other financial studies, analyses, inquiries, and investigations as BVS deemed appropriate.

     As a result of their analysis, BVS is of the opinion, subject to
assumptions and limitations set forth in Appendix      , that the consideration
to be received by the Company as a result of the Asset Sale is fair, from a financial point of view, to the Company and its shareholders.

     The amount of consideration to be received by the Company as a result of the Asset Sale was determined as a result of negotiations between Meteor and Capco.

INTERESTS OF CERTAIN ENTITIES

     In considering the Asset Sale, you should be aware that Capco, through a majority owned subsidiary, currently owns 28 percent of the Company's outstanding common stock. Therefore, Capco, as a shareholder of Meteor, has interests in the Asset Sale in addition to, and different from, the interests of the Company's shareholders generally. Prior to the effective date of the Asset Sale, the Company shall have received a written opinion acceptable to the Company in its sole discretion, stating that the consideration to be received by the Company pursuant to the Stock Purchase Agreement is fair to the Company and its shareholders from a financial point of view.

VOTE REQUIRED

     Approval of the Asset Sale requires the affirmative vote of at least a majority of all of the issued and outstanding shares of Meteor stock, both its common stock and Series B Convertible Preferred Stock counted together and voting as a single class. Because the Asset Sale must be approved by an affirmative vote of a majority of all of the outstanding shares of Meteor, both common stock and Series B Convertible Preferred Stock counted together and voting as a single class, a vote of "Abstain" has the same effect as a vote against the Asset Sale. As indicated above, Capco is also the beneficial owner of approximately 28 percent of Meteor's outstanding common stock. Accordingly, Capco has agreed to abstain from voting in connection with the approval of the Asset Sale so as to avoid any apparent or actual conflict of interest. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ASSET SALE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

     IN THE EVENT THAT THE MERGER AGREEMENT IS NOT APPROVED BY THE SHAREHOLDERS AT THE SPECIAL MEETING OR THE MERGER IS OTHERWISE ABANDONED PRIOR TO THE CONSUMMATION OF THE ASSET SALE, THE ASSET SALE WILL ALSO BE ABANDONED. SIMILARLY, THE MERGER AGREEMENT WILL BE TERMINATED IF THE ASSET SALE IS NOT APPROVED BY THE REQUISITE SHAREHOLDER VOTE AT THE SPECIAL MEETING.

                                 PROPOSAL TWO:

                                REINCORPORATION

     The following discussion summarizes certain aspects of the proposal to change the state of incorporation of the Company from Colorado to Minnesota. The change of the state of incorporation will be accomplished through the merger of the Company with and into its newly-formed wholly owned subsidiary, AIQ Acquisition, Inc., a Minnesota corporation (referred to as "New Meteor").

     The following discussion does not purport to be a complete statement of the terms of the reincorporation or of the provisions affecting, and differences between, your rights as a shareholder of the Company and your rights as a shareholder of New Meteor. This discussion is qualified in its entirety by the form of agreement and plan of merger between the Company and New Meteor (a copy of which is attached as Appendix D to this Proxy Statement), the articles of incorporation of New Meteor (attached to this Proxy Statement as Appendix E), the articles of incorporation and bylaws of the Company and by Colorado and Minnesota law. You are urged to review these materials.

GENERAL

     The Merger Agreement between the Company, Merger Sub and AIQ requires, as a condition to AIQ's obligations to consummate the Merger, that the Company reincorporate under Minnesota law. Accordingly, in connection with its adoption and approval of the Merger Agreement, the Board of Directors has approved the proposal to reincorporate the Company as a Minnesota corporation. In preparation of the submission of this proposal to the shareholders, the Company formed New Meteor by filing articles of incorporation with the Minnesota Secretary of State on January 31, 2001.

     If the shareholders approve the reincorporation proposal, as well as the Merger Agreement described in more detail under "Proposal Three," the Company will be merged with and into New Meteor and will cease to exist as a Colorado corporation. In the reincorporation merger, each outstanding share of common stock of the Company will be converted into one share of common stock of New Meteor and each outstanding share of the Company's Series B Convertible Preferred Stock will be converted into a share of New Meteor Series B Convertible Preferred Stock. Each outstanding certificate representing shares of the Company's capital stock will continue to represent the same number of shares of New Meteor stock. Thus, it will not be necessary for you to exchange your existing stock certificates for new stock certificates of New Meteor.

     Pursuant to the terms of the Merger Agreement, the post-Merger Board of Directors of New Meteor will be composed of Ken Kaufman, the son of a current Meteor director, and six other persons, all of whom are currently directors of AIQ. The Merger Agreement also provides that the persons who serve as officers of AIQ at the effective time of the Merger will serve as the officers of New Meteor after the Merger.

     The Company's 1993 Incentive Stock Option Plan and 1998 Incentive Equity Plan will be continued by New Meteor and any outstanding option or right issued pursuant to either plan will automatically be converted into an option or right to the same number of shares of common stock of New Meteor at the same price per share and upon the same terms and subject to the same conditions as set forth in Meteor's plans. New Meteor will also assume all currently outstanding options and warrants to purchase shares of Meteor common stock.

     AT THE EFFECTIVE TIME OF THE REINCORPORATION, THE RIGHTS OF THE SHAREHOLDERS OF NEW METEOR WILL BE GOVERNED BY MINNESOTA LAW AND BY NEW METEOR'S ARTICLES OF INCORPORATION AND BYLAWS, EACH OF WHICH WILL RESULT IN CHANGES IN YOUR RIGHTS AS SHAREHOLDERS. For additional information and details relating to the changes in the rights of shareholders, you are referred to and urged to read the Company's articles of incorporation and bylaws, the articles of incorporation and bylaws of New Meteor, and the discussion in this Proxy Statement under the headings "-- Comparative Rights of Holders of Meteor Capital Stock and New Meteor Capital Stock."

     It is anticipated that the reincorporation will become effective as soon as practicable following the date of the Special Meeting. In any event, since the Company's reincorporation is a condition to AIQ's obligations to consummate to Merger, the reincorporation will be complete at or prior to the effective time of the Merger. IN THE EVENT THE PROPOSED MERGER WITH AIQ IS ABANDONED PRIOR TO REINCORPORATION, THE PROPOSAL TO REINCORPORATE WILL ALSO BE ABANDONED AND YOUR RIGHTS AS A SHAREHOLDER WILL CONTINUE TO BE GOVERNED BY COLORADO LAW AND THE COMPANY'S EXISTING ARTICLES OF INCORPORATION AND BYLAWS. SIMILARLY, IF THE REINCORPORATION PROPOSAL FAILS, AIQ WILL HAVE THE RIGHT TO TERMINATE THE MERGER AGREEMENT.

APPROVAL OF SHAREHOLDERS; BOARD RECOMMENDATION

     The reincorporation proposal must be approved by both (i) the affirmative vote of at least a majority of the issued and outstanding shares of Company common stock entitled to vote at the Special Meeting, and (ii) the affirmative vote of a majority of the issued and outstanding shares of the Company's Series B Preferred Stock entitled to vote at the Special Meeting. Because the proposals must be approved by an affirmative vote of a majority of all of the outstanding shares of Meteor, both common stock and Series B Preferred Stock counted separately and voting as separate classes, a vote of "Abstain" will have the same effect as a vote against the reincorporation. A vote to approve the reincorporation proposal will constitute specific approval to take all other actions necessary to implement the reincorporation. You have the right to dissent from the reincorporation proposal. See "Rights of Dissenting Shareholders."

     THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE REINCORPORATION MERGER. Pursuant to the CBCA (CRS 7-111-103(2)(a)), because the proposed reincorporation could constitute a conflict of interest transaction, the Company's Board of Directors makes no recommendation to shareholders concerning the approval of the reincorporation. The proposed reincorporation could constitute a conflict of interest transaction because the Asset Sale, upon which the reincorporation is conditioned, is an interested party transaction whereby all or substantially all of our assets will be sold to one of the Company's shareholders, Capco and because three of the Company's directors are also directors of Capco. Therefore, shareholders must consider the merits of the proposal to reincorporate under Minnesota law, independent of the recommendation of the Board of Directors. Shareholders should note, however, that all of the directors of the Company intend to vote all shares of common stock under their control in favor of such proposal and have determined that the terms and conditions of the plan of merger between the Company and New Meteor are fair from an financial point of view to the shareholders and in the Company's best interests. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE REINCORPORATION PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

REASONS FOR REINCORPORATION

     The reincorporation of the Company under Minnesota law is a condition to AIQ's obligations to consummate the Merger. The management of AIQ, which will manage the Company following the Merger, seeks to reincorporate because, following consummation of the Merger, the Company will no longer conduct any operations within the State of Colorado. The Company will have disposed of substantially all of its assets and will no longer maintain an office or employees in Colorado. Additionally, the post-Merger officers and directors of the Company are mostly all Minnesota residents and the Company will be headquartered in Minnesota. For a discussion of certain differences in shareholders' rights and the powers of management under the CBCA and the Minnesota Business Corporation Act ("MBCA"), see
"-- Comparative Rights of Holders of Meteor Capital Stock and New Meteor Capital Stock" below.

COMPARATIVE RIGHTS OF HOLDERS OF METEOR CAPITAL STOCK AND NEW METEOR CAPITAL
STOCK

     Assuming the reincorporation is approved by the requisite shareholder vote at the Special Meeting, the holders of the Company's capital stock, whose rights are currently governed by the CBCA and the Company's articles of incorporation and bylaws, will become shareholders of New Meteor, which is a Minnesota corporation. Accordingly, their rights will be governed in accordance with Minnesota law and New Meteor's articles of incorporation and bylaws. Certain differences in the rights of shareholders arise from distinctions between the CBCA and the MBCA, as well as from the Company's articles of incorporation and bylaws as compared to New Meteor's articles of incorporation and bylaws. The following is a brief description of those differences. This discussion is not intended to be a complete statement of the differences, but rather a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. The identification of certain provisions or differences is not meant to indicate that other equally or more significant differences do not exist. The following summary discussion is qualified in its entirety by reference to the CBCA, MBCA, the articles of incorporation and bylaws of the Company and the articles of incorporation and bylaws of New Meteor, to which shareholders are referred.

  Authorized Capital Stock

     The Company. The Company's articles of incorporation, as amended, authorize the issuance of up to 11,000,000 shares of capital stock, $.001 par value per share in the case of common stock and a par value as determined by the Board of Directors in the case of preferred stock. As of the Record Date, there were 4,077,903 shares of the Company's common stock and 365,000 shares of the Company's Series B Convertible Preferred Stock issued and outstanding. Each share of Series B Convertible Preferred Stock is convertible into one share of the Company's common stock and a warrant, exercisable until May 15, 2005, to purchase one share of common stock at a price of $2.50 per share. The Company's common stock and Series B Convertible Preferred Stock are the only classes or series of capital stock issued and outstanding.

     New Meteor. New Meteor's articles of incorporation authorize the issuance of up to 40,000,000 shares of undesignated capital stock, of which 365,000 shares have been designated as "Series B Convertible Preferred Stock." The terms and conditions of New Meteor's Series B Convertible Preferred Stock are substantially identical to the Company's Series B Convertible Preferred Stock. Shares of New Meteor common stock have a par value of $.01 per share and New Meteor's Series B Convertible Preferred Stock has a par value of $1.00 per share. The board of directors of New Meteor shall determine the rights, preferences, limitations and other conditions, to the extent permitted by Minnesota law, of any class or series of New Meteor capital stock before the issuance of such shares. The issuance of such shares does not require the approval of the holders of New Meteor common stock.

  Size of Board of Directors; Classes of Directors

     The Company. The CBCA requires a corporation to have at least one director and requires that the number of persons constituting a corporation's board of directors, whether a specific number or a range of size, be fixed by or in accordance with the bylaws. Colorado law permits either the board of directors or the shareholders to amend the provision in the bylaws that establishes the number of directors. The CBCA permits staggered terms for directors divided into two or three groups if the articles so provide. The Company's bylaws provide for a board of three to nine directors. The Company's bylaws also provide that the Board of Directors may decrease the number of directors to fewer than three only if there are less than three shareholders of record. Neither the Company's articles of incorporation nor bylaws provide for staggered terms for directors.

     New Meteor. The MBCA requires that a corporation must have at least one director and that the number of directors must be fixed in the manner provided in the articles or bylaws, and permits the board of directors to be divided into classes as provided in the articles or bylaws. The proposed bylaws of New Meteor provide that the board of directors shall initially consist of seven directors, which number may be increased or decreased by shareholder resolution, or increased by a majority vote of the board of directors. Neither the articles of incorporation nor the proposed bylaws of New Meteor divide the board of directors into more than one class.

  Cumulative Voting for Directors; Preemptive Rights

     The Company. The CBCA requires cumulative voting in the election of directors unless the corporation's articles provide otherwise. Shareholders do not have preemptive rights unless the corporation's articles so provide or, in some circumstances, unless the corporation was in existence in June 1994 and its articles do not deny preemptive rights. The Company's articles deny both cumulative voting and preemptive rights.

     New Meteor. Under the MBCA, a shareholder has cumulative voting rights and preemptive rights unless the articles provide otherwise. The articles of incorporation of New Meteor deny cumulative voting and preemptive rights.

  Removal of Directors

     The Company. Under the CBCA, shareholders may remove a director with or without cause if the corporation's articles do not provide otherwise and if the number of votes cast in favor of removal exceeds the number of votes cast against removal. If, however, a director was elected by a "voting group" of shareholders, only the shareholders of that voting group may vote to remove the director. A "voting group" is all the shares of one or more classes or series entitled to vote together pursuant to the CBCA or a corporation's articles. The Company's articles of incorporation do not limit a shareholder's right to vote to remove a director without cause.

     New Meteor. Under the MBCA, unless a corporation's articles or bylaws provide otherwise, any director may be removed by the board at any time, with or without cause, if the director was named by the board to fill a vacancy, the shareholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal of such director, and a majority of the remaining directors affirmatively vote for the removal of such director. Shareholders may remove directors at any time, with or without cause, by an affirmative vote of the majority of the voting power of all shares entitled to vote at an election of directors; provided that, if a director has been elected solely by the holders of a class or series of shares, then that director may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series. New Meteor's articles and proposed bylaws do not alter these statutory provisions.

  Filling Vacancies on the Board of Directors

     The Company. Under the CBCA, unless the articles provide otherwise, any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders or the board of directors. If the number of directors remaining in office constitute fewer than a quorum of the board, the remaining board members may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group, and if any remaining directors were elected by such voting group, only such directors may vote to fill the vacancy, or, if it is filled by the shareholders, only such voting group may vote to fill the vacancy. The Company's articles do not alter these procedures.

     New Meteor. Under the MBCA, unless a corporation's articles or bylaws provide otherwise, (i) a vacancy on a corporation's board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the board, and (iii) any director elected pursuant to clause (i) or (ii) above can hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. The articles of incorporation and proposed bylaws of New Meteor are consistent with these procedures for filling vacancies on the board of directors.

  Shareholder Power to Call Special Meeting of Shareholders

     The Company. Under the CBCA and according to the Company's bylaws, a special meeting of shareholders may be called by the board of directors or persons authorized by the board, the President, the corporation's legal counsel, or holders of at least 10% of all shares entitled to cast votes at such a meeting.

     New Meteor. The MBCA and New Meteor's proposed bylaws allow a special meeting of shareholders to be called by the President, a Vice-President in the absence of the President, the Treasurer, the board of directors or two or more directors, or a shareholder or shareholders holding 10% or more of the voting power (or, in the case of a meeting to approve a business combination, 25% or more of the voting power) of all shares entitled to vote. Any business conducted at a special meeting of shareholders must be confined to the purposes stated in the notice of meeting.

  Right to Inspect Corporate Records

     The Company. Under the CBCA, a shareholder is entitled to inspect, upon five days notice:

          (a)
           the articles of incorporation;

          (b)
           the bylaws;

          (c)
           all minutes of shareholders' meeting for the past three years;

          (d)
           all written communications within the past three years to shareholders;

          (e)
           the names and business addresses of current directors and officers;

          (f)
           the most recent corporate report; and

          (g)
           the annual and published financial statements for the past three years.

     In addition to the above, in some circumstances a shareholder is entitled to inspect excerpts from board, shareholder and committee minutes, accounting records and the corporation's share register. A shareholder may only inspect these additional corporate records if he or she has been a shareholder for at least three months preceding his or her demand or holds at least 5% of all the outstanding shares of any class of shares, and if such demand is made in good faith and for a proper purpose. The requested corporate records must be described with reasonable particularity and relate to the stated purpose.

     New Meteor. The MBCA provides that a shareholder of a privately held corporation has an absolute right to inspect, at any reasonable time, the share register and certain corporate records, similar to those records available to a shareholder of a Colorado corporation, within ten days of the corporation's receipt of a written demand. A shareholder of a privately held corporation has the right to inspect additional corporate records only upon demonstration of a proper purpose.

     A shareholder of a publicly held corporation has the right, upon written demand, to inspect the corporation's share register and other corporate records only if the shareholder demonstrates a proper purpose. The requested corporate records must be reasonably related to the stated purpose and described with reasonable particularity.

  Dissenter/Appraisal Rights

     The Company. Under the CBCA, shareholders have the right, under certain circumstances, to dissent from certain corporate transactions, principally mergers and consolidations, by demanding payment in cash for their shares equal to the fair value of such shares. The CBCA provides that a shareholder is entitled to dissenters' rights in the event of (1) a merger, if shareholder approval is required by the CBCA or the articles of incorporation, or if the corporation is a subsidiary merging with its parent corporation; (2) a plan of share exchange if the corporation's shares will be acquired; (3) a sale or other disposition of all or substantially all of the corporation's property, or the property of a subsidiary of the corporation, if a shareholder vote is required by the CBCA; and (4) in some circumstances, a reverse stock split. However, a shareholder is generally not entitled to exercise dissenters' rights with respect to any shares which were listed on a national securities exchange or on the Nasdaq National Market System, or which were held of record by more than 2000 shareholders, as of the record date. See "The Special
Meeting -- Rights of Dissenting Shareholders."

     New Meteor. Under Minnesota law, dissenters' rights are available in the event of (1) certain amendments of the articles that materially and adversely affect the rights or preferences of the dissenting shareholder's shares; (2) certain dispositions of all or substantially all of the assets of the corporation; (3) a plan of merger; (4) a plan of share exchange if the corporation's shares will be acquired; or (5) any other corporate action taken by shareholder vote where the articles, bylaws or a board resolution provide for dissenters' rights. However, unless the articles of incorporation, bylaws, or a board resolution provide otherwise, dissenters' rights are not available in a merger, to a shareholder of the surviving corporation whose shares are not entitled to be voted on the merger and are not canceled or exchanged in the merger, or in a plan of exchange, to a shareholder of the corporation whose shares will be acquired with respect to shares that are not entitled to be voted on the exchange or exchanged pursuant to the exchange. Unlike the CBCA, the MBCA does not limit the exercise of dissenters' rights by shareholders of publicly held corporations.

  Limitations on Director Liability

     The Company. The CBCA allows a corporation to include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of a fiduciary duty as a director, except for:

     - any breach of the director's duty of loyalty;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - distributions that are illegal under applicable law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission occurring prior to the date when the provision in the charter eliminating or limiting liability became effective.

     The Company's articles of incorporation eliminate personal liability for a breach of a fiduciary duty.

     New Meteor. The corresponding provisions of the MBCA are substantially similar. New Meteor's articles of incorporation also contain a provision eliminating the personal liability of a director to the maximum extent allowed by law.

  Indemnification

     The Company. The CBCA provides that, unless the articles of incorporation provide otherwise, a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in a legal proceeding to which such director or officer was a party due to his or her position or former position with the corporation. A corporation may also indemnify a person made a party to a legal proceeding due to his or her current or former position as a director of the corporation if such director acted in good faith, had no reasonable cause to believe his or her conduct was unlawful, and if acting in an official capacity, acted in the corporation's best interests, or if acting in an unofficial capacity, acted in a manner not opposed to the corporation's best interests. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in any other proceeding in which the director was adjudged liable on the basis of deriving an improper personal benefit. The CBCA permits corporations to indemnify officers, employees, fiduciaries and agents to the same extent as directors. The Company's articles of incorporation provide that the corporation may indemnify directors, officers, employees, fiduciaries and agents to the full extent permitted by the CBCA.

     New Meteor. The MBCA contains broader indemnification requirements than the CBCA. Unless the corporation's articles or bylaws provide otherwise, Minnesota law requires indemnification of any person made or threatened to be made a party to a legal proceeding relating to his or her position or former position as a director, officer or employee of the corporation, or service as a director, officer, employee or agent of another organization at the request of the corporation, if such person meets certain additional requirements. To be indemnified pursuant to this section, the director, officer or employee must have acted in good faith; received no improper personal benefit; and reasonably believed his or her conduct was in the best interests of the corporation, or, as to acts or omissions relating to service for another organization, reasonably believed such conduct was not opposed to the best interests of the corporation. Additionally, in the case of a criminal proceeding, such director, officer or employee must have had no reasonable cause to believe the conduct was unlawful, and in the case of any proceeding involving a director, such director must have complied with the MBCA section regarding director conflicts of interest. New Meteor's bylaws provide for the indemnification of officers, directors, employees and agents to the fullest extent permitted by the MBCA.

  Amendment of Articles and Bylaws

     The Company. The CBCA provides that the board of directors may amend the articles prior to the issuance of shares, and thereafter the board of directors may make certain amendments to the articles without shareholder approval, including deleting the names of the initial directors and initial registered agent. Other amendments must be proposed by a majority vote of the board of directors or by the holders of at least 10% of the shares entitled to vote on such amendments, and unless the articles or bylaws adopted by the shareholders provide otherwise, approved by the shareholders by a majority vote of all shares entitled to vote. Shareholders are entitled to vote as a voting group on certain amendments that would affect the rights of such voting group. The board of directors may amend the bylaws, unless the CBCA or a corporation's articles or bylaws provide otherwise, and the shareholders may also amend a corporation's bylaws at a meeting of the shareholders by a majority vote of all shares entitled to vote. The Company's charter documents are consistent with these statutory provisions.

     New Meteor. The MBCA provides that if a corporation has not issued shares, the incorporators or the board of directors may amend the articles. Further, if shares of a particular class or series have not been issued, the board may amend a statement establishing the rights and preferences of that class or series. After the issuance of shares, amendments to the articles must be proposed by a majority vote of the board of directors or by shareholders holding at least 3% of the voting power of the shares entitled to vote, and approved by the shareholders by a majority vote of all shares entitled to vote, unless the articles of incorporation require a larger proportion. Voting by a class or series of shareholders is required in certain circumstances where an amendment to the articles would affect the rights of holders of that class or series. The board of directors has the power to adopt, amend, or repeal the bylaws. However, if shareholders holding 3% of the voting power of the shares entitled to vote propose to adopt, amend, or repeal bylaws, the shareholders may approve such action by a majority vote of all shares entitled to vote, unless the articles require a larger proportion. New Meteor's bylaws provide that the board of directors may not adopt, amend, or repeal certain bylaws, including those relating to the removal of directors, vacancies on the board of directors, and the number of directors, other than to increase such number.

  Actions By Shareholders Without a Meeting

     The Company. The CBCA provides that, unless the articles of incorporation require certain actions to be voted upon at a meeting of shareholders, an action required or permitted to be taken at a meeting may be taken by written action only if signed by all of the shareholders entitled to vote on that action. The Company's articles of incorporation do not alter the foregoing rule.

     New Meteor. Under the MBCA, an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action only if signed by all of the shareholders entitled to vote on that action.

  Actions By Directors Without a Meeting

     The Company. The CBCA provides that, unless the bylaws require certain actions to be voted upon at a meeting of the board of directors, an action required or permitted to be taken at a meeting by written action only if signed by all of the directors. The Company's bylaws do not alter the foregoing rule.

     New Meteor. Unlike the CBCA, the MBCA provides that if the corporation's articles of incorporation so provide, an action required or permitted to be taken at a meeting of the board of directors may be taken by written action signed by the same number of directors that would be required to take the same action at a meeting of the board at which all directors were present. New Meteor's bylaws provide that the acts of a majority of the directors present at a meeting constitute the acts of the board and New Meteor's articles of incorporation provide that the board of directors may take any action required or permitted to be taken at a meeting of the directors by the written consent of the same number of directors required if such action was to be taken at a meeting at which all directors were present.

  Mergers, Share Exchanges and Sales of Assets

     The Company. Under the CBCA, a plan of merger, a share exchange or a sale of all, or substantially all, of a corporation's assets must be approved by each voting group entitled to vote separately on the plan by a majority of all votes entitled to be cast on the plan by that voting group. Under the CBCA, shareholder approval is not required for a merger or consolidation if the articles of incorporation will not be amended in the transaction, if each shareholder before the transaction will continue to hold the same number of shares with identical rights after the transaction, and if the number of voting shares issuable as a result of the merger and the number of participating shares (i.e., shares that entitle the holder to participate without limitation in distributions) immediately after the transaction, plus those issuable upon conversion or exercise of other securities or obligations issued in the transaction, will not exceed by more than 20 percent the number of shares with voting power and the numbers of participating shares, as the case may be, immediately before the transaction. The Company's articles of incorporation and bylaws do not contain any provision altering these voting requirement.

     New Meteor. The MBCA, like the CBCA, generally requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote for approval of mergers and consolidations or the sale or exchange of all, or substantially all, of a corporation's assets. Under the MBCA, as with the CBCA, shareholder approval is not required for a merger or consolidation if the articles of incorporation will not be amended in the transaction, if each shareholder before the transaction will continue to hold the same number of shares with identical rights after the transaction, and if the number of shares issuable with voting power and the number of participating shares (i.e., shares that entitle the holder to participate without limitation in distributions) immediately after the transaction, plus those issuable upon conversion or exercise of other securities or obligations issued in the transaction, will not exceed by more than 20 percent the number of shares with voting power and the numbers of participating shares, as the case may be, immediately before the transaction. Neither the articles of incorporation of New Meteor nor its bylaws alter these voting provisions.

  Takeover Statutes

     The Company. The CBCA does not contain provisions designed to deter takeovers of public corporations, such as those provisions of the MBCA discussed herein.

     New Meteor. Minnesota's control share acquisition statute requires disinterested shareholder approval for any acquisition of shares of an "issuing public corporation" which results in the "acquiring person" owning more than a designated percentage of the outstanding shares of such corporation. Shares beneficially owned by the acquiring person that exceed certain share ownership thresholds lose their voting power unless and until the acquiring person discloses certain information to the corporation and voting rights are granted by the shareholders at a special or annual meeting of the shareholders or the shares are transferred to an unaffiliated third party. These shares may also be subject to redemption rights in various circumstances. The Minnesota control share acquisition statute applies unless the "issuing public corporation" opts out of the statute in its articles of incorporation or bylaws approved by its shareholders. New Meteor has opted out of such provisions in its articles of incorporation.

     The MBCA also prohibits a Minnesota public corporation from engaging in a "business combination" with an "interested shareholder" for a period of 4 years after the date of a transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner.

"Business combination" includes mergers, asset sales, certain issuances of stock and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person or an entity who is the beneficial owner of 10% or more of the voting power of the outstanding shares entitled to vote of the issuing public corporation, or who is an affiliate or associate of the corporation and at any time within the four years prior to the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares entitled to vote of the issuing public corporation. Like the provisions in the MBCA relating to control share acquisition, the provisions of the MBCA relating to business combinations with interested shareholders apply unless the articles of incorporation contain a provision expressly electing to not be subject to such provisions. New Meteor's articles of incorporation expressly elect not to be subject to these provisions of the MBCA.

  Anti-Greenmail Provisions

     The Company. The CBCA does not contain an anti-greenmail provision similar to Minnesota's statute discussed herein.

     New Meteor. The MBCA contains a provision which limits the ability of a corporation to pay greenmail. Pursuant to the statute, a publicly held corporation is prohibited from purchasing or agreeing to purchase any shares from a person (or two or more persons who act as a partnership, limited partnership, syndicate or other group pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise for the purpose of acquiring, owning or voting shares of the publicly held corporation) who beneficially owns more than 5% of the voting power of the corporation if the shares have been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase would not violate the statute if the purchase is approved at a meeting of the shareholders by the majority of all shares entitled to vote or if the corporation makes an offer of at least of equal value per share to all holders of the class or series and holders of any class or series into which the securities may be converted.

                                PROPOSAL THREE:

                        APPROVAL OF THE MERGER AGREEMENT

     The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached hereto, including the Merger Agreement, which is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. You are urged to read Appendix B in its entirety.

BACKGROUND OF THE MERGER

     On October 26, 2000, the Company entered into a non-binding letter of intent to merge with AIQ. Negotiations subsequent to the letter of intent led to definitive agreements concerning the Merger. Prior to negotiating the letter of intent, neither the Company nor any of its subsidiaries or affiliates were involved in any negotiations, transactions, mergers, acquisitions, or consolidations with AIQ or any of its affiliates.

     As contemplated by the letter of intent, on January 11, 2001, the date of the Merger Agreement, the Company purchased 400,000 shares of AIQ common stock for $1.1 million in cash. To finance this purchase and obtain additional working capital, the Company sold to private investors, some of which are current shareholders of the Company, 120,000 units of its securities at a price of $15 per unit, each unit consisting of 5 shares of Company common stock and a warrant to purchase 3 shares of common stock at a price of $5.50 per share.

THE COMPANY'S REASONS FOR THE MERGER

     In the early spring of 2000, the Company's Board of Directors met to consider and evaluate the economic conditions for small independent regional refined petroleum product distribution companies. While the Company has grown through acquisitions, the rising cost of credit and petroleum products has adversely affected its ability to grow in what its management saw as a difficult financial climate for small independent distributors. In April 2000, the Company hired a consultant, Henry Fong of the Fong Group, to assist and advise it on its strategic plan, evaluate restructuring alternatives and advise us with respect to prospective merger candidates. Independently and through Mr. Fong, the Board of Directors evaluated several opportunities. In October 2000, Mr. Fong introduced the Company to AIQ. Shortly after this introduction, the parties entered into a non-binding letter of intent to merger the companies, and on January 11, 2001, the parties executed the Merger Agreement. The Company proposed the Merger because it believes that the technology and business prospects of AIQ will afford the Company's shareholders a better opportunity to increase shareholder value than if the Company continued in the petroleum distribution business. The Board of Directors believes that if the Company sells its existing assets and invests the net proceeds in AIQ, the Company's shareholders are more likely to realize increased value.

APPROVAL OF SHAREHOLDERS; BOARD RECOMMENDATION

     The Merger must be approved by the affirmative vote of at least a majority of all of the issued and outstanding shares of our stock, both common stock and Series B Preferred Stock counted together and voting as a single class. Because the Merger must be approved by an affirmative vote of a majority of all of the outstanding shares of Meteor, both common stock and Series B Convertible Preferred Stock counted together and voting as a single class, a vote of "Abstain" has the same effect as a vote against the Merger. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE MERGER UNLESS A VOTE AGAINST THE MERGER OR ABSTENTION IS SPECIFICALLY INDICATED.

     The Board of Directors of the Company has determined that the terms and conditions of the Merger are fair from a financial point of view to the Company's shareholders. THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT. Pursuant to the CBCA (C.R.S. sec. 7-111-103(2)(a)), because the Merger could constitute a conflict of interest transaction, the Board of Directors makes no recommendation to shareholders concerning the approval of the Merger. The Merger could constitute a conflict of interest transaction because the Asset Sale is a condition of the Merger, and the Asset Sale, whereby all or substantially all of our assets will be sold to one of our shareholders, Capco, is an interested party transaction. The Asset Sale is an interested party transaction because three of the Company's directors are also directors of Capco Energy, Inc.; therefore, shareholders must consider the merits of the Merger, independent of the recommendation of the Board of Directors. Shareholders should note, however, that all of the Company's directors intend to vote all shares of Company common stock under their control in favor of such proposal and have determined that the terms and conditions of the Merger are fair from an financial point of view to the shareholders and in the best interests of the Company.

     IN THE EVENT THAT THE MERGER AGREEMENT IS NOT APPROVED BY THE SHAREHOLDERS AT THE SPECIAL MEETING, THE ASSET SALE AND THE PROPOSED REINCORPORATION UNDER MINNESOTA LAW WILL ALSO BE ABANDONED. SIMILARLY, THE MERGER AGREEMENT MAY BE TERMINATED IF THE ASSET SALE OR THE PROPOSED REINCORPORATION IS NOT APPROVED AT THE SPECIAL MEETING.

AIQ'S REASONS FOR THE MERGER

     The decision by AIQ's board of directors to enter into the Merger Agreement is based upon its conclusion that the Merger affords AIQ greater access to capital markets for the continued development of its products and services and greater liquidity for AIQ shareholders.

THE MERGER AGREEMENT

  General Terms

     The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into AIQ, AIQ will continue as the surviving corporation, and the separate existence of Merger Sub will cease. Following the Merger, AIQ will be a wholly-owned subsidiary of the Company, which will have been reincorporated under Minnesota law. The Merger will become effective upon the filing of articles of merger with the Minnesota Secretary of State. It is anticipated that if all conditions of the Merger have been satisfied or waived, the Merger will be completed within one week of the Special Meeting. The

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

delay in fulfilling any condition of the Merger could delay the completion of the Merger or result in the termination of the Merger Agreement.

  Effects of the Merger

     Upon consummation of the Merger, Merger Sub will be merged with and into AIQ, AIQ will continue as the surviving corporation, and the separate existence of Merger Sub will cease. At the effective time of the Merger,

     - all shares of Merger Sub outstanding immediately prior to the effective time of the Merger held by the Company will be automatically converted into one share of AIQ common stock;

     - each share of the Company's common stock outstanding immediately prior to the Merger will (after giving effect to the reincorporation of the Company) be automatically converted into one share of common stock of New Meteor (See "Proposal 2: Reincorporation");

     - each share of the Company's Series B Convertible Preferred Stock will (after giving effect to the reincorporation of the Company) be converted into one share of Series B Convertible Preferred Stock of New Meteor, which shall have substantially identical terms and conditions as the Company's Series B Convertible Preferred Stock;

     - each outstanding share of AIQ common stock will automatically be converted into the right to receive one share of New Meteor common stock (subject to adjustment in certain events) and a warrant to purchase two shares of New Meteor common stock at a price of $5.50 per share for every three shares of AIQ common stock owned by each AIQ shareholder prior to the Merger (See "-- The Merger Warrant");

     - each share of AIQ common stock owned by the Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof;

     - each outstanding option and warrant to purchase shares of AIQ common stock shall be converted into the right to purchase an equal number of shares of New Meteor common stock at the same price and terms; and

     - all shares of AIQ common stock converted into shares of New Meteor common stock in the Merger will no longer be outstanding and will be automatically canceled and retired and will cease to exist at the effective time of the Merger.

Following the Merger and assuming the Company's reincorporation in Minnesota, AIQ will be a wholly-owned subsidiary of New Meteor.

     As of the Record Date, there were 3,854,295 shares of AIQ common stock outstanding. Assuming each share of AIQ common stock is exchanged for one share of New Meteor common stock, based on the number of shares of AIQ common stock outstanding as of the Record Date and assuming no change prior to the effective time of the Merger, the aggregate number of shares of New Meteor common stock issuable to the shareholders of AIQ would be 3,854,295, or approximately 49 percent of the New Meteor common stock outstanding immediately after the effective time of the Merger. On a fully-diluted basis, assuming exercise of all currently outstanding options and warrants to purchase shares of AIQ common stock, all warrants to purchase shares of the Company's common stock issued in the Merger (but assuming no exercise of any of the Company's currently outstanding options and warrants), the aggregate number of shares issuable to the AIQ shareholders would be approximately 7,923,825, or about 66 percent. As a result, the shareholders of AIQ will have significant control over the Company.

  Fractional Shares

     No fractional shares of New Meteor common stock shall be issued in exchange for shares of AIQ common stock. In lieu thereof, the Company shall pay to the owner thereof cash equal to the pro rata market price of a share of the Company's common stock based on the closing sales price of the common stock on the effective date of the Merger as reported on the NASDAQ Small Cap Market.

  Effective Time

     If the Merger Agreement is adopted by the requisite vote of the shareholders of the Company and all of the other conditions described under "-- The Merger Agreement -- Certain Conditions to Consummation" are satisfied or waived by one or both of the parties, as appropriate (and to the extent permitted by the Merger Agreement), then, unless the Merger Agreement is previously terminated, the Merger will be consummated and become effective at the time articles of merger are filed with the Minnesota Secretary of State.

     The Merger Agreement provides that the Company and AIQ will cause the effective time to occur as promptly as practicable after the adoption by the shareholders of the Company and of AIQ and the satisfaction or waiver of the other conditions described under "-- The Merger Agreement -- Certain Conditions to Consummation," but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties. There can be no assurance that all conditions to the Merger will be satisfied. The Merger Agreement may be terminated prior to the effective date of the Merger by either the Company or AIQ in certain circumstances, whether before or after adoption of the Merger Agreement by the shareholders of the Company. See "-- The Merger
Agreement -- Termination."

  Adjustment to Exchange Ratio

     Provided that the Company raises at least $1,700,000 in the "MI Private Placement" (as defined in the Merger Agreement), then the number of shares of New Meteor that each AIQ shareholder will receive as a result of the merger will increase or decrease as follows depending on the amount of cash the Company has available at the effective time of the Merger: for each dollar of available cash less than $4,850,000, the aggregate number of shares issued to AIQ shareholders will be increased by one share; and for each dollar of available cash in excess of $5,150,000, the aggregate number of shares issued to the AIQ shareholders shall be decreased by one share.

  The Merger Warrant

     For every 3 shares of AIQ common stock held by an AIQ shareholder, such shareholder shall receive as part of the merger consideration a 5-year warrant to purchase 2 shares of New Meteor's common stock at a price of $5.50 per share. The warrant shall be redeemable at a price of $.01 per warrant share at the option of New Meteor at any time after one year from the effective time of the Merger following a period of 14 consecutive days where the average closing bid price of the common stock exceeds $7.50. The warrant provides incidental registration rights, meaning that if at any time New Meteor proposes to file with the Securities and Exchange Commission ("SEC") a registration statement (other than on Forms S-4 and S-8 or other inappropriate forms), the holder of the warrant will be provided notice and an opportunity to have the warrant shares included in such registration statement. The warrant also contains other customary provisions, including, without limitation, appropriate adjustments upon the occurrence of certain corporate events.

  Conduct of AIQ's Business Prior to the Merger

     The Merger Agreement provides that from the period of January 11, 2001 (the date of the Merger Agreement), to the effective time of the Merger, AIQ will generally not conduct its business other than in the ordinary course and in accordance with past practices. In particular, without the Company's consent, AIQ may not:

          (1) amend its articles of incorporation or bylaws;

          (2) split, combine or reclassify any shares of its outstanding capital stock;

          (3) declare or pay a dividend or other cash distribution relating to its capital stock;

          (4) default in its obligations under any material debt, contract or other commitment, which would result in the acceleration of the obligations due thereunder; and

          (5) issue or sell any additional shares of its capital stock, or any options, warrants or other rights to acquire any shares of its capital stock.

  Conduct of Company's Business Prior to Merger

     From the date of the Merger Agreement until the effective time of the Merger, the Company is also generally required to conduct its business in the ordinary course and in a manner consistent with its past practices. In particular, unless otherwise contemplated or permitted by the Merger Agreement or unless AIQ has given its consent, the Company may not:

          (1) amend its articles of incorporation or bylaws;

          (2) issue or sell any additional shares of its capital stock or any options, warrants or other rights to acquire any shares of its capital stock;

          (3) declare any stock dividends, splits, reverse splits, or otherwise reclassify, subdivide or change its capital stock;

          (4) acquire any other business organization;

          (5) default in its obligations under any material debt, contract or other commitment, which would result in the acceleration of the obligations due thereunder.

  Representations and Warranties

     Subject to certain specified exceptions, the Merger Agreement contains various representations and warranties of both the Company and AIQ relating to, among other things:

          (1) the due organization, power and standing of the Company and AIQ, and similar corporation matters;

          (2) the authorization, execution, delivery and performance by, and enforceability of the Merger Agreement against, the Company and AIQ;

          (3) the absence of any provision of each party's articles or bylaws or any agreements, governmental authorizations, laws, regulations or orders in conflict with such party's authorization, execution, delivery or performance of the Merger Agreement;

          (4) the absence of any public body, court or authority's authorization, consent or approval required for the consummation of the Merger by the Company, Merger Sub and AIQ;

          (5) the capital structure and the authorization and validity of the outstanding shares of capital stock of the Company, Merger Sub and AIQ;

          (6) the absence of certain changes or events with respect to the Company and AIQ;

          (7) the absence of certain undisclosed liabilities of the Company and AIQ;

          (8) the absence of pending or threatened actions against such party with respect to the Merger;

          (9) the absence of claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation based upon arrangements made by or on behalf of the Company or AIQ with respect to the Merger;

          (10) real property used or occupied by the Company and AIQ;

          (11) title (including leasehold title) of the Company and AIQ to, and the absence of liens against, certain properties and assets;

          (12) the filing of tax returns, the absence of tax audits, the payment of taxes and related tax matters by the Company and AIQ;

          (13) certain material contracts to which the Company or AIQ is a party and the absence of defaults and breaches with respect thereto;

          (14) the rights in certain intellectual property of the Company and AIQ;

          (15) employee relations and certain other matters related to employees of the Company and AIQ;

          (16) certain employee benefit plans and matters arising under the Employee Retirement Income Security Act of 1974, as amended;

          (17) insurance policies of the Company and AIQ and certain matters related thereto;

          (18) certain transactions with affiliates of the Company and AIQ;

          (19) compliance with applicable laws and possession of necessary permits by the Company and AIQ; and

          (20) material disclosure by the Company and AIQ.

     In addition, the Company has also made certain additional representations and warranties to AIQ relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions):

     - the filing of reports and other documents with the SEC, the material compliance of such documents with SEC rules and regulations and the accuracy of the information contained therein;

     - the material compliance of this Proxy Statement with certain laws and the accuracy of the information contained therein; and

     - the authorization and validity of the shares of Common Stock to be issued pursuant to the Merger Agreement.

  Certain Covenants

     The Merger Agreement also contains various other covenants, including the following:

          (1) The parties shall use all reasonable efforts to make all legally-required filings and take all other actions necessary, proper or advisable to consummate the Merger;

          (2) Between the date of the Merger Agreement and the date this Proxy Statement was filed with the SEC, the parties were required to afford each other reasonable access to certain books, records and papers;

          (3) Prior to the closing of the Merger and in the event the Merger is never consummated, the parties are prohibiting from disclosing or using any confidential information received from the other party;

          (4) The parties are each required to hold a special meeting of its shareholders to seek approval of the transactions contemplated by the Merger Agreement and to cooperate in the preparation of this Proxy Statement;

          (5) Neither the Company nor AIQ shall knowingly take any action which would disqualify the Merger as a tax-free reorganization under the Internal Revenue Code;

          (6) The parties shall cooperate regarding the substance of press releases and public announcements relating to the Merger Agreement;

          (7) The parties shall use reasonable efforts to obtain approval for listing New Meteor's common stock on the Nasdaq Small Cap Market System, or to maintain listing on the Nasdaq Small Cap Market System;

          (8) Subject to the fiduciary duties and legal obligations of the respective boards of directors of the Company and AIQ, the parties shall each recommend approval of the Merger Agreement, the Merger and, in the case of the Company, the sale of substantially all of its assets and the reincorporation under Minnesota law, and use all reasonable efforts to obtain approvals thereof from their respective shareholders;

          (9) The parties shall give prompt notice to each other with respect to certain events and determinations and discovery of certain information;

          (10) At the effective time of the Merger, the Company shall deliver the voluntary resignations of its directors and executive officers, except that the Company shall appoint Ken Kaufman to the Board of Directors;

          (11) Following the effective time of the Merger, New Meteor shall not file a registration statement covering any shares of its common stock without the permission of both Capco Energy, Inc. and Edward J. Names, except a registration statement covering the shares issuable upon the exercise of outstanding options and warrants; and

          (12) The parties agreed that, following the effective time of the Merger, they will not alter the rights of any current or former director of the Company who has a right to indemnification from the Company pursuant to its articles of incorporation or bylaws.

  Lock-Up Agreements

     The Merger Agreement contemplates the execution of three types of lock-up agreements by different groups of AIQ and Meteor shareholders:

          (1) AIQ's directors and officers will be required to execute a lock-up agreement limiting the transfer or disposition of the shares of AIQ common stock underlying the options and warrants held by such persons for a one year period. The lock-up agreement does allow, however, the sale or other transfer of up to 10 percent of such shares in each calendar month during the period of the lock-up agreement.

          (2) Like AIQ's directors and officers, the current officers and directors of the Company are required to execute a lock-up agreement limiting the transfer or disposition of the shares of Meteor common stock underlying options and warrants held by such persons for a one year period, provided, that such persons are allowed to sell or otherwise transfer up to ten percent of such shares in each calendar month of the lock-up agreement.

          (3) Edward J. Names and Capco Resources Ltd. are required to execute a lock-up agreement limiting the sale or other transfer of their shares of Meteor common stock or convertible preferred stock for a 1-year period. Notwithstanding such limitation, the lock-up agreement will allow both Mr. Names and Capco Resources to sell or transfer up to 1 percent of the total number of outstanding shares of Meteor common stock at the effective time of the Merger in each three month period of the agreement.

  Limitations on Solicitation of Transactions

     Pursuant to the Merger Agreement, the Company and AIQ have each agreed that neither such party nor such party's officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination, except, in the case of AIQ, any such transaction pursuant to which (a) AIQ is the surviving corporation in such transaction, and (b) the shareholders of AIQ immediately preceding such transaction will own at least 51% of the outstanding shares after giving effect to such transaction; provided that either party may engage in such discussion in response to an unsolicited proposal from an unrelated party if such party's Board of Directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of such Board of Directors. The Company and AIQ have each agreed to promptly advise the other party if it receives a proposal or inquiry with respect to the matters described above.

  Certain Conditions to Consummation of the Merger

     The effective time of the Merger shall occur only upon the satisfaction of numerous conditions by either Meteor, AIQ or both. The Merger Agreement provides that neither party is obligated to consummate the Merger unless the following conditions are satisfied or mutually waived:

          (1) NASDAQ shall not have provided any notice to the Company that the listing of its common stock may be in jeopardy following the completion of the Merger;

          (2) Neither Meteor nor AIQ may have more than three (3) percent of its shares of common stock dissent from the resolution approving the Merger and, in the case of Meteor, from the resolutions approving the sale of all of substantially all of its assets or the reincorporation in Minnesota;

          (3) There shall be no injunction or other order of any court and there shall not have been any law enacted prohibiting the transactions contemplated by the Merger Agreement;

          (4) AIQ shall have received a tax opinion stating that, among other things, the Merger qualifies as a tax-free reorganization;

          (5) Each party shall have obtained all necessary third party consents and approvals;

          (6) No action or proceeding shall be pending or threatened which would seek to prohibit the transactions contemplated by the Merger Agreement;

          (7) Each of AIQ shareholders shall have completed and delivered to the Company a subscription agreement and letter of investment representation in the form attached to the Merger Agreement;

          (8) There shall not have been any general suspension of trading on the New York Stock Exchange or the NASDAQ markets, a suspension of trading of Meteor Common Stock or any other banking crisis or other national emergency; and

          (9) The offering of shares of Meteor common stock to the AIQ shareholders shall be exempt under the Securities Act.

     Conditions to Meteor's Obligations. In addition to the conditions set forth above, the obligation of Meteor to effect the Merger is subject to the satisfaction of certain conditions at or prior to the effective time of the Merger (unless waived by Meteor), including without limitation:

          (1) The shareholders of AIQ shall have approved the Merger.

          (2) The representations and warranties of AIQ contained in the Merger Agreement shall be true and correct on the closing date.

          (3) AIQ shall have performed and complied with all the covenants and agreements contained in all material respects and satisfied in all material respects all the conditions required by the Merger Agreement to be performed or complied with by AIQ at or prior to the Effective Time.

          (4) AIQ shall not have more that 4,555,000 shares of its common stock outstanding and there shall be no more than 1,500,000 shares of its common stock reserved for issuance upon the exercise of outstanding options and warrants.

          (5) The directors and officers of AIQ shall have entered into a lockup agreement under which such persons are prohibiting from transferring of their shares of AIQ common stock issuable upon the exercise of outstanding options and warrants, except in limited amounts or under limited circumstances.

     Conditions to AIQ's Obligations. The obligation of AIQ to effect the Merger is subject to the satisfaction of certain conditions at or prior to the effective time of the Merger (unless waived by AIQ), including without limitation:

          (1) The shareholders of Meteor shall have approved the Merger, as well as the Asset Sale and the reincorporation as a Minnesota corporation, by the requisite votes.

          (2) The representations and warranties of Meteor contained in the Merger Agreement shall be true and correct on the closing date.

          (3) Meteor shall have performed and complied with all the covenants and agreements contained in all material respects and satisfied in all material respects all the conditions required by the Merger Agreement to be performed or complied with by Meteor at or prior to the effective time of the Merger.

          (4) Meteor shall have disposed of all or substantially all of its assets and liabilities.

          (5) Meteor shall have a minimum of $4,500,000 of cash available to New Meteor upon consummation of the Merger.

          (6) Meteor shall not have more than 10,200,000 shares of its common stock outstanding on a fully-diluted basis.

          (7) Edward Names, Meteor's President and Chief Executive Officer, and Capco Energy, Inc. shall both have entered into lockup agreements preventing them from disposing, on a quarterly basis, the number of shares of Meteor Common Stock held by them equal to one percent of the number of shares of the surviving corporation immediately after the effective time of the Merger. See "-- Lockup Agreements."

          (8) The directors and officers of Meteor shall have entered into a lockup agreement under which such persons are prohibiting from transferring of their shares of Meteor common stock issuable upon the exercise of outstanding options and warrants, except in limited amounts or under limited circumstances. See "-- Lockup Agreements."

  Termination of Merger Agreement

     The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

          (1) by mutual consent of Meteor or AIQ;

          (2) by either Meteor or AIQ if:

             (a) the shareholders of either company do not give the requisite approvals to the transactions contemplated by the Merger Agreement;

             (b) the number of shares of either AIQ or Meteor dissenting from the Merger, or in the case of Meteor, the Asset Sale or the reincorporation proposal, exceeds three percent of the respective company's outstanding shares;

             (c) the Merger has not been consummated on or before April 16, 2001, or such later date as the parties may mutually agree;

             (d) there has been a material misrepresentation, breach of warrant or breach of covenant by the other party; and

             (e) there shall have been a material adverse change in the financial condition of the other party, or if an event shall have occurred which, as far as reasonably can be foreseen, would result in any such change.

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

  Amendment of the Merger Agreement

     The Merger Agreement may not be amended except by a written instrument signed on behalf of each of the parties.

  Expenses

     Whether or not the Merger is consummated, all costs and expenses, including legal, accounting and investment banking fees and expenses, incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. However, AIQ shall be solely responsible for all expenses relating to obtaining the federal income tax opinion indicating that the merger will qualify as a tax-free reorganization and both Meteor and AIQ shall share in the costs and expenses relating to the printing and mailing of this Proxy Statement.

MANAGEMENT OF THE COMPANY AFTER THE MERGER

     Pursuant to the Merger Agreement, the officers and all directors of the Company, except Edward J. Names, will, as of the effective time of the Merger, resign. Mr. Names, as the remaining director of the Company, will appoint to the board of directors Ken Kaufman, the son of one of the Company's current directors, Kenneth W. Brimmer, D. Bradly Olah, Vernon J. Hanzlik, Steven A. Weiss, Steven R. Levine and Ronald E. Eibensteiner, each of whom is currently a director of AIQ and who will serve as a director of the Company until the next annual meeting of the Company's shareholders. Biographical information concerning the new directors is set forth below:

     Ken Kaufman currently serves, and has served since 1999, as the Vice President of Sales and Marketing of A Life Medical, a leading provider of natural language processing and artificial intelligence in healthcare applications. From 1997 until to 1999, Mr. Kaufman was the CEO of Dietsite.com, a leading provider of nutritional and healthcare content and services on the Internet. Dietsite.com was acquired in 1999. Between 1998 and 2001, Mr. Kaufman served as the Vice President of Sales for ChannelHealth.com, an IDX Company, a subsidiary of IDX Systems Corporation, a leading supplier of health care software. Between the years of 1997 and 1998, Mr. Kaufman also served as the Director of Strategic Accounts for IDX Systems Corporation. Between 1995 and 1997, Mr. Kaufman served as Director of Product Marketing and Development for IDX Systems Corporation.

     Kenneth W. Brimmer currently serves as the Chairman, Chief Executive Officer and Chief Financial Officer of AIQ. He became a director of AIQ in 1999. Mr. Brimmer was president of Rainforest Cafe, Inc. from April 1997 until April 2000 and was Treasurer from its inception in 1995. While at Rainforest, Mr. Brimmer was responsible for, among other things, raising over $200 million in equity capital during the early growth of the business. Mr. Brimmer was employed by Grand Casinos, Inc. as Special Assistant to the Chairman and Chief Executive Officer from October 1990 through December 1997. Mr. Brimmer is also Chairman of the Board of Directors of both Hypertension Diagnostics, Inc., and Oxboro Medical, Inc, both of which are NASDAQ listed companies.

     D. Bradly Olah co-founded AIQ, currently serves as its Executive Vice President and formerly served as Chief Executive Officer from April 1996 to November 1999. Mr. Olah has been a member of the AIQ's board of directors since April 1996 and will be actively involved in the company's business development. He was a director of Natural Resources Geophysical Corporation from 1996 until 1998, when it was sold to Eagle Geophysical of Houston, Texas. He was also the founder/Chairman and Chief Executive Officer and a director of Innovative Gaming Corporation of America from 1991 through February 1996 and also served as the Chief Financial Officer of that company from 1991 to 1993.

     Vernon J. Hanzlik has been a director of AIQ since 1999. He served as the Vice President of Strategic Development for IntraNet Solutions, Inc. from April 1999 until 2000, and currently serves as that company's President and Chief Operating Officer. He has worked for IntraNet Solutions and its predecessor company since 1991 and served as Vice President, Product Marketing from June 1996 to April 1999. Prior to that time,

Mr. Hanzlik held marketing and application consulting positions with Lee Data Corporation, a computer hardware manufacturer.

     Steven A. Weiss has been a director of AIQ since 1999. Mr. Weiss co-founded, and from June 1990 to August 1994 and from November 1994 to present has been the Chairman of the Board of Casino Data Systems, a leading designer, manufacturer, and distributor of innovative, technology-driven products for the gaming industry.

     Stephen R. Levine became a director of AIQ in October 1999. Dr. Levine is a computer science professional with over 30 years' software and hardware experience. Dr. Levine has received an award as a pioneer in the field of computer graphics and was one of the original founders of ACM SigGraph. He is currently Chief Technology Officer for the Temporal Bone Foundation, a nonprofit foundation dedicated to understanding the morphology of the middle ear and uncovering reasons for its dysfunction, particularly in newborns and infants. Dr. Levine is responsible for all aspects of technology at the Temporal Bone Foundation.

     Ronald E. Eibensteiner was appointed to AIQ's Board of Directors in September 2000. Mr. Eibensteiner is the president of Wyncrest Capital, Inc. and has been a seed investor in several early stage technology companies. Since May 1996, Mr. Eibensteiner has been chairman of the board of directors of OneLink, Inc., a provider of Internet-delivered business intelligence services to the telecommunications industry. He is also a director of IntraNet Solutions, Inc., a provider of Web-based document management solutions for corporate intranets. Mr. Eibensteiner co-founded of Diametrics Medical, Inc., a manufacturer of blood gas diagnostic systems, and was chairman of Prodea Software Corporation, a data warehousing software company, until its sale to Platinum technology, inc., in January 1996. In 1983, Mr. Eibensteiner co-founded Arden Medical Systems and served as its chief financial officer until its sale to Johnson & Johnson in 1987.

     AIQ will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of New Meteor upon consummation of the Merger. As of the effective time of the Merger, the directors and officers of the surviving corporation will be the persons who were the directors and officers of AIQ immediately prior to the effective time of the Merger. AIQ currently expects that, following the Merger, it will retain all of the executive officers of AIQ, who will then serve as executive officers of New Meteor with duties substantially similar to those that such executive officers are currently performing.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, and as adjusted to give effect to the Merger as if such transaction had occurred on such date, by those individuals who will serve as directors and by the directors and executive management of the Company (as a group) following the Merger. See
"-- Management of the Company After the Merger." The number of shares reflected under shares to be issued include the shares issuable upon exercise of the warrants issued in the Merger. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding for computing the percentage of the person holding such options or warrants (including the warrants issued in the Merger), but are not deemed outstanding for computing the percentage ownership of any other person:

                                               SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                                 OWNED PRIOR TO                    OWNED FOLLOWING
                                                     MERGER                            MERGER
                                               -------------------   SHARES TO   -------------------
PERSON                                          NUMBER    PERCENT    BE ISSUED    NUMBER     PERCENT
------                                         --------   --------   ---------   ---------   -------
Ken Kaufman(1)...............................     0         *                0           0       *
Kenneth W. Brimmer(2)........................     0         *          516,666     616,666     7.5
D. Bradly Olah(3)............................     0         *          866,666     919,999    11.0
Vernon J. Hanzlik(4).........................     0         *           83,333      93,333     1.2
Steven A. Weiss(5)...........................     0         *           20,000      61,667       *
Steven R. Levine(6)..........................     0         *                0      13,467       *
Ronald E. Eibensteiner(7)....................     0         *          333,333     358,333     4.4
Pete Rockers(8)..............................     0         *          250,000     300,000     3.7
Philip C. Rickard(9).........................     0         *           54,638     136,063     1.7
All persons who will serve as directors and
  executive officers following the Merger as
  a group (nine persons).....................     0         *        1,836,664   2,499,528    27.1

---------------

 *  Less than 1 percent

(1) Mr. Kaufman holds no Company stock.

(2) Represents 310,000 shares of AIQ held jointly with Mr. Brimmer's spouse, and 100,000 shares issuable upon the exercise (at a price of $1.00 per share) of an option.

(3) Includes (i) 165,000 shares of AIQ held by Mr. Olah's spouse, (ii) 15,000 shares of AIQ held by the D. Bradly Olah Irrevocable Trust, (iii) 50,000 shares of AIQ issuable upon the exercise (at a price of $1.00 per share) of an option, and (iv) 3,333 shares of AIQ issuable upon the exercise (at a price of $15.00 per share) of an option.

(4) Includes 10,000 shares of AIQ issuable upon the exercise (at a price of $1.00 per share) of an option.

(5) Represents 12,000 shares of AIQ held jointly with Mr. Weiss' spouse, 5,000 shares issuable upon the exercise (at a price of $15.00 per share) of an option, and 36,667 shares of AIQ issuable upon the exercise (at an exercise price of $2.75 per share) of an option.

(6) Represents 6,800 shares of AIQ issuable upon the exercise (at a price of $2.75 per share) of an option, and 6,667 shares of AIQ issuable upon the exercise (at a price of $37.50 per share) of an option.

(7) Includes 25,000 shares of AIQ issuable upon the exercise (at a price of $1.00 per share) of an option.

(8) Includes 50,000 shares of AIQ issuable upon the exercise (at a price of $2.00 per share) of an option.

(9) Includes 27,971 shares of AIQ held by immediate family members and 45,000 shares of AIQ issuable upon the exercise (at a price of $1.00 per share) of an option.

FAIRNESS OPINION

     The Board of Directors of the Company has obtained a fairness opinion as to consideration to be received by the Company in connection with the Merger. The fairness opinion is attached to this Proxy Statement as Appendix " ".

     The Board of Directors engaged Business Valuation Services ("BVS") to perform the fairness evaluation. BVS, in the course of its corporate finance advisory operations, is regularly engaged to valuate businesses and their securities in connection with mergers and acquisitions, public and private financing, and valuations for estate, corporate and other purposes.

     BVS elected to apply various financial analyses in connection with its evaluation of the Merger, including, but not limited to an income approach valuation as well as a comparison of the consideration and the implied valuation of AIQ to the market capitalization of public companies with operating and financial characteristics comparable to those of AIQ.

     In connection with its analysis, BVS reviewed various corporate and public documents, including but not limited to, the Asset Purchase Agreement, AIQ's financial statements, and industry data, and performed such other financial studies, analyses, inquiries and investigations as BVS deemed appropriate.

     As a result of their analysis, BVS is of the opinion, subject to assumptions and limitations set forth in Appendix " ", that the consideration to be received by the Company in connection with the Merger is fair, from a financial point of view, to the Company and its shareholders.

     The consideration to be received by the Company as a result of the Merger was determined as a result of arms length negotiations between the Company and AIQ.

COMPENSATION OF FINANCIAL ADVISOR

     In connection with its pursuit of a potential merger candidate, the Company retained the Fong Group as its financial advisor. The Fong Group introduced the Company to AIQ. In accordance with the Company's agreement, upon completion of the Merger and as compensation for its services to the Company, the Fong Group will receive warrants to purchase 1,500,000 shares of the Company's common stock, 1 million shares of which are purchasable at $5.50 per share and 500,000 shares of which are purchasable at $3.00 per share. In addition, AIQ has agreed to pay Blake Capital Partners, LLC, a company owned and controlled by Wayne W. Mills, an affiliate of the Company, a fee of $100,000 upon completion of the Merger.

REGULATORY APPROVAL

     The Company and AIQ each believe that no regulatory approvals are or will be required in connection with the Merger.

ACCOUNTING TREATMENT

     Since, at the effective time of the Merger, the Company will have only monetary assets and no operations, the Merger will be accounted for as the issuance of stock by AIQ in exchange for the monetary assets of the Company. Accordingly, there will be no change in the recorded amount of AIQ's assets and liabilities. The monetary assets of the Company that are acquired as a result of the Merger will be recorded at their fair market value and no goodwill will be recorded.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                   RELATING TO THE MERGER AND REINCORPORATION

     The Company and AIQ expect that the Merger and the reincorporation merger will be treated as a tax-free reorganization within the meaning of the Code, and that no income, gain or loss will be recognized by the Company or its shareholders as a result of the consummation of either transaction other than shareholders exercising dissenters' rights under the CBCA. Such dissenting shareholders of the Company may be subject to state and federal taxation as described below. It is a condition to the consummation of the Merger that AIQ and the Company shall have received a federal tax opinion of counsel to the effect that, among other things, the Merger qualifies as a reorganization under
Section 368(a) of the Code. Unlike a ruling from the Internal Revenue Service (the "IRS"), an opinion of counsel is not binding on the IRS and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected therein or that the federal tax opinion will be upheld by the courts if challenged by the Service.

     Under currently existing provisions of the Code, the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the exercise of dissenters' rights. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger and reincorporation for a Company shareholder who properly exercises his or her dissenters' rights under the CBCA, who is a citizen or resident of the United States and who, on the date of disposition of such holder's shares of common stock, holds such shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address the material federal income tax aspects of the Merger or the reincorporation for any dissenting shareholder who is not a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, trusts, and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to dissenting shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The Company has not requested the IRS to rule or issue an opinion on the federal income tax consequences of the Merger or the reincorporation.

     ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

     For federal income tax purposes, the exchange of Company common stock for cash pursuant to the Merger or reincorporation will be treated as a distribution in redemption of common stock from each holder of the Company's common stock who properly exercises dissenter's rights, subject to the provisions of Section 302 of the Code. Under the rules of Section 302, the determination of whether the exchange of common stock for cash pursuant to the exercise of dissenters' rights has the effect of a distribution of a dividend will be made, on a shareholder by shareholder basis, by comparing the proportionate, percentage interest of a shareholder after the Merger or reincorporation with the proportionate, percentage interest of such shareholder before such transaction. In making this comparison, there must be taken into account (a) any other shares of common stock actually owned by such shareholder, and (b) any such shares considered to be owned by such shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

     Under applicable IRS guidelines, such a redemption involving a holder of a minority interest in the Company whose relative stock interest in the Company is minimal, who exercises no control over the affairs of the Company and who experiences a reduction in the shareholder's proportionate interest in the Company, both directly and by application of the foregoing constructive ownership rules, generally will not be deemed to have resulted in a distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code. Accordingly, the federal income tax consequences to the Company's shareholders who exercise dissenters' rights will generally be as follows:

          (a) Assuming that the shares of common stock exchanged by a dissenting shareholder for cash in connection with the Merger or the reincorporation are capital assets in the hands of the dissenting shareholder at the effective date of the Merger or the reincorporation (and the exchange does not result in a distribution of a dividend under Section 302 of the Code), such dissenting shareholder may recognize a capital gain or loss by reason of the consummation of the Merger.

          (b) The capital gain or loss, if any, will be long-term with respect to shares of common stock held for more than twelve (12) months as of the effective date of the Merger, and short-term with respect to such shares held for twelve (12) months or less.

          (c) The amount of capital gain or loss to be recognized by each dissenting shareholder will be measured by the difference between the amount of cash received by such dissenting shareholder in connection with the exercise of dissenters' rights and such dissenting shareholder's adjusted tax basis in the common stock at the effective date of the Merger.

          (d) An individual's long-term capital gain is subject to federal income tax at a maximum rate of 20 percent, while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Capital losses in excess of these limits can be carried forward to future years.

          (e) A corporation's long-term capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains in any tax year, subject to the carryback and carryforward rules of the Code.

     Cash payments made pursuant to the Merger or the reincorporation will be reported to the extent required by the Code to dissenting shareholders and the IRS. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain dissenting shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a dissenting shareholder to supply the Company or its agent with such dissenting shareholder's taxpayer identification number. Accordingly, Company dissenting shareholders (or other payees) will be asked to provide the dissenting shareholder's taxpayer identification number (social security number in the case of an individual, or employer identification number in the case of other dissenting shareholders of the Company) on a Form W-9 and to certify that such number is correct. Withholding may also apply to Company dissenting shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient. Each dissenting shareholder of the Company, and, if applicable, each other payee, should complete and sign a Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU AS A RESULT OF THE PROPOSED TRANSACTIONS (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX
LAWS).

                   CERTAIN INFORMATION CONCERNING THE COMPANY

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you about the Company by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. Any later information that we file with the SEC will automatically update and supersede the information contained in this proxy statement. If you desire a copy of any document incorporated by reference but not delivered to you as part of this proxy statement, upon written or oral request to Meteor Industries, Inc., 1401 Blake Street, Suite 200, Denver, CO 80202, attention: Richard E. Kisser, Secretary, telephone (303) 572-1135, a copy of such document(s) will be sent to you by first class mail or equally prompt means within one business day of receipt of such request.

     We incorporate by reference the documents listed below and any further filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K filed with the SEC on April 14, 2000;

     - Amended Annual Report on Form 10-K/A filed with the SEC on May 1, 2000;

     - Quarterly Report on Form 10-Q dated November 14, 2000; and

     - Current Report on Form 8-K filed with the SEC on February 11, 2000

MARKET PRICE AND DIVIDEND DATA

     Prices for Meteor common stock are as quoted on the NASDAQ SmallCap market System.

BID PERIOD                                                    HIGH     LOW
----------                                                    -----   -----
Quarter Ended March 31, 1998................................  $4.38   $2.63
Quarter Ended June 30, 1998.................................  $4.50   $2.81
Quarter Ended September 30, 1998............................  $4.44   $3.63
Quarter Ended December 31, 1998.............................  $3.38   $3.00
Quarter Ended March 31, 1999................................  $3.00   $2.38
Quarter Ended June 30, 1999.................................  $3.50   $2.50
Quarter Ended September 30, 1999............................  $4.06   $3.13
Quarter Ended December 31, 1999.............................  $3.50   $2.63
Quarter Ended March 31, 2000................................  $3.13   $2.31
Quarter Ended June 30, 2000.................................  $4.88   $3.19
Quarter Ended September 30, 2000............................  $6.38   $4.69

     There are approximately 620 holders of the Company's common stock, of which approximately 565 hold their shares in "street name".

DIVIDENDS

     The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements and financial condition. The Company's ability to pay any cash dividends on the Company's Common Stock in the future are limited by the dividend requirements of the Preferred Stock of a Subsidiary.

                       CERTAIN INFORMATION CONCERNING AIQ

OVERVIEW

     AIQ was incorporated under Minnesota law in 1996. Originally founded with the purpose of investing in privately-held companies, since early 1999 AIQ has been devoted to the development of products and services that provide Internet-based solutions to business problems. AIQ currently has or is developing two products, Epoxy(sm), a platform that connects a suite of e-business applications directly with a customers back end system and servers, and Active CC, which is designed to allow businesses to automate document content categorization. Through its recent acquisition of Edge Technologies Incorporated, AIQ has expanded the range of e-commerce enabling products it offers.

  Epoxy(sm) [Formerly Commerce Connection]

     AIQ's Epoxy(sm) service provides an e-business platform that currently offers integrated e-commerce, CRM and Account Tracking. More services are being created through in-house development and partnerships with third parties. One such partnership is AIQ's relationship with IntraNet Solutions, Inc. to offer Web content management solutions to small and medium-sized businesses worldwide through the Epoxy(sm) platform. Epoxy(sm) is offered on a monthly subscription basis depending on the size of the business and the number of services subscribed to. AIQ's application software is built on the eXtensible Markup Language standard, or XML. Epoxy(sm) allows suppliers of all sizes to meet the challenges of a changing world. AIQ believes its Epoxy(sm) service gives customers the power and control they need to participate and effectively compete in e-business.

  Active CC

     Active CC is a proprietary technology developed by AIQ that will allow the customers of IntraNet Solutions, Inc. using its core Xpedio product to automate content categorization and expedite the document check in process. AIQ recently released Active CC to IntraNet Solutions for distribution to its existing customer base of over 800 companies at a price of $30,000 per license. Under the terms of the agreement with IntraNet Solutions, AIQ will receive as revenue approximately 30 percent of the proceeds from the sales of Active CC.

  Edge Technologies, Inc.

     In January 2001, AIQ completed its acquisition of Las Vegas-based Edge Technologies, Inc., which will continue as an operating subsidiary of AIQ. Edge Technologies is the creator of a fully integrated e-commerce website service called Account Wizard. AIQ is currently in the process of re-branding "Account Wizard" to be included within its Epoxy(sm) service. Account Wizard allows users to build a dynamic, secure, interactive website by extracting data from a variety of supported business accounting systems. The building process usually is minimal and is accompanied by full technical support from Edge. Through automated daily updates, an Account Wizard enabled website is self-maintaining. After the initial build, there is no need to enter transactions twice, since Account Wizard accesses the accounting system directly. AIQ intends to re-brand Account Wizard as part of its EpoxySMservices.

INDUSTRY BACKGROUND

     The Internet is changing the way business is conducted. To succeed in the new economy, AIQ believes that businesses must have the flexibility to adapt to and capitalize on the new markets and efficiencies created by e-business. The rise of net markets and e-procurement can both cost effectively broaden a supplier's reach and reduce process-related costs.

     AIQ expects the adoption of e-business techniques will have a profound effect throughout the industrialized world. Not only have industry giants embraced e-commerce by allocating large budgets to developing e-commerce sales channels, but thousands of pure Internet-based businesses have also emerged in recent years. E-commerce is progressively eliminating traditional barriers to entry, thereby eroding geographic boundaries and increasing customer choice and power. Entirely new business models now pose competitive threats to traditional market leaders. These competitive pressures force businesses to continuously advance their Internet commerce capabilities. AIQ believes that as the move toward e-commerce accelerates and the advantage becomes more apparent, a wide range of companies will be driven to become viable members of the new economy.

     E-procurement is leading the way as an area of rapid and extreme change in how businesses interact with each other. According to recent research by the Aberdeen Group implementing indirect automated procurement solutions will lead to dramatic economic benefits for any enterprises such as:

     - Companies implementing e-procurement solutions achieve a 5 to 15 percent drop in product costs and a 70 percent decrease in process costs.

     - An average cost of $30 is required to process an order through an e-procurement system, compared with $107 per requisition for orders processed manually.

     Larger companies have the financial luxury of being able to keep up with these rapid changes and trends. Middle market companies, however, must find innovative solutions in order to effectively participate in e-business.

THE EPOXY(SM) APPROACH

     Epoxy(sm) is a platform providing customers with quick and credible access to e-business services and applications. Epoxy(sm) provides a single point of integration to e-business and delivers on critical, business requirements: speed, flexibility, scalability, and real-time enterprise integration. AIQ believes that its Epoxy(sm) solution provides the following advantages to its customers:

     - Epoxy(sm) gives middle market companies within a specific industry the ability to expand their sales and distribution channels.

     - With Epoxy(sm), middle market companies have the ability to seamlessly connect and disseminate information to an ever-growing number of global net markets.

     - Epoxy(sm) manages the information relationship under a serviced-based model. This model allows middle market companies the ability to focus on their core business.

     - Epoxy(sm) provides companies the ability to seamlessly post data once, thus eliminating the multiple entry problem.

     - Businesses can leverage their existing technology infrastructure and processes quickly to collect relevant e-business information from wherever it resides in the enterprise-electronic resource planning systems, enterprise databases, or Word and Excel files.

     - Product information is transformed and delivered automatically to net markets and e-procurement systems using the XML formats and schemas they require.

     - Businesses maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels.

     AIQ also provides a solution for trading exchanges that have not invested in a transaction standard for seller integration. Epoxy(sm) enables transaction exchanges to quickly access our seller community and to deliver other sellers a transaction standard for seamless integration. Epoxy(sm) transforms a static "infomediary" exchange to a dynamic hub for real-time transaction.

PRODUCTS AND SERVICES

     AIQ's Epoxy(sm) services provide real-time integration from the customer's systems into multiple e-business services and applications. The Epoxy(sm) platform offers customers multiple e-business services without investment in disparate transaction standards and e-business protocols. AIQ's solution offers the following benefits:

     - Increased sales opportunities

     - Direct integration into your host order management systems

     - Transparent communication of product and order information

     - Insurance against a dynamic, chaotic e-business landscape

     - Decreased processing costs -- the cost of processing an electronic order is dramatically lower than the cost of processing a phone or fax order

     - Tighter operating controls -- by using a single e-commerce system to serve multiple operations, you dramatically increase your return on investment while maintaining a high level of control over your entire operation.

     - Capacity to expand -- whether you require a system to support 10, 100, or 1,000 users, you can add more capacity as needed. As your product inventory grows, you can continue to add new information to your host database with no impact on Epoxy(sm).

     - Notification to your company of new markets and changes in the e-procurement landscape.

     - Transparent access to all net marketplaces regardless of the transaction standard or protocol.

AIQ'S STRATEGY

     AIQ believes it is a pioneer in bringing new Internet commerce solutions to market and in developing new services to deliver those solutions. Its objective is to provide the service infrastructure that supports a leading share of commerce conducted over the Internet for middle market companies.

     AIQ's technology integrates with the major-sized accounting/ERP software packages. AIQ plans on taking advantage of that current customer base and offer its service as an added value. To date AIQ has successfully integrated its solution with over 15 accounting/ERP packages.

     AIQ plans to develop its sales presence and market coverage through strategic alliances. It also intends to expand its distribution efforts by forming alliances with leading providers of complementary software and services, including VARs, ASPs, systems integrators, and Internet strategy consulting firms. AIQ's management expects to cultivate these relationships and others like them to

     - leverage its sales and marketing efforts for increased lead generation and revenues from a larger base of clients;

     - increase the number of trained professionals who can perform implementation and application management services for clients, thereby increasing the potential distribution volume of AIQ's service;

     - gain business expertise in targeted industries to assist clients with site implementations and to provide input for solutions development;

     - obtain technical expertise for developing new service functionality and capabilities.

     AIQ has identified several key indicators, or metrics, of financial performance for e-commerce sites. The Epoxy(sm) platform and the integrated e-commerce service provide the ability to track, analyze, and customize these performance metrics. AIQ plans to continue focusing on performance metrics as e-commerce evolves. Based on these metrics, AIQ intends on developing tools and techniques to evaluate e-commerce business opportunities and performance. AIQ also plans to provide interactive decision-making models that forecast potential return based on different configurations and features of the market-specific pricing function. In addition, AIQ expects to continue to prioritize its development efforts based on areas its management identifies as providing the most significant contributions to the financial success of e-business efforts to promote its clients' and its own competitive advantage.

     AIQ's strategy includes focusing on specific vertical markets to gain domain expertise. It initially plans to focus on the medical suppliers industry with development efforts in the following vertical markets; electronics, maintenance repair and operating supplies, hospitality & leisure, and agriculture.

TECHNOLOGY

     Epoxy(sm) is built upon an innovative solutions architecture that combines AIQ's advanced Java and XML expertise with experience in the development of legacy ERP software. Over 30 man-years of technical development has been invested in the various components and modules of its architecture.

  Accounting/ERP Data Conversion Engine

     The Data Conversion Engine consists of a series of modules, processors, and XML composition tools to collect, manipulate, and standardize information stored throughout a customer's enterprise.

     The adapter collects data using database APIs such as ODBC and JDBC, application APIs, and XML messaging. The Epoxy(sm) Adapter provides secure, reliable retrieval of both structured and unstructured data sources from local and remote data repositories. Because it integrates seamlessly and unobtrusively with a customer's existing infrastructure, there's no need to adapt business processes to Epoxy(sm).

     Structured data can be collected from relational databases, ERP systems, office productivity applications like spreadsheets, and standardized reports and web pages, as well as enterprise applications.

     Using sophisticated text processing and pattern matching capabilities, the Epoxy(sm) Adapter can even retrieve information from inconsistent formats like desktop publishing and word processing applications, as well HTML and XML pages.

     Currently modules for the following accounting/ERP software publishers are available: AccountMate, Business Vision, Accounting Central, Accura Software, New Data Systems, CCI Software, Champion Business Systems, Cougar Mountain Software, Millennium Software, Positive Software, Red Wing Business Systems, and Uptrends Management Software, with further modules and relationships being created.

SALES AND MARKETING

  Sales Strategy

     AIQ will focus its sales effort on accounting firms, value-added resellers, and systems integrators. Through intensive seminars and training on the Epoxy(sm) platform AIQ intends to leverage its partners' existing sales channels.

     A key element of this strategy is to leverage its channel and alliance partners for the distribution of its Epoxy(sm) services. AIQ intends to target middle market companies, new businesses planning to use the Internet as a significant business channel and primarily, companies in the distribution and manufacturing industries.

  Marketing Strategy

     AIQ is engaged in a variety of marketing activities, including strategy development, corporate and product marketing, market research, and market launch. AIQ uses a broad mix of programs, targeting its efforts in the following areas:

     - brand-building and marketplace awareness;

     - generating and developing client leads;

     - educating the market on the advantages of the Epoxy(sm) platform ;

     - building and enhancing relationships with press, media, and industry analysts;

     - co-branding AIQ's service with other respected technology solutions.

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     AIQ produces a variety of materials, including brochures, white papers, presentations, and demonstrations. AIQ also leverages its strategic partners through joint marketing activities.

STRATEGIC RELATIONSHIPS

  IntraNet Solutions

     IntraNet Solutions, Inc. (www.IntraNetsolutions.com) headquartered in Eden Prairie, Minnesota, offers web content management solutions for intranet, extranet, and Internet applications. IntraNet Solutions' products are preferred by customers because they deliver key benefits, such as rapid deployment and return on investment, ease of use, enterprise-strength scalability and security, and a commitment to web-based standards. In 1997, IntraNet Solutions launched the first web-based document and content management software product that was built especially for the web environment. In 1999, the company introduced its Xpedio Content Management product line, the first end-to-end content management solution for the enterprise. IntraNet Solutions and its subsidiary, InfoAccess, have a combined user base of 800 enterprise server customers. Key customers include Agilent Technologies, Allina Health System, British Aerospace Airbus, Ltd., Cargill Financial Services Corporation, Dayton Hudson Corporation, Ericsson Telecom AB, Furon, GE Capital Corporation, Honeywell Engines and Systems, Land O' Lakes, Network Solutions, and Toyota.

     AIQ has created a proprietary technology for IntraNet Solutions that will allow Xpedio customers to automate content categorization and expedite the document check in process. The product will be released in conjunction with the release of Xpedio 4.5. AIQ is also licensing the Xpedio product with content servers from IntraNet Solutions for use in content management modules of AIQ's service. AIQ will use the Xpedio solution to help manage unstructured product-and sales-related data the supplier wants to push through the net markets. AIQ also recently became a non-exclusive reseller of Xpedio, as well as IntraNet Solution's Content Categorizer and Dynamic Converter products. Pursuant to its agreements with IntraNet, AIQ is entitled to a 40 percent discount off of IntraNet Solutions' list price for purchases of IntraNet Solution's products, as well as a 20 percent discount from the list price for maintenance and support fees. Additionally, AIQ will receive a fee for referring customers to IntraNet Solutions.

  AccountMate Software Corporation

     AIQ has established a business partnership with AccountMate Software Corporation of Novato, California. Through this partnership, AIQ intends to ensure the continued technical exchange between the two companies as AIQ develops its adapter modules, which integrate seamlessly with AccountMate's Visual AccountMate product line. In addition, AccountMate will actively market the Epoxy(SM) solution to its sales force of over 1,000 VARs and from there to its customer base of over 120,000 installations in over 200 industries worldwide. Since its inception in 1984, AccountMate has earned an outstanding reputation throughout the industry for development of leading-edge, modifiable accounting solutions designed for businesses of virtually every type and size, from small startups all the way to divisions of Fortune 1000 corporations. Some of the more notable end users of AccountMate products include Magic Johnson Foundation, Citicorp, Exxon, United Cerebral Palsy, MGM, McDonalds, Johnson & Johnson, Jockey International, NATO, Smithsonian Institute, Sarah Lee Direct, Holiday Inn, and the United Way Agency. AccountMate Software Corporation also maintains strategic corporate alliances with Microsoft Corporation and IBM.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     AIQ may file patent registration applications covering its core technology concepts and intends to institute a patent program to reward patent contributions from its staff and properly identify and protect new inventions. AIQ may also make international filings of selected patent applications to protect its intellectual property rights overseas. It will protect its copyrights, service marks, trademarks, and trade secrets through the combination of existing laws and tactical contractual restrictions such as confidentiality or nondisclosure agreements. AIQ plans to register its trademarks and service marks in the United States and internationally.

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

However, effective trademark, service mark, copyright, and trade secret protection may not be available in every country in which AIQ's services are made available online.

COMPETITION

     AIQ's competitors vary in size, in the scope and breadth of their products and services, and in their technical, financial, and human resources. It has three primary sources of competition:

     - in-house development efforts by potential clients and systems integration firms that build customized solutions using development platform application server products;

     - Internet application software vendors such as Art Technology Group, BroadVision, Ariba, Commerce One, TRADE'ex, InterWorld, OpenMarket, and Vignette;

     - vendors of platform application server products and sell-side solutions similar to ours, such as Web Methods, Acta, Cailco, Comergent, Order Fusion and Firepond.

     In addition, AIQ faces potential competition from vendors of other Internet commerce software applications as they expand the functionality of their product offerings. These vendors may include Allaire Corporation and other vendors of software designed to enable Internet commerce or management of customer relationships.

EMPLOYEES

     AIQ currently has 20 employees: a chief executive officer/chief financial officer, a president/chief operating officer, an executive vice president, a vice president of strategic development, a vice president of engineering, a vice president of AIQ's Edge Technologies subsidiary, a vice president of sales of Edge Technologies, a vice president of vertical sales, a director of marketing, a director of channel programming, an accountant/controller, an office manager, and 8 software engineers. AIQ continues to look to employ key information technology professionals and hire independent contractors to develop and market its products.

FACILITIES

     AIQ's corporate headquarters are located at 601 Carlson Parkway, Minnetonka, Minnesota. AIQ also maintains an engineering facility located at 54 Middlesex Turnpike, Bedford, Massachusetts. The Massachusetts facility houses nearly all of AIQ's operations, including the partner support and programming and development staff. As a result of its recent acquisition of Edge Technologies, Inc., AIQ also leases offices space in Las Vegas, Nevada, from which Edge Technologies' operations are conducted.

LEGAL PROCEEDINGS

     To AIQ's knowledge, it is not involved in any material legal actions and there is no threatened litigation against AIQ.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

  Overview

     AIQ was incorporated in Minnesota on April 11, 1996, and is a development stage company. AIQ provides Internet commerce application software and services. Since its inception, AIQ's efforts have been devoted to the development of its business plan and raising capital.

     AIQ is in the development stage and has yet to generate any significant revenues. Substantial time may pass before AIQ realizes significant revenues, if any. Further, during the period required to develop significant revenues, AIQ may require additional funds that may not be available. AIQ is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on suppliers and users for product, new product

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

development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships and limited operating history.

  Results of Operations for the Years Ended December 31, 1997, 1998 and 1999,. and the Nine Months Ended September 30, 1999 and 2000

     Revenues -- AIQ had no revenues for the period from April 11, 1996 (inception) to December 31, 1999.

     Costs and Expenses -- For the year ended December 31, 1997, AIQ had a net income of $8,167 compared with a net loss of $144,492 for the year ended December 31, 1998. In 1997, AIQ realized a gain on certain available-for-sale securities and had limited operating activities. The net loss for the year ended December 31, 1998 is primarily attributed to a realized loss on certain available-for-sale securities and limited operating activities.

     For the year ended December 31, 1998, AIQ had a net loss of $144,492 compared with a net loss of $461,981 for the year ended December 31, 1999. The net loss for the year ended December 31, 1999 is largely attributed to additional expenses incurred as AIQ increased its corporate overhead structure for the development of Internet commerce application products.

     For the nine months ended September 30, 1999, AIQ had a net loss of $99,722 compared to a net loss of $2,020,954 for the nine months ended September 30, 2000. The net loss for the nine months ended September 30, 2000, is largely attributable to additional expenses incurred as AIQ increased its corporate overhead structure for the development of internet commerce applications.

  Liquidity and Capital Resources

     AIQ has met its capital requirements through stockholder advances, issuance of common stock for property, conversion of debt to equity, private placement of common stock, the sale of common stock and issuance of common stock for services.

     In 1999, AIQ received net stockholder advances of $55,000.

     In May 1999, AIQ issued 83,333 shares of common stock valued at $.75 per share in exchange for intellectual property.

     In August 1999, AIQ converted $47,180 of debt to additional paid-in capital.

     During August through September 1999, AIQ issued 88,266 shares of common stock at $1.50 per share through a private placement, resulting in $132,400 of net proceeds.

     In October and November 1999, AIQ issued 23,000 shares of common stock at $37.50 per share, resulting in $503,750 in net proceeds (net of a stock subscription receivable of $328,750).

     In March 2000, AIQ issued 4,667 shares of common stock at $37.50 per share, resulting in $175,000 in net proceeds.

     In June 2000, AIQ issued 1,789,633 shares of common stock at $.38 per share, resulting in $670,862 in net proceeds.

     In July 2000, AIQ issued 151,200 shares of common stock at $2.50 per share, resulting in $378,000 in net proceeds.

     In August through September 2000, AIQ issued 749,864 shares of common stock at $2.75 per share, resulting in $1,645,977 in net proceeds.

     For the year ended December 31, 1997, AIQ used $24,167 in cash flows for operating activities. For the year ended December 31, 1998, AIQ received $41,232 in cash flows from operating activities. For the year ended December 31, 1999, AIQ used $292,736 in cash flows for operating activities. For the nine months ended September 30, 1999, AIQ used $76,168 in cash flows for operating activities. For the nine months ended September 30, 2000, AIQ used $1,420,771 in cash flows for operating activities.

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     Since inception, AIQ's principal capital requirements have been the funding of its development activities. There is no assurance that additional capital will be available on terms acceptable or favorable to AIQ.

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

                                  RISK FACTORS

     You are urged to read and carefully consider the following risk factors in deciding whether to approve the Merger.

RISKS RELATING TO THE MERGER

  The Company may not realize the anticipated benefits of the Merger and is selling its operating assets to a related party.

     As a condition of the Merger, the Company is selling all of its assets and discontinuing its petroleum related business operations. Capco, the purchaser, is also the Company's largest shareholder. Three of the Company's board members are members of the board of directors of Capco, and Capco is not withdrawing from the independent petroleum product distribution business. The Company is taking the consideration paid by Capco in the Asset Sale and investing it, by way of the Merger in AIQ, a development state company. The Company's decision to withdraw from the petroleum related business may be premature. Economic conditions factors change quickly, and AIQ's business plan may never be realized. It is possible that the Company has decided to sell its assets to a related party at the bottom of the economic cycle for independent petroleum distributions while investing the proceeds in a "B2B" internet company at the top of the market.

     Nevertheless, the Company's board of directors believes that by abandoning the Company's current business operations and implementing AIQ's business will permit the combined companies to achieve a greater level of success than is possible with the Company's current business. However, AIQ is still a development stage company with no significant operating history on which to base an evaluation of its business and prospects. Accordingly, there can be no assurance that, following the Merger, the Company will ever be successful.

  The Merger will dilute your percentage ownership of the Company's common stock.

     The Merger will dilute the percentage ownership held by the Company's shareholders when compared to their ownership prior to the Merger. Based upon the estimated capitalization of both the Company and AIQ at the effective time of the Merger, the Company's shareholders will hold approximately 51 percent of the Company's outstanding capital stock following the Merger, and 66 percent of the Company's capital stock on a fully-diluted basis after giving effect to the issuance of the shares and warrants to AIQ shareholders and the assumption of AIQ's options and warrants outstanding prior to the Merger.

  The aggregate number of shares of the Company's common stock issued to AIQ shareholders in the Merger is fixed and will not be adjusted in the event of any change in the stock price.

     Under the Merger Agreement, each outstanding share of AIQ common stock will be exchange for one share of the Company's common stock (giving effect for the proposed reincorporation), plus each AIQ shareholder will receive a warrant to purchase two more shares of Company common stock at a fixed price of $5.50 per share for every three shares of AIQ common stock held by such shareholder. The Company will also assume all outstanding options and warrants to purchase AIQ common stock at the price determined in the respective option and warrant agreements. Notwithstanding a potential adjustment to the aggregate number of shares issued to AIQ shareholders as a result of the amount of cash the Company has available at the effective time of the Merger, the number of shares and warrants issued to AIQ shareholders in the Merger is fixed and will not be adjusted for any fluctuation in the market price of the Company's common stock.

  Even following the Merger the Company may be exposed to liabilities resulting from its current business operations.

     As a condition to the proposed merger with AIQ, the Company must dispose of all of its assets (except for a minimum of $4.5 million of cash) and liabilities, known or unknown, contingent or otherwise. Pursuant to the Company's asset purchase agreement with Capco, Capco has agreed to indemnify the Company for all liabilities, including all liabilities that may have arisen prior to the closing of the Asset Sale. Even though

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

Meteor will have disposed of all such liabilities, there can be no assurance that Capco will be able or even willing to pay such liabilities. In that case, the Company (as the surviving corporation in the Merger) may be responsible for satisfying any such liabilities. In particular, because the nature of the Company's existing business, there is potential that the Company and its operating subsidiaries could be exposed to governmental and third party liability resulting from violations of state and federal environmental protection laws. AIQ's management has indicated that it intends to purchase insurance to protect the post-Merger Company against liabilities under environmental laws that may have arisen prior to the effective time of the Merger. However, there can be no assurance that such insurance will be available at an acceptable cost or that it will adequately protect against such environmental liabilities.

  The Company's common stock could be delisted from the Nasdaq Small Cap Market System.

     As a result of our proposal to dispose of all of our assets, the merger with AIQ and the change in our business operations, we may be delisted from the Nasdaq SmallCap Market upon completion of the Asset Sale and Merger and informed by Nasdaq that we must reapply for listing on the SmallCap Market. If we are required to reapply for Nasdaq listing, there is no assurance that we will be able to meet all of Nasdaq's initial listing requirements. Although continued listing on Nasdaq is a condition to our and AIQ's obligations to consummate the Merger, both parties may agree to waive this condition and complete the Merger anyway.

     In that event our common stock is delisted from the Nasdaq SmallCap Market and we and AIQ nevertheless agree to proceed with the Merger, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or in the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be significantly impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in coverage by securities analysts and the news media, and lower prices for our common stock that might otherwise prevail. In addition, our common stock would likely become subject to the SEC's rules relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. These "penny stock rules" may therefore adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

RISK FACTORS RELATING TO AIQ'S BUSINESS

  AIQ has no meaningful operating history on which the evaluate its business or prospects.

     AIQ was formed in April 1996 under a different name. Its original business plan contemplated investments in newly organized privately-held businesses, however AIQ's management ultimately determined to allocate all of its resources toward the development of the company's technology. AIQ has no operating history on which you can base an evaluation of its business and prospects. Accordingly, its business prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, using new and unproven business models. These risks include AIQ's:

     - substantial dependence on products with only limited market acceptance;

     - need to create sales and support organizations;

     - competition;

     - need to manage changing operations;

     - customer concentration;

     - reliance on strategic relationships; and

     - dependence on key personnel.

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     AIQ also depends heavily on the growing use of the Internet for commerce and communication and on general economic conditions. AIQ's management cannot be certain that its business strategy will be successful or that it will successfully address these risks.

  AIQ's management anticipates incurring losses for the foreseeable future.

     For the nine months ended September 30, 2000, AIQ had a net loss of $2,020,954, and since its inception in April 1996 through September 30, 2000, AIQ has incurred an aggregate net loss of $2,655,966. As of September 30, 2000, AIQ had total assets of $2,278,052. Its management expects operating losses to continue for the foreseeable future and there can be no assurance that it will ever be able to operate profitably. Furthermore, to the extent AIQ's business strategy is successful, it must manage the transition to higher volume operations, which will require it to control overhead expenses and add necessary personnel.

  AIQ's success depends, in part, on its ability to successfully integrate Edge Technologies with its business plan.

     On January 12, 2001, AIQ acquired Edge Technologies, Inc. AIQ is currently integrating the business and products of Edge Technologies, including its Account Wizard software application, with AIQ's existing business and products. AIQ may incur unanticipated costs in the course of this integration. In addition, the integration of Edge Technologies with AIQ's operations involves the following risks:

     - failure to develop complementary product offerings and marketing strategies;

     - failure to maintain the customer relationships of Edge Technologies;

     - failure to retain the employees of Edge Technologies;

     - failure to effectively coordinate product development efforts;

     - diversion of management's time and attention from other aspects of AIQ's business; and

     - failure to manage operations that are geographically diverse.

AIQ cannot be sure that it will be successful in integrating the business and products of Edge Technologies with its business and products. If AIQ is not, its business, operating results and financial condition may be materially adversely affected.

  The success of AIQ's Active CC product is solely dependent on the efforts of a third party.

     AIQ recently completed the development of its Active CC product and has licensed the product to IntraNet Solutions, Inc. Active CC was designed to allow IntraNet Solutions to use its core Xpedio(TM) product to automate content categorization and expedite the document check-in process. Although Active CC has been released to IntraNet, there is no assurance that AIQ's efforts to develop the product will be successful. The marketing of Active CC will be solely dependent upon the efforts of IntraNet Solutions. In addition to the high-risk nature of any product introduction, there is no assurance that IntraNet Solutions will devote the resources necessary in order for AIQ to derive any significant revenue from Active CC. If IntraNet Solutions is unsuccessful in its marketing of this product, AIQ's financial condition may be materially adversely affected.

  AIQ relies heavily on third-party systems and its strategic relationships.

     AIQ licenses key elements of its services from third parties, including IntraNet Solution's Xpedio.(TM) Termination of such licenses would adversely affect AIQ's business.

     AIQ believes that its success in penetrating its target markets depends in part on its ability to develop and maintain strategic relationships with key software vendors, distribution partners and customers, including Intranet Solutions. AIQ's management believes these relationships are important in order to validate AIQ's technology, facilitate broad market acceptance of its products, and enhance its sales, marketing and

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

distribution capabilities. If AIQ is unable to develop key relationships or maintain and enhance existing relationships, it may have difficulty selling its products and services.

     AIQ will also possibly license minor components from others such as reporting functions, charting functions and security features and incorporate them into our products. If these licensed components are not maintained, it could impair the functionality of AIQ's products and require it to obtain alternative products from other sources or to develop this software internally, either of which could involve costs and delays as well as diversion of engineering resources.

  Following the Merger the Company will require future financings in order to complete the development of AIQ's products and services, which may not be available on acceptable terms.

     When the proposed merger with Meteor is consummated, AIQ anticipates that further financing will be needed in approximately 12 months in order to complete development of AIQ's products and develop our brand and services. Product development, brand development and other aspects of Internet-related businesses are extremely expensive, and there is no precise way to predict when further financing will be needed or how much will be needed. Moreover, there can be no guarantee that the additional financing will be available when needed. If it is not available, the Company may be forced to discontinue its business, and your investment may be lost. If the financing is available only at a low valuation of the Company, your investment may be substantially diluted. The continued health of the market for Internet-related securities and other factors beyond the Company's control will have a major impact on the valuation of the Company when it raises capital in the future.

  If the Merger is completed, the Company's future success is highly dependent on the continued availability of AIQ's key employees.

     In connection with the continued development of AIQ's products and services, it is substantially dependent upon on the continued service of its existing engineering personnel. However, there is currently a great demand for the services of software engineers and, accordingly, one or more of AIQ's engineers may receive and accept an employment offer from another technology company. Although AIQ's engineers have entered into confidentiality and invention assignment agreements, none have entered into noncompete agreements with AIQ. The loss of one or more of AIQ's engineers could delay the ongoing development of its products and services, which would adversely affect its business.

  Potential fluctuations in results of operations; difficulty in predicting results of operations

     AIQ expects its anticipated revenues and operating results to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of AIQ's revenues and operating results may not be meaningful. In addition, due to the fact that it has no operating history with its new and unproven technology, AIQ cannot predict its future revenues or results of operations accurately.

     AIQ's current and future expense levels are based largely on its investment plans and estimates of future revenues and are, to a large extent, fixed. Accordingly, it may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to its planned expenditures could have an immediate adverse effect on AIQ's business and results of operations.

     Lack of operating history and rapid growth makes it difficult for AIQ's management to assess the effect of seasonality and other factors outside AIQ's control. Nevertheless, AIQ expects its business to be subject to fluctuations, reflecting a combination of various Internet-related factors.

  AIQ's inability to develop successful customer relationships will hinder its profitability.

     As stated above, the success of AIQ's Active CC product is dependent upon Intranet Solutions' ability to sublicense the product to its customers. AIQ also intends to establish relationships with various types of customers and partners, such as e-Business portal customers, vertical market makers, technology partners, consulting partners and value-added resellers. Each of these relationships will involve negotiation of terms and

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fees. AIQ cannot be certain that it will be able to negotiate profitable relationships or that it can successfully fulfill its obligations under development agreements that will allow it to continue these relationships.

  Risks associated with new products, features and functions

     An essential part of AIQ's growth strategy requires that new products with a broader range of features be developed. AIQ expects to incur substantial expense and use significant resources in trying to expand the type and range of the products that it offers. However, AIQ may not be able to attract customers to purchase them. In addition, if end-users do not favorably receive the products and services AIQ has developed, our reputation and the value of the ActiveIQ Technologies, Inc. brand could be damaged.

  Risks associated with brand development

     AIQ's management believes that recognition and a favorable end-user perception of the ActiveIQ-enabled applications are essential to AIQ's future success. Successful positioning of AIQ's brand will largely depend on:

     - the success of AIQ's advertising and promotional efforts;

     - an increase in sales of ActiveIQ-based products and services including the Epoxy(sm) services; and

     - AIQ's ability to continue to provide high quality applications.

     AIQ believes that end-users will associate the ActiveIQ brand primarily with better, intelligent applications. To grow its business, AIQ believes it needs to expand awareness of the ActiveIQ brand to a wide range of applications.

     To increase awareness of the ActiveIQ brand and expand it to a wide range of services, AIQ may need to spend significant amounts on advertising and promotion. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotion expenses. In addition, even if brand recognition increases, sales of ActiveIQ-based products may not increase.

  AIQ's markets are highly competitive

     AIQ competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. AIQ faces competition in the overall Internet, Corporate Intranet and Extranet infrastructure market as well as the Internet search segments of this market. AIQ will experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

     AIQ competes with a number of companies to provide intelligent software-based solutions, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online software vendors, and have secured greater presence in distribution channels.

     AIQ's business does not depend on significant amounts of proprietary rights and, therefore, its technology does not pose a significant entry barrier to potential competitors. Additionally, its competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than AIQ can. In addition, AIQ's current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing services and products offered by AIQ. Also, current and potential competitors have greater name recognition, more extensive customer bases that could be leveraged, and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

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  E-business technology is rapidly changing

     The Internet, Corporate Intranet and Extranet infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. AIQ's future success will depend upon its ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of its customers. AIQ may be unable to develop any products on a timely basis, or at all, and it may experience delays in releasing new products and product enhancements. Material delays in introducing new products and enhancements may cause AIQ customers to forego purchases of our products and purchase those of its competitors.

  AIQ needs to create and grow its sales and support organizations

     AIQ will need to create and substantially grow its direct and indirect sales operations, both domestically and internationally, in order to create and increase market awareness and sales of its products. AIQ's products and services will require a sophisticated sales effort targeted at several people within its prospective customers. Competition for qualified sales personnel is intense, and AIQ might not be able to hire the kind and number of sales personnel it is targeting. In addition, AIQ's management believes that its future success is dependent upon establishing successful relationships with a variety of distribution partners, including value added resellers. AIQ cannot be certain that it will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to selling AIQ's products. There is also no assurance that AIQ's pricing model relating to its EpoxySM product will be accepted by AIQ's customers.

     Similarly, the anticipated complexity of AIQ's products and services and the difficulty of customizing them require highly trained customer service and support personnel. AIQ will need to hire staff for its customer service and support organization. Hiring customer service and support personnel is very competitive in AIQ's industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

  AIQ's initial revenues will be dependent on a small group of customers

     AIQ anticipates that initially, a substantial portion of its revenues, if any, will come from revenues from its Edge Technologies subsidiary, as well as revenues from its relationship with IntraNet Solutions and a limited number of other customers. AIQ's management also expects that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if AIQ loses a major customer, or if there is a decline in usage of any customer's service, AIQ's revenues would be adversely affected. In addition, AIQ cannot be certain that customers that will account for significant revenues, individually or as a group, will continue to generate revenues in any future period.

  AIQ's future success is dependent on the management of its potential growth

     AIQ's ability to successfully offer products and services and implement its business plan in a rapidly evolving market requires an effective planning and management process. Rapid growth will place a significant strain on AIQ's management systems and resources. AIQ's management expects that they will need to continually improve AIQ's financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage AIQ's work force. Furthermore, AIQ expects that it will be required to manage multiple relationships with various customers and other third parties.

  AIQ's success depends on its ability to retain and recruit key personnel

     AIQ's products and technologies are complex and it is substantially dependent upon the continued service of its existing engineering personnel. AIQ is also highly dependent on Kenneth Brimmer, its Chairman and Chief Executive Officer, and Pete Rockers, its President and Chief Operating Officer. AIQ also expects to continue to add other important personnel in the near future. The loss of any of those individuals may have a material adverse impact on its business. AIQ intends to hire a significant number of sales, support, marketing, and research and development personnel in calendar 2001 and beyond. Competition for these individuals is intense, and AIQ may not be able to attract, assimilate or retain additional highly qualified personnel in the future. AIQ's future success also depends upon the continued service of its executive officers and other key sales, marketing and support personnel.

  Some of AIQ's revenues will be derived from license agreements, which may be disputed

     AIQ anticipates that it will license its products, portions of its products and intellectual property, including any patents, to third parties. If the nature or scope of such licenses are disputed, AIQ will be compelled to institute proceedings to enforce its rights either under the licensing agreement or under patent laws. Such proceedings are generally time-consuming and expensive, and may distract management from AIQ's other business issues.

  AIQ's success depends on its ability to protect its proprietary technology

     If AIQ is unable to protect its intellectual property, or incurs significant expense in doing so, its business, operating results and financial condition may be materially adversely affected. Any steps AIQ takes to protect its intellectual property may be inadequate, time consuming and expensive. AIQ currently has no patents, registered trademarks or service marks or pending patent, trademark or service mark applications. Without significant patent, trademark, service mark or copyright protection, AIQ may be vulnerable to competitors who develop functionally equivalent products and services. AIQ may also be subject to claims that its products infringe on the intellectual property rights of others. Any such claim may have a material adverse effect on AIQ's business, operating results and financial condition.

     AIQ's success and ability to compete are substantially dependent upon its internally developed products and services, which it intends to protect through a combination of patent, copyright, trade secret and trademark law. AIQ generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally control access to and distribution of its software, documentation and other proprietary information. Despite AIQ's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. As with any knowledge-based product, AIQ anticipates that policing unauthorized use of its products will be difficult, and it cannot be certain that the steps it intends to take to prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, will be successful. Other businesses may also independently develop substantially equivalent information.

  AIQ's technology may infringe on the proprietary rights of others

     AIQ also anticipates that software product developers will be increasingly subject to infringement claims due to growth in the number of products and competitors in its industry, and the overlap in functionality of products in difference industries. AIQ also believes that many of its competitors in the intelligent applications business have filed or intend to file patent applications covering aspects of their technology that they may claim AIQ's technology infringes. AIQ cannot be certain that these competitors or other third parties will not make a claim of infringement against it with respect to AIQ's products and technology. Any infringement claim, regardless of its merit, could be time-consuming, expensive to defend, or require AIQ to enter into royalty or licensing agreements. Such royalty and licensing agreements may not be available on commercially favorable terms, or at all. AIQ is not currently involved in any intellectual property litigation.

     AIQ's products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end users. This creates the potential for claims to be made against AIQ (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been brought, and sometimes successfully pressed, against online service providers in the past. Although AIQ will carry general liability insurance, that insurance may not cover potential claims of this type or may not be adequate to protect AIQ from all liability that may be imposed.

  Government regulation and legal uncertainties

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Recent sessions of the United States Congress have resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect AIQ's business.

  Potential acquisitions may consume significant resources

     While AIQ has no current agreements with respect to any potential acquisitions, AIQ may make acquisitions following the Merger. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired businesses. No assurance can be given as to the ability of AIQ to consummate any acquisitions or integrate successfully any operations, personnel, services or products that might be acquired in the future, and the failure of AIQ to do so could have a material adverse effect on AIQ's business, financial condition and operating results.

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The following pro forma unaudited consolidated financial information consists of Pro Forma Unaudited Consolidated Statements of Operations of Meteor Industries, Inc. for the year ended December 31, 1999 and for the nine months ended September 30, 2000 and a Pro Forma Unaudited Consolidated Balance Sheet of Meteor Industries, Inc. as of September 30, 2000. The unaudited Pro Forma Consolidated Financial Statements give effect to the proposed acquisition of Edge Technologies Incorporated (a development stage company) and activeIQ Technologies, Inc. (a development stage company). The Pro Forma Unaudited Consolidated Statements of Operations give effect to the acquisitions as if they occurred on January 1, 1999. The Pro Forma Unaudited Consolidated Balance Sheets give effect to the acquisitions as if they occurred on September 30, 2000.

     On October 26, 2000, Meteor Industries, Inc. entered into a letter of intent to merge with activeIQ Technologies, Inc. The proposed acquisition of activeIQ Technologies, Inc. requires Meteor Industries, Inc. to issue each shareholder of activeIQ Technologies, Inc. one share of Meteor Industries, Inc. common stock and a common stock warrant to purchase two-thirds of a share of Meteor Industries common stock at a price of $5.50 per full share in exchange for each common share of activeIQ Technologies, Inc. The letter of intent further contemplates the satisfaction of certain conditions to the closing of the transaction, including the requirements that Meteor Industries, Inc. will
(a) have sold all of its assets relating to its current operations (including all of its operating subsidiaries), (b) have no debt or payables and (c) have at least $4.5 million in cash available. Prior to the closing of the proposed merger, Meteor Industries, Inc. has agreed to purchase 400,000 shares of activeIQ Technologies, Inc. of common stock for $1.1 million in cash. To finance this purchase and obtain additional working capital, Meteor Industries, Inc. intends to sell to private investors, some of which are current shareholders of Meteor Industries, Inc., 120,000 units of its securities at a price of $15 per unit, each unit consisting of 5 shares of Meteor Industries, Inc. common stock and a warrant to purchase 3 shares of Meteor Industries, Inc. common stock at a price of $5.50 per share. The merger is subject to several conditions including shareholder approval and regulatory approvals.

     In addition, on October 28, 2000 activeIQ Technologies, Inc. entered into a letter of intent to acquire 100% of the stock of Edge Technologies Incorporated. The letter of intent states activeIQ Technologies, Inc. will issue 325,000 shares of activeIQ Technologies, Inc. common stock and pay $300,000 of cash. In addition, if activeIQ Technologies, Inc. merges with a publicly traded company within 120 days of the merger date, Edge Technologies Incorporated shareholders will receive shares of common stock in the publicly traded company valued at $893,750 and an additional $400,000 in cash. If, however, activeIQ Technologies, Inc. does not merge with a public company within 120 days of the closing of the proposed merger, then Edge Technologies Incorporated shareholders will be entitled to another 325,000 shares of activeIQ Technologies, Inc. common stock and $400,000 in cash. The acquisition of Edge Technologies Incorporated closed in January 2001.

     Following the proposed merger with activeIQ Technologies, Inc., Meteor Industries, Inc, will own 100% of activeIQ Technologies, Inc. and Edge Technologies Incorporated. The Pro Forma Unaudited Consolidated Statements give effect to certain adjustments, including: (a) the issuance of common stock and warrants, (b) allocation of purchase price associated with the Edge acquisition to computer software and technology and related amortization, and (c) the elimination of certain revenues and costs of Meteor Industries related to the disposition of current operations.

     The Pro Forma Unaudited Consolidated Financial Statements and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere or incorporated by reference in this proxy. Since Meteor Industries, Inc. will be a shell company with only monetary assets, the merger will be accounted for as the issuance of stock by activeIQ Technologies, Inc. in exchange for monetary assets of Meteor Industries, Inc. Accordingly, there will be no change in the recorded amount of activeIQ Technologies, Inc. assets and liabilities. The monetary assets of the Company that are acquired as a result of the merger will be recorded at their fair market value and no goodwill will be recorded. The Pro Forma Unaudited Consolidated Financial Statements do not purport to represent what the results of operations or financial position of Meteor Industries, Inc. would actually have been if the aforementioned transactions in fact had occurred on January 1, 1999 or on September 30, 2000 or at any future date.

                    METEOR INDUSTRIES, INC. AND SUBSIDIARIES

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                                   ACTIVEIQ
                                                                                                 TECHNOLOGIES,      RECORD
                                                                                      EDGE           INC.            EDGE
                                               METEOR             ACTIVEIQ        TECHNOLOGIES     OFFERING      TECHNOLOGIES
                                          INDUSTRIES, INC.   TECHNOLOGIES, INC.   INCORPORATED      CLOSING         MERGER
                                          ----------------   ------------------   ------------   -------------   ------------
Current assets:
 Cash and cash equivalents..............      $   270             $ 1,690             $ 13          $1,067(A)       $ (750)(B)
 Restricted cash........................        1,957                   0                0               0               0
 Stock subscription receivable..........            0                   0                0               0               0
 Prepaid expenses.......................          612                  62                0               0               0
 Accounts and notes receivable and
   inventory............................       21,202                   0                2               0               0
 Deferred income taxes..................          335                   0                0               0               0
 Accounts and notes receivable related
   parties..............................        2,385                   0                0               0               0
                                              -------             -------             ----          ------          ------
       Total current assets.............       26,761               1,752               15           1,067            (750)
                                              -------             -------             ----          ------          ------
Property and equipment, net.............       16,783                 503                6               0           2,536(B)
                                              -------             -------             ----          ------          ------
Intangibles.............................        1,274                   0                0               0               0
Notes receivable related party..........        1,190                   0                0               0               0
Investments in closely held
 businesses.............................        1,495                   0                0               0               0
Deposit and other assets................          447                  23                0               0               0
                                              -------             -------             ----          ------          ------
                                              $47,950             $ 2,278             $ 21          $1,067          $1,786
                                              =======             =======             ====          ======          ======
Current liabilities:
 Note payable -- bank...................      $ 7,062             $    99             $  0          $    0          $    0
 Notes payable -- stockholders..........            0                 293                0               0               0
Current portion of long-term debt.......        2,928                   0                3               0               0
 Accounts payable.......................       12,271                 164               35               0               0
 Accounts payable-related party.........           97                   0               20               0               0
 Accrued interest.......................            0                   0                4               0               0
 Accrued fuel taxes and accrued
   expenses.............................        4,996                   0                0               0               0
 Accrued compensation...................            0                 100                0               0               0
                                              -------             -------             ----          ------          ------
       Total current liabilities........       27,354                 656               62               0               0
                                              -------             -------             ----          ------          ------
Long-term debt..........................        8,350                   0                0               0               0
Deferred taxes..........................        2,606                   0                0               0               0
Minority interest in subsidiaries.......          250                   0                0               0               0
Stockholders' equity (deficit):
 Capital stock..........................          369                  34               38               5(A)            7(B)
 Additional paid-in-capital.............        5,577               4,596                0           1,062(A)        1,779(B)
 Stock subscription receivable..........            0                (363)               0               0               0
 Deficit accumulated during the
   development stage....................        3,933              (2,656)             (79)              0               0
 Treasury stock.........................         (489)                  0                0               0               0
 Deferred compensation..................            0                (131)               0               0               0
 Warrants...............................            0                 142                0               0               0
                                              -------             -------             ----          ------          ------
       Total stockholders' equity
        (deficit).......................        9,390               1,622              (41)          1,067           1,786
                                              -------             -------             ----          ------          ------
                                              $47,950             $ 2,278             $ 21          $1,067          $1,786
                                              =======             =======             ====          ======          ======
Variance................................           --                  --               --              --              --


                                          PRE-MERGER
                                          ADJUSTMENTS    ELIMINATIONS   PRO FORMA
                                          -----------    ------------   ---------
Current assets:
 Cash and cash equivalents..............      5,329(C)     $  (200)(D)   $ 7,419
 Restricted cash........................     (1,957)(C)                        0
 Stock subscription receivable..........          0                            0
 Prepaid expenses.......................       (612)(C)                       62
 Accounts and notes receivable and
   inventory............................    (21,202)(C)                        2
 Deferred income taxes..................       (335)(C)                        0
 Accounts and notes receivable related
   parties..............................     (2,385)(C)                        0
                                           --------        -------       -------
       Total current assets.............    (21,162)          (200)        7,483
                                           --------        -------       -------
Property and equipment, net.............    (16,783)(C)                    3,045
                                           --------        -------       -------
Intangibles.............................     (1,274)(C)                        0
Notes receivable related party..........     (1,190)(C)                        0
Investments in closely held
 businesses.............................     (1,495)(C)                        0
Deposit and other assets................       (447)(C)                       23
                                           --------        -------       -------
                                           $(42,351)       $  (200)      $10,551
                                           ========        =======       =======
Current liabilities:
 Note payable -- bank...................   $ (7,062)(C)    $             $    99
 Notes payable -- stockholders..........          0                          293
Current portion of long-term debt.......     (2,928)(C)                        3
 Accounts payable.......................    (12,271)(C)                      199
 Accounts payable-related party.........        (97)(C)                       20
 Accrued interest.......................          0                            4
 Accrued fuel taxes and accrued
   expenses.............................     (4,996)(C)                        0
 Accrued compensation...................          0                          100
                                           --------        -------       -------
       Total current liabilities........    (27,354)                         718
                                           --------        -------       -------
Long-term debt..........................     (8,350)(C)                        0
Deferred taxes..........................     (2,606)(C)                        0
Minority interest in subsidiaries.......       (250)(C)                        0
Stockholders' equity (deficit):
 Capital stock..........................          6(C)        (371)(E)        88
 Additional paid-in-capital.............      1,644(C)        (200)(D)    13,242
 Stock subscription receivable..........          0         (1,216)(E)      (363)
 Deficit accumulated during the
   development stage....................     (5,441)(C)      1,587        (2,656)
 Treasury stock.........................          0                         (489)
 Deferred compensation..................          0                         (131)
 Warrants...............................          0                          142
                                           --------        -------       -------
       Total stockholders' equity
        (deficit).......................     (3,791)          (200)        9,833
                                           --------        -------       -------
                                           $(42,351)       $  (200)      $10,551
                                           ========        =======       =======
Variance................................         --             --            --

                    METEOR INDUSTRIES, INC. AND SUBSIDIARIES

       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               METEOR             ACTIVEIQ        EDGE TECHNOLOGIES   EDGE TECHNOLOGIES    PRO FORMA
                          INDUSTRIES, INC.   TECHNOLOGIES, INC.     INCORPORATED      MERGER ADJUSTMENT   ADJUSTMENTS      PRO FORMA
                          ----------------   ------------------   -----------------   -----------------   -----------      ---------
Revenues................     $ 155,211             $   0                $ 60              $   0          $(155,211)(G)   $      60
Cost of sales...........       130,417                 0                   0                  0           (130,417)(G)           0
                             ---------             -----                ----              -----          ---------       ---------
Gross Profit............        24,794                 0                  60                  0            (24,794)(G)          60
Operating expenses......        23,232               414                  69                845(F)          23,232(G)        1,328
                             ---------             -----                ----              -----          ---------       ---------
Income (loss) from
  operations............         1,562              (414)                 (9)              (845)            (1,562)(G)      (1,268)
Other income
  (expense).............          (602)              (48)                 (8)                 0                602(G)          (56)
                             ---------             -----                ----              -----          ---------       ---------
Income (loss) before
  income taxes and
  minority interest.....           960              (462)                (17)              (845)              (960)(G)      (1,324)
Income tax (benefit)
  expense...............           210                 0                   0                  0               (210)(G)           0
Minority interest.......           491                 0                   0                  0               (491)(G)           0
                             ---------             -----                ----              -----          ---------       ---------
Net income (loss).......     $     259             $(462)               $(17)             $(845)         $    (259)(G)   $  (1,324)
                             =========             =====                ====              =====          =========       =========
Earnings (loss) per
  share:
  Basic.................     $    0.07                                                                                   $   (0.15)
  Diluted...............     $    0.07                                                                                   $   (0.15)
Weighted average common
  shares and common
  share equivalents:
  Basic.................     3,454,146                                                                   5,335,672(H)    8,789,819
  Diluted...............     3,459,798                                                                   5,335,672(H)    8,795,471

                    METEOR INDUSTRIES, INC. AND SUBSIDIARIES

       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     EDGE
                                                                      EDGE       TECHNOLOGIES
                               METEOR             ACTIVEIQ        TECHNOLOGIES      MERGER       PRO FORMA
                          INDUSTRIES, INC.   TECHNOLOGIES, INC.   INCORPORATED    ADJUSTMENT    ADJUSTMENTS      PRO FORMA
                          ----------------   ------------------   ------------   ------------   -----------      ----------
Revenues................     $  144,108           $     0             $ 58          $   0       $ (144,108)(J)   $       58
Cost of sales...........        127,438                 0                0              0         (127,438)(J)            0
                             ----------           -------             ----          -----       ----------       ----------
Gross Profit............         16,670                 0               58              0          (16,670)(J)           58
Operating expenses......         15,309             1,985               64            634(I)       (15,309)(J)        2,683
                             ----------           -------             ----          -----       ----------       ----------
Income (loss) from
  operations............          1,361            (1,985)              (6)          (634)          (1,361)(J)       (2,625)
Other income
  (expense).............         (1,697)              (35)              (5)             0            1,697(J)           (40)
                             ----------           -------             ----          -----       ----------       ----------
Income (loss) before
  income taxes and
  minority interest.....           (336)           (2,020)             (11)          (634)             336(J)        (2,665)
Income tax (benefit)
  expense...............           (153)                0                0              0              153(J)             0
Minority interest.......            368                 0                0              0             (368)(J)            0
                             ----------           -------             ----          -----       ----------       ----------
Net income (loss).......     $     (551)          $(2,020)            $(11)         $(634)      $      551(J)    $   (2,665)
                             ==========           =======             ====          =====       ==========       ==========
Earnings (loss) per
  share:
  Basic.................     $    (0.16)                                                                         $    (0.30)
  Diluted...............     $    (0.16)                                                                         $    (0.30)
Weighted average common
  shares and common
  share equivalents:
  Basic.................      3,527,509                                                          5,335,673(K)     8,863,182
  Diluted...............      3,527,509                                                          5,335,673(K)     8,863,182

                    METEOR INDUSTRIES, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) Reflects the closing of the Private Placement offering of activeIQ Technologies, Inc. Total proceeds are as follows:

  activeIQ Technologies, Inc. common shares to be issued......   450,136
  Share price.................................................  $   2.75
                                                                --------
            Total proceeds....................................     1,238
  Less: agent commissions.....................................      (161)
  Less: offering costs........................................       (10)
                                                                --------
                                                                $  1,067
                                                                ========

(B) Reflects merger of Edge Technologies Incorporated into activeIQ Technologies, Inc. which occurred in January 2001

  Shares of activeIQ Technologies, Inc. issued to Edge
    Technologies Incorporated shareholders....................     325
  Share price.................................................  $ 2.75
                                                                ------
            Total.............................................     893(a)
  Cash issued to Edge Technologies Incorporated
    shareholders..............................................     750
                                                                ------
                                                                 1,643
                                                                ------
  Proposed Meteor Industries, Inc. common shares issued to
    Edge Technologies, Inc. shareholders......................     196(1)
  Share price.................................................  $ 4.56(1)
                                                                ------
            Total.............................................     893(b)
                                                                ------
            Grand total.......................................  $2,536
                                                                ======
                                                                $1,786(a)+
            Total common stock issued.........................        (b)
                                                                ======

(C) Reflects sale of all current operations of Meteor Industries, Inc. pursuant to the merger agreement before closing of merger and required cash of $4.5 million before merger is closed.

(D)  To record legal, accounting and other costs of merger.

(E)  To record transaction as a reverse merger.

(F) Reflects computer software developed arising from the Edge Technologies Incorporated merger amortized on a straight-line basis over 3 years.

(G) To reflect the reverse merger as if it had occurred on January 1, 1999. Since Meteor Industries, Inc. will be a non-operating entity at the date of the proposed merger, none of the revenues or expenses of Meteor Industries, Inc. would have resulted had the proposed merger occurred on January 1, 1999. Accordingly, the adjustment reflects the removal of these revenue and expense items.

(H) Reflects issuance of shares of common stock to activeIQ Technologies, Inc. shareholders in exchange for their shares of common stock pursuant to the letter of intent.

(I) Reflects computer software developed arising from the Edge Technologies Incorporated merger amortized on a straight-line basis over 3 years for the nine months ended September 30, 2000.

(J) To reflect the reverse merger as if it had occurred on January 1, 2000. Since Meteor Industries, Inc. will be a non-operating entity at the date of the proposed merger, none of the revenues or expenses of Meteor Industries, Inc. would have resulted had the proposed merger occurred on January 1, 2000. Accordingly, the adjustment reflects the removal of these revenue and expense items.

(K) Reflects issuance of shares of common stock to activeIQ Technologies, Inc. shareholders in exchange for their shares of common stock pursuant to the merger agreement.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Set forth below is a summary of dissenters' rights available to the Company's shareholders relating to the proposals to be considered at the Special Meeting. This summary is not intended to be a complete statement of applicable Colorado law and is qualified in its entirety by reference to Article 113 of the CBCA, set forth in its entirety as Appendix F.

     THE COMPANY HAS RESERVED THE RIGHT TO TERMINATE THE ASSET SALE AGREEMENT IF HOLDERS OF MORE THAN 3% OF THE OUTSTANDING SHARES OF THE COMPANY DISSENT FROM THE SALE OF ASSETS AND SEEK PAYMENT FOR THEIR SHARES IN ACCORDANCE WITH THE CBCA. SIMILARLY, A CONDITION TO THE CONSUMMATION OF THE MERGER AGREEMENT IS THAT HOLDERS OF NO MORE THAN 3% OF THE COMPANY'S OUTSTANDING SHARES MAY DISSENT FROM THE ASSET SALE, THE MERGER OR THE REINCORPORATION.

     Right to Dissent. Shareholders of the Company are entitled to dissent from any of the proposals discussed in this Proxy Statement and obtain payment of the fair value of their shares if and when the Sale of Assets and/or Merger is effectuated. A shareholder entitled to dissent and to obtain payment for the shareholder's shares under Article 113 of the CBCA may not challenge the corporate action (i.e. the Sale of Assets and/or Merger) creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation

     Under Section 7-113-103 of the CBCA, a record shareholder may asset dissenter's rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts

     Section 7-113-103(2) of the CBCA provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights, and (b) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     The Company will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the Company that beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

     Procedure for Exercise of Dissenters' Rights. The notice accompanying the Proxy Statement states that shareholders are entitled to assert dissenters' rights under Article 113 of the CBCA. A Company shareholder who wishes to assert dissenters' rights must (a) cause the Company to receive, before the vote is taken on the Asset Sale, reincorporation and/or Merger, written notice of the shareholder's intention to demand payment for the shareholder's shares if the Asset Sale, reincorporation and/or Merger is effectuated; and (b) not vote the shares in favor of the Sale of Assets and/or Merger. A SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER SHARES UNDER ARTICLE 113 OF THE CBCA.

     If the Asset Sale, reincorporation and/or Merger is authorized, the Company must give a written notice to dissenters who are entitled to demand payment for their shares. The notice required to be given by the Company must be given no later than 10 days after the effective date of the transactions and (a) state that the Asset Sale, reincorporation and/or Merger was authorized and state the effective date or proposed effective date; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after a payment demand is received; (c) supply a form for demanding payment, which form will request a dissenter to state an address to which payment is to be made; (d) set the date by which the Company must receive the payment demand, which date must not be less than 30 days after the date the notice is given; (e) state that if a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the Company that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights; and (f) be accompanied by a copy of Article 113 of the CBCA.

     A shareholder who is given a dissenters' notice to assert dissenters' rights and who wishes to exercise dissenters' rights must, in accordance with the terms of the dissenters' notice, cause the Company to receive a payment demand, which may be a payment demand form supplied by the Company, duly completed, or some other acceptable writing. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the transaction, and has only the right to receive payment for the shares after the effective date. The demand for payment is irrevocable, except that if the effective date does not occur within 60 days after the date set by the Company by which it must receive the payment demand, the Company must release the transfer restrictions imposed on uncertificated shares. If the effective date occurs more than 60 days after the date set by the Company, by which it must receive the payment demand, then the Company must send a new dissenters' notice. A SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AS REQUIRED BY THE DATE OR DATES SET IN THE DISSENTERS' NOTICE IS NOT ENTITLED TO PAYMENT FOR HIS OR HER SHARES.

     At the effective date or upon a receipt of a payment demand, whichever is later, the Company will pay each dissenter who complied with the notice requirements discussed above the Company's estimate of the fair value of the dissenter's shares, plus accrued interest. Payment will be accompanied by the Company's audited balance sheet as of the end of its most recent fiscal year, an income statement for that year, an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements for the interim period, which interim financial statements need not be audited. Payment will also be accompanied by a statement of the Company's estimate of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with the payment and a copy of Article 113 of the CBCA.

     If a dissenter is dissatisfied with the payment, the dissenter may give notice to the Company in writing of the dissenter's estimate of fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior to such notice, or the dissenter may reject the Company's offer and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest was incorrectly calculated; (b) the Company fails to make payment within 60 days after the date set by the Company by which it must receive the payment demand; or (c) the Company does not release the transfer restrictions imposed on uncertificated shares, then the Company must send a new dissenters' notice. A DISSENTER WAIVES THE RIGHT TO DEMAND PAYMENT UNDER THIS PARAGRAPH UNLESS THE DISSENTER CAUSES THE COMPANY TO RECEIVE THE NOTICE REQUIRED WITHIN 30 DAYS AFTER THE COMPANY MADE OR OFFERED PAYMENT FOR THE SHARES OF THE DISSENTER.

     Judicial Appraisal of Shares. If a demand for payment made by a dissatisfied dissenter as set forth above is unresolved, the Company may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, it must pay to each dissenter whose demand remains unresolved the amount demanded. The Company must commence the proceeding described above in the District Court of the City and County of Denver, Colorado. The Company must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the Company, or the fair value, plus interest, of a dissenter's shares for which the Company elected to withhold payment.

     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against the Company, except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts find equitable: (a) against the Company and in favor of any dissenters if the court finds that the Company did not substantially comply with the procedures for the exercise of dissenters' rights set forth above; or (b) against either the Company or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 113 of the CBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to said counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefited.

                                 OTHER MATTERS

     Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein. However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP, our independent public accountants, are not expected to be present at the Meeting. Representatives of PricewaterhouseCoopers LLP will, however, have the opportunity to make a statement to be read at the Meeting if they desire to do so and will be available to respond to appropriate questions submitted to them.

                           activeIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  73
Balance Sheets..............................................  74
Statements of Operations....................................  75
Statements of Stockholders' Equity (Deficit)................  76
Statements of Cash Flows....................................  77
Notes to Financial Statements...............................  78

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To activeIQ Technologies Inc.:

     We have audited the accompanying balance sheets of activeIQ Technologies Inc. (a Minnesota corporation in the development stage) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (April 11, 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of activeIQ Technologies Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (April 11, 1996) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development stage enterprise with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP

Minneapolis, Minnesota,
December 15, 2000

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                         DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                             1998           1999           2000
                                                         ------------   ------------   -------------
                                                                                        (UNAUDITED)
                                              ASSETS:
  Current assets --
     Cash and cash equivalents.........................   $  38,672      $  409,917     $ 1,689,730
     Available-for-sale securities.....................      25,522              --              --
     Prepaid expenses..................................          --              --          62,250
     Due from stockholders.............................       7,820              --              --
                                                          ---------      ----------     -----------
          Total current assets.........................      72,014         409,917       1,751,980
  Property and equipment, net..........................          --          17,092         502,855
  Other assets.........................................          --          46,655          23,217
                                                          ---------      ----------     -----------
                                                          $  72,014      $  473,664     $ 2,278,052

                                                          =========      ==========     ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
  Current liabilities --
     Bank line of credit...............................   $ 241,827      $  200,000     $    98,596
     Stockholder note payable, net of debt discount of
       $7,125..........................................          --              --         292,875
     Accounts payable..................................          --          88,592         164,544
     Accrued compensation..............................          --             713         100,000
                                                          ---------      ----------     -----------
          Total current liabilities....................     241,827         289,305         656,015
                                                          ---------      ----------     -----------
  Commitments and contingencies (Notes 1 and 6)
  Stockholders' equity (deficit)-
     Capital stock, $.01 par value, 6,666,666 shares
       authorized, 152,000, 373,626 and 3,405,206
       common shares issued and outstanding............       1,520           3,736          34,052
     Additional paid-in capital........................       1,480       1,144,385       4,595,789
     Stock subscription receivables....................          --        (328,750)       (362,500)
     Deferred compensation.............................          --              --        (131,250)
     Warrants..........................................          --              --         141,912
     Deficit accumulated during the development
       stage...........................................    (173,031)       (635,012)     (2,655,966)
     Accumulated other comprehensive income............         218              --              --
                                                          ---------      ----------     -----------
          Total stockholders' equity (deficit).........    (169,813)        184,359       1,622,037
                                                          ---------      ----------     -----------
                                                          $  72,014      $  473,664     $ 2,278,052
                                                          =========      ==========     ===========

      The accompanying notes are an integral part of these balance sheets.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                            PERIOD FROM
                                                                             APRIL 11,
                                              YEAR ENDED                        1996         NINE MONTHS     NINE MONTHS
                              ------------------------------------------   (INCEPTION) TO       ENDED           ENDED
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                  1997           1998           1999            1999            1999            2000
                              ------------   ------------   ------------   --------------   -------------   -------------
                                                                                             (UNAUDITED)     (UNAUDITED)
REVENUES....................    $     --      $      --      $      --       $      --        $     --       $        --
                                --------      ---------      ---------       ---------        --------       -----------
OPERATING EXPENSES:
  Selling, general and
    administrative..........       5,177         12,305        413,982         439,771          56,407         1,555,459
  Product development.......       2,500             --             --          12,149              --           430,023
                                --------      ---------      ---------       ---------        --------       -----------
        Total operating
          expenses..........       7,677         12,305        413,982         451,920          56,407         1,985,482
                                --------      ---------      ---------       ---------        --------       -----------
        Loss from
          operations........      (7,677)       (12,305)      (413,982)       (451,920)        (56,407)       (1,985,482)
                                --------      ---------      ---------       ---------        --------       -----------
OTHER INCOME (EXPENSE):
  Other income..............       1,797         86,613             --          88,410              --               790
  Interest expense..........     (18,287)       (33,076)       (24,445)        (75,808)        (19,761)          (36,262)
  Gain (loss) on
    available-for-sale
    securities..............      32,334       (185,724)       (23,554)       (195,694)        (23,554)               --
                                --------      ---------      ---------       ---------        --------       -----------
        Total other income
          (expense).........      15,844       (132,187)       (47,999)       (183,092)        (43,315)          (35,472)
                                --------      ---------      ---------       ---------        --------       -----------
        Net income (loss)...    $  8,167      $(144,492)     $(461,981)      $(635,012)       $(99,722)      $(2,020,954)
                                ========      =========      =========       =========        ========       ===========
BASIC AND DILUTED NET INCOME
  (LOSS) PER COMMON SHARE...    $   0.04      $   (0.79)     $   (1.92)      $   (2.92)       $  (0.50)      $     (1.77)
                                ========      =========      =========       =========        ========       ===========
BASIC AND DILUTED WEIGHTED
  AVERAGE COMMON SHARES
  OUTSTANDING...............     228,000        183,667        240,394         217,353         201,134         1,140,790
                                ========      =========      =========       =========        ========       ===========

                               PERIOD FROM
                                APRIL 11,
                                   1996
                              (INCEPTION) TO
                              SEPTEMBER 30,
                                   2000
                              --------------
                               (UNAUDITED)
REVENUES....................   $        --
                               -----------
OPERATING EXPENSES:
  Selling, general and
    administrative..........     1,995,230
  Product development.......       442,172
                               -----------
        Total operating
          expenses..........     2,437,402
                               -----------
        Loss from
          operations........    (2,437,402)
                               -----------
OTHER INCOME (EXPENSE):
  Other income..............        89,200
  Interest expense..........      (112,070)
  Gain (loss) on
    available-for-sale
    securities..............      (195,694)
                               -----------
        Total other income
          (expense).........      (218,564)
                               -----------
        Net income (loss)...   $(2,655,966)
                               ===========
BASIC AND DILUTED NET INCOME
  (LOSS) PER COMMON SHARE...   $     (5.56)
                               ===========
BASIC AND DILUTED WEIGHTED
  AVERAGE COMMON SHARES
  OUTSTANDING...............       478,094
                               ===========

   The accompanying notes are an integral part of these financial statements.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                          DEFICIT
                                                                                                                        ACCUMULATED
                                             COMMON               ADDITIONAL      STOCK                                 DURING THE
                                              STOCK                PAID-IN     SUBSCRIPTION     DEFERRED                DEVELOPMENT
                                             SHARES     AMOUNT     CAPITAL      RECEIVABLE    COMPENSATION   WARRANTS      STAGE
                                            ---------   -------   ----------   ------------   ------------   --------   -----------
ISSUANCE OF COMMON STOCK IN APRIL 1996 FOR
 CASH AT $.02 PER SHARE...................    228,000   $2,280    $      720    $      --      $      --     $    --    $       --
 Net loss.................................         --       --            --           --             --          --       (36,706)
                                            ---------   -------   ----------    ---------      ---------     --------   -----------
BALANCE, December 31, 1996................    228,000    2,280           720           --             --          --       (36,706)
 Unrealized loss on available-for-sale
   securities.............................         --       --            --           --             --          --            --
 Net income...............................         --       --            --           --             --          --         8,167
 Comprehensive loss.......................         --       --            --           --             --          --            --
                                            ---------   -------   ----------    ---------      ---------     --------   -----------
BALANCE, December 31, 1997................    228,000    2,280           720           --             --          --       (28,539)
 Repurchase of shares from shareholder in
   May 1998...............................    (76,000)    (760)          760           --             --          --            --
 Unrealized gain on available-for-sale
   securities.............................         --       --            --           --             --          --            --
 Net loss.................................         --       --            --                                      --      (144,492)
 Comprehensive income.....................         --       --            --           --             --          --            --
                                            ---------   -------   ----------    ---------      ---------     --------   -----------
BALANCE, December 31, 1998................    152,000    1,520         1,480           --             --          --      (173,031)
 Issuance of common stock in May 1999 in
   exchange for intellectual property.....     83,333      833        61,667           --             --          --            --
 Capital contribution from shareholders in
   August 1999............................         --       --        47,180           --             --          --            --
 Issuance of common stock in August
   through September 1999 at $1.50 per
   share..................................     88,266      883       131,517           --             --          --            --
 Issuance of common stock in October 1999
   for services at $1.50 per share........     27,027      270        40,271           --             --          --            --
 Issuance of common stock in October and
   November 1999 at $37.50 per share......     23,000      230       862,270     (328,750)            --          --            --
 Unrealized loss on available-for-sale
   securities.............................         --       --            --           --             --          --            --
 Net loss.................................         --       --            --           --             --          --      (461,981)
 Comprehensive loss.......................         --       --            --           --             --          --            --
                                            ---------   -------   ----------    ---------      ---------     --------   -----------
BALANCE, December 31, 1999................    373,626    3,736     1,144,385     (328,750)            --          --      (635,012)
 Issuance of common stock in March 2000 at
   $37.50 per share (unaudited)...........      4,667       47       174,953           --             --          --            --
 Issuance of warrants in June 2000 in
   payment of accounts payable
   (unaudited)............................         --       --            --           --             --      22,682            --
 Issuance of common stock in June 2000 at
   $.38 per share (net of offering costs
   of $10,000) (unaudited)................  1,789,633   17,896       652,966       16,250             --          --            --
 Conversion of accounts payable to common
   stock in June 2000 at $.38 per share
   (unaudited)............................    216,216    2,162        78,919           --             --          --            --
 Issuance of options as part of severance
   in June 2000 (unaudited)...............         --       --        25,800           --             --          --            --
 Issuance of common stock in July 2000 for
   assets at $2.50 per share
   (unaudited)............................    151,200    1,512       376,488           --             --          --            --
 Issuance of common stock in August
   through September 2000 at $2.75 per
   share (net of offering costs of
   $311,169) (unaudited)..................    749,864    7,499     1,638,478           --             --     104,980            --
 Issuance of common stock in September
   2000 at $2.75 per share to director
   (unaudited)............................    100,000    1,000       274,000      (50,000)            --          --            --
 Issuance of warrants in August 2000 in
   conjunction with stockholder note
   payable (unaudited)....................         --       --            --           --             --      14,250            --
 Conversion of notes payable to common
   stock in September 2000 at $2.75 per
   share (unaudited)......................     20,000      200        54,800           --             --          --            --
 Deferred compensation related to
   September 2000 option grants
   (unaudited)............................         --       --       175,000           --       (175,000)         --            --
 Deferred compensation expense
   (unaudited)............................         --       --            --           --         43,750          --            --
 Net loss (unaudited).....................         --       --            --           --             --                (2,020,954)
                                            ---------   -------   ----------    ---------      ---------     --------   -----------
BALANCE, September 30, 2000 (unaudited)...  3,405,206   $34,052   $4,595,789    $(362,500)     $(131,250)    $141,912   $(2,655,966)
                                            =========   =======   ==========    =========      =========     ========   ===========


                                             ACCUMULATED
                                                OTHER
                                            COMPREHENSIVE                 COMPREHENSIVE
                                            INCOME (LOSS)      TOTAL         INCOME
                                            -------------   -----------   -------------
ISSUANCE OF COMMON STOCK IN APRIL 1996 FOR
 CASH AT $.02 PER SHARE...................    $     --      $     3,000
 Net loss.................................          --          (36,706)
                                              --------      -----------
BALANCE, December 31, 1996................          --          (33,706)
 Unrealized loss on available-for-sale
   securities.............................     (28,135)         (28,135)    $ (28,135)
 Net income...............................          --            8,167         8,167
                                                                          -------------
 Comprehensive loss.......................          --               --     $ (19,968)
                                              --------      -----------     =========
BALANCE, December 31, 1997................     (28,135)         (53,674)
 Repurchase of shares from shareholder in
   May 1998...............................          --               --
 Unrealized gain on available-for-sale
   securities.............................      28,353           28,353     $  28,353
 Net loss.................................          --         (144,492)     (144,492)
                                                                          -------------
 Comprehensive income.....................          --               --     $(116,139)
                                              --------      -----------     =========
BALANCE, December 31, 1998................         218         (169,813)
 Issuance of common stock in May 1999 in
   exchange for intellectual property.....          --           62,500
 Capital contribution from shareholders in
   August 1999............................          --           47,180
 Issuance of common stock in August
   through September 1999 at $1.50 per
   share..................................          --          132,400
 Issuance of common stock in October 1999
   for services at $1.50 per share........          --           40,541
 Issuance of common stock in October and
   November 1999 at $37.50 per share......          --          533,750
 Unrealized loss on available-for-sale
   securities.............................        (218)            (218)    $    (218)
 Net loss.................................          --         (461,981)     (461,981)
                                                                          -------------
 Comprehensive loss.......................          --               --     $(462,199)
                                              --------      -----------     =========
BALANCE, December 31, 1999................          --          184,359
 Issuance of common stock in March 2000 at
   $37.50 per share (unaudited)...........          --          175,000
 Issuance of warrants in June 2000 in
   payment of accounts payable
   (unaudited)............................          --           22,682
 Issuance of common stock in June 2000 at
   $.38 per share (net of offering costs
   of $10,000) (unaudited)................          --          687,112
 Conversion of accounts payable to common
   stock in June 2000 at $.38 per share
   (unaudited)............................          --           81,081
 Issuance of options as part of severance
   in June 2000 (unaudited)...............          --           25,800
 Issuance of common stock in July 2000 for
   assets at $2.50 per share
   (unaudited)............................          --          378,000
 Issuance of common stock in August
   through September 2000 at $2.75 per
   share (net of offering costs of
   $311,169) (unaudited)..................          --        1,750,957
 Issuance of common stock in September
   2000 at $2.75 per share to director
   (unaudited)............................          --          225,000
 Issuance of warrants in August 2000 in
   conjunction with stockholder note
   payable (unaudited)....................          --           14,250
 Conversion of notes payable to common
   stock in September 2000 at $2.75 per
   share (unaudited)......................          --           55,000
 Deferred compensation related to
   September 2000 option grants
   (unaudited)............................          --               --
 Deferred compensation expense
   (unaudited)............................          --           43,750
 Net loss (unaudited).....................          --       (2,020,954)
                                              --------      -----------
BALANCE, September 30, 2000 (unaudited)...    $     --      $ 1,622,037
                                              ========      ===========

   The accompanying notes are an integral part of these financial statements.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                    PERIOD FROM
                                                                   PERIOD FROM      NINE MONTHS     NINE MONTHS    APRIL 11, 1996
                                                                  APRIL 11, 1996       ENDED           ENDED       (INCEPTION) TO
                                   YEAR ENDED DECEMBER 31,        (INCEPTION) TO   SEPTEMBER 10,   SEPTEMBER 30,   SEPTEMBER 30,
                              ---------------------------------    DECEMBER 31,        1999            2000             2000
                                1997        1998        1999           1999         (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                              ---------   ---------   ---------   --------------   -------------   -------------   --------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss).........  $   8,167   $(144,492)  $(461,981)    $(635,012)       $(99,722)      $(2,020,954)    $(2,655,966)
  Adjustments to reconcile
    net income (loss) to
    cash flows from
    operating activities --
    Depreciation and
      amortization..........         --          --      20,833        20,833              --            57,188          78,021
    Realized (gain) loss on
      sale of
      available-for-sale
      securities............    (32,334)    185,724      23,554       195,694          23,554                --         195,694
    Issuance of options as
      part of severance.....         --          --          --            --              --            25,800          25,800
    Common stock issued for
      services..............         --          --      40,541        40,541              --           225,000         265,541
    Deferred compensation
      expense...............         --          --          --            --              --            43,750          43,750
    Amortization of original
      issue discount........         --          --          --            --              --             7,125           7,125
Changes in operating assets
  and liabilities --........
  Prepaid expenses..........         --          --          --            --              --           (15,000)        (15,000)
  Accounts payable..........         --          --      88,592        88,592              --           179,715         268,307
  Accrued compensation......         --          --         713           713              --            99,287         100,000
  Other assets..............         --          --      (4,988)       (4,988)             --                --          (4,988)
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
        Cash flows from
          operating
          activities........    (24,167)     41,232    (292,736)     (293,627)        (76,168)       (1,398,089)     (1,691,716)
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of
    available-for-sale
    securities..............   (331,338)    (20,875)         --      (370,963)             --                --        (370,963)
  Proceeds from sale of
    available-for-sale
    securities..............    232,283     132,253       1,750       366,286           1,750                --         366,286
  Purchases of property and
    equipment...............         --          --     (17,092)      (17,092)             --          (188,763)       (205,855)
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
        Cash flows from
          investing
          activities........    (99,055)    111,378     (15,342)      (21,769)          1,750          (188,763)       (210,532)
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net increase (decrease) in
    bank line of credit.....    174,328    (182,501)    (41,827)      200,000         (41,827)         (101,404)         98,596
  Net increase (decrease) in
    stockholder note
    payable.................      5,184          --      55,000      (143,837)         55,000           355,000         211,163
  Proceeds from sale of
    common stock warrants...         --          --          --            --              --            22,682          22,682
  Proceeds from sale of
    common stock............         --          --     666,150       669,150         108,650         2,613,069       3,282,219
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
        Cash flows from
          financing
          activities........    179,512    (182,501)    679,323       725,313         121,823         2,866,665       3,591,978
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS......     56,290     (29,891)    371,245       409,917          47,405         1,279,813       1,689,730
CASH AND CASH EQUIVALENTS,
  beginning of period.......     12,273      68,563      38,672            --          38,672           409,917              --
                              ---------   ---------   ---------     ---------        --------       -----------     -----------
CASH AND CASH EQUIVALENTS,
  end of period.............  $  68,563   $  38,672   $ 409,917     $ 409,917        $ 86,077       $ 1,689,730     $ 1,689,730
                              =========   =========   =========     =========        ========       ===========     ===========
SUPPLEMENTAL CASH FLOWS
  INFORMATION:
  Cash paid for interest....  $  18,287   $  33,076   $  24,445     $  75,808        $ 19,761       $    33,698     $   109,506
NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Conversion of accounts
    payable to common
    stock...................         --          --          --            --              --            81,081          81,081
  Issuance of warrants in
    payment of accounts
    payable.................         --          --          --            --              --            22,682          22,682
  Conversion of notes
    payable to common
    stock...................         --          --          --            --              --            55,000          55,000
  Issuance of common stock
    for equipment...........         --          --          --            --              --           378,000         378,000
  Issuance of stockholder
    notes in exchange for
    available-for-sale
    securities..............    150,000          --          --       150,000              --                --         150,000
  Issuance of common stock
    in exchange for
    intellectual property...         --          --      62,500        62,500              --                --          62,500
  Receipt of
    available-for-sale
    securities for payment
    on stockholder notes....         --     142,180          --       142,180              --                --         142,180
  Issuance of common stock
    to director.............         --          --          --            --              --           225,000         225,000
  Purchase of common stock
    with nonrecourse note
    receivable..............         --          --     312,500       312,500              --                --              --
  Common stock issued in
    exchange for
    subscription
    receivable..............         --          --      16,250        16,250              --            50,000          66,250

   The accompanying notes are an integral part of these financial statements.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     activeIQ Technologies Inc. (the Company) was incorporated in Minnesota on April 11, 1996, and is considered a development stage company. The Company was formed to develop and provide Internet commerce application software and services. Since its inception, the Company's efforts have been devoted to the development of its principal product and raising capital.

     The Company is in the development stage and has yet to generate any significant revenues. Substantial time may pass before the Company realizes significant revenue, if any. Further, during the period required to develop significant revenue, the Company may require additional funds that may not be available. The Company is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on suppliers and users for product, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships and limited operating history.

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred $2,655,966 in cumulative losses since inception. This factor creates an uncertainty about the Company's ability to continue as a going concern. Management plans to raise additional capital through the issuance of capital stock. Such capital may not be available or, if available, may not be available on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Interim financial statements

     The balance sheet as of September 30, 2000 and the related statements of operations and cash flows for the nine months ended September 30, 1999 and 2000, and the period from inception (April 11, 1996) to September 30, 2000, and the statement of stockholders' equity for the nine months ended September 30, 2000, are unaudited. Such unaudited statements have been prepared on the same basis as the audited financial statements and in the opinion of management include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited nine months ended September 30, 2000, are not necessarily indicative of the results that may be expected for the entire 2000 fiscal year.

  Cash and cash equivalents

     The Company includes as cash equivalents certificates of deposit and all other investments with maturities of three months or less when purchased which are readily convertible into known amounts of cash. The Company maintains its cash in high-quality financial institutions. The balances, at times, may exceed federally insured limits.

  Available-for-sale securities

     During the years ended December 31, 1997, 1998 and 1999, the Company sold certain available-for-sale securities. For purpose of determining gross realized gains, the cost of available-for-sale securities is based on specific identification.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Property and equipment

     Property and equipment are recorded at cost. Depreciation is provided for using the straight-line method over periods ranging from 3 to 10 years. Maintenance, repairs and minor renewals are expensed when incurred. Property and equipment consists of the following:

                                                 DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                     1998           1999           2000
                                                 ------------   ------------   -------------
                                                                                (UNAUDITED)
Computer equipment.............................      $--          $ 7,293        $444,784
Furniture and equipment........................       --            9,799          76,071
Accumulated depreciation.......................       --               --         (18,000)
                                                     ---          -------        --------
          Net property and equipment...........      $--          $17,092        $502,855
                                                     ===          =======        ========

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  Software development costs

     Effective January 1, 1999, the Company implemented Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Pursuant to SOP 98-1, software development costs are expensed during the preliminary project stage. For the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 2000, the Company expensed all software or other development costs as research and development since such costs were incurred during the preliminary project stage.

  Income taxes

     The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization is not assured.

  Net loss per common share

     Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Basic and diluted loss per share is the same as there were no potential dilutive securities outstanding in 1997 and the Company recorded a net loss in all subsequent periods. Options and warrants totaling 0, 56,997, 46,664 and 1,261,999 for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively, were excluded from the computation of diluted earnings per share as their effect is antidilutive.

  Comprehensive income

     Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of the Company's net income (loss) and net

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

unrealized gain on available-for-sale securities and is presented in the statement of stockholders' equity (deficit). SFAS No. 130 only requires additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

  Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

  Derivatives

     On January 1, 1999, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at fair value. As the Company does not currently engage or plan to engage in derivative or hedging activities, the adoption of SFAS No. 133 had no impact to the Company's results of operations, financial position or cash flows.

2. BANK LINE OF CREDIT

     The Company had a $200,000 revolving line of credit with a bank which expired May 2000. Prior to February 1999, the Company had a similar line with a limit of $300,000. Borrowings under the revolving line of credit accrued interest at prime plus 1 percent (9.5 percent at December 31, 1999). Outstanding borrowings were $241,827 and $200,000 at December 31, 1998 and 1999. In June 2000, the Company paid down a portion of the revolving line of credit and refinanced the balance of $100,000 under a term note with the same bank which is due June 2001. The term note requires monthly principal and interest payments of $1,358. Borrowings under the term note accrue interest at prime plus 1 percent (10.5 percent at September 30, 2000) and are personally guaranteed by one of the Company's stockholders. Outstanding borrowings were $98,596 at September 30, 2000.

3. STOCKHOLDER NOTE PAYABLE

     In August 2000, one of the Company's stockholders advanced the Company $300,000 under a promissory note which is due on October 31, 2001. The note bears interest at 8 percent and can be converted to equity in the Company's next financing and at the holder's option at the offering price per share of such financing. In conjunction with the promissory note, the stockholder was granted a warrant to purchase 20,000 shares of the Company's common stock at $2.75 per share. The Company recorded original issue discount of $14,250, which is being amortized to interest expense through October 31, 2001.

4. INCOME TAXES

     Through December 31, 1999, the Company generated a net operating loss for tax reporting purposes of approximately $326,000, which, if not used, will begin to expire in 2019. Future changes in the ownership of the Company may place limitations on the use of this net operating loss carryforward. The Company has recorded a full valuation allowance against its deferred tax asset, which consists primarily of operating loss carryforwards, due to the uncertainty of realizing the related benefit.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. STOCKHOLDERS' EQUITY

  Stock splits

     In May 1999, the Company declared a 1,140-for-1 stock split. In June 2000, the Company declared a 1-for-15 reverse stock split. The stock splits have been retroactively reflected in the accompanying financial statements.

  Common stock sales

     In May 1999, the Company issued 83,333 shares of common stock valued at $.75 per share in exchange for intellectual property. The intellectual property is recorded in other assets in the accompanying balance sheet and is being amortized over 24 months.

     During August through September 1999, the Company sold 88,266 shares of common stock through a private placement, resulting in $132,400 of net proceeds. During November 1999 and March 2000, the Company sold an additional 14,667 and 4,667 shares of common stock, resulting in net proceeds of $533,750 and $175,000, respectively.

     In June 2000, the Company conducted a rights offering whereby existing shareholders purchased 1,789,633 shares of common stock for net proceeds of $687,112.

     During August through September 2000, the Company sold 749,864 shares of common stock in a private placement for net proceeds of $1,750,957.

  Nonrecourse note receivable

     In October 1999, a director of the Company purchased 8,333 shares of the Company's common stock at $37.50 per share in exchange for a nonrecourse note totaling $312,500. The note is due and payable in full 90 days following the date the individual ceases to be a director of the Company and is recorded as stock subscription receivable on the accompanying balance sheet. In the event that the director ceases to be a member of the Company's board of directors through October 2001, the Company shall have the option to repurchase up to 3,333 shares of the common stock held by the director for $37.50 per share.

  Warrants

     In June 2000, the Company issued 22,682 warrants to purchase common stock at $1.00 per share as payment for $22,682 of accounts payable to the law firm discussed in Note 6.

     In addition to the warrants discussed above and in Note 3, the Company has issued warrants through September 30, 2000 to purchase 97,320 shares of common stock at exercise prices ranging from $2.75 to $60.00 per share primarily in conjunction with certain financings. The fair value of these warrants has been recorded as a separate caption in stockholders' equity. The warrants expire through July 2007.

  Stock option plan

     The Company has a 1999 Stock Option Plan and 2000 Director Stock Option Plan (the Plans), pursuant to which options to acquire an aggregate of 1,550,000 shares of the Company's common stock may be granted as determined by the board of directors. Stock options, stock appreciation rights, restricted stock and other stock and cash awards may be granted under the Plans. In general, options vest over a period of approximately three years and expire 10 years from the date of grant.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding the Company's stock options is summarized below:

                                                                WEIGHTED
                                                            AVERAGE EXERCISE   RANGE OF OPTION
                                                 SHARES          PRICE         EXERCISE PRICE
                                                ---------   ----------------   ---------------
Outstanding at December 31, 1998..............         --        $   --         $         --
  Granted.....................................     46,997         29.52          15.00-37.50
  Canceled or expired.........................         --            --                   --
  Exercised...................................         --            --                   --
                                                ---------        ------         ------------
Outstanding at December 31, 1999..............     46,997         29.52          15.00-37.50
  Granted (unaudited).........................  1,105,000          1.24            1.00-2.75
  Canceled or expired (unaudited).............    (20,000)        37.50                37.50
  Exercised (unaudited).......................         --            --                   --
                                                ---------        ------         ------------
Outstanding at September 30, 2000.............  1,131,997        $ 1.78         $ 1.00-37.50
                                                =========        ======         ============
Options exercisable at September 30, 2000.....    310,664        $ 2.58         $ 1.00-37.50
                                                =========        ======         ============

     Options outstanding at December 31, 1999 have a weighted average remaining contractual life of 3.39 years. Options outstanding at September 30, 2000 have a weighted average remaining contractual life of 9.78 years.

     The Company recorded deferred compensation for the difference between the exercise price and the deemed fair value of the Company's common stock on options to purchase 100,000 shares at exercise prices of $1.00 in September 2000. The Company has recorded a deferred compensation charge of $175,000 related to such options, which will be amortized over a three-year vesting period. The Company recognized $43,750 of deferred compensation expense during the nine months ended September 30, 2000.

     The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company accounts for its stock option plan in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, no compensation expense is recognized if the exercise price of the employee stock option or warrant equals the market price on the grant date. Had compensation costs been recognized based upon the fair value of options at the grant date consistent with the provisions of SFAS No. 123, the Company's results would have been as follows:

                                                                DECEMBER 31
                                                       ------------------------------
                                                        1997      1998        1999
                                                       ------   ---------   ---------
Net loss:
  As reported........................................  $8,167   $(144,492)  $(461,981)
  Pro forma..........................................   8,167    (144,492)   (475,480)
Basic and diluted net loss per share:
  As reported........................................    0.04       (0.79)      (1.92)
  Pro forma..........................................    0.04       (0.79)      (1.98)

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.5 percent, expected life of five years, expected dividend yield of 0 percent and expected volatility of 0 percent. The weighted average fair value of options granted was $1.15 for 1999.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company leases space for its activities under a lease which expires in December 2000. The lease is renewable for an additional one-year term as defined in the lease. Monthly base rent including utilities is $4,988. Rent expense was $44,888 for the nine months ended September 30, 2000.

     The Company entered a lease for its administrative office under a sublease which expires in February 2001. Monthly base rent is $5,000 and the Company is required to pay the sublandlord its pro rata share of operating expenses. Rent expense was $2,500 for the nine months ended September 30, 2000.

  Employment agreements

     The Company has entered into employment agreements with two of its officers. One agreement requires salary of $100,000 commencing upon the completion of a private placement offering of at least $2,500,000 and a payment of $250,000 upon completion of an initial public offering of at least $10,000,000. The other agreement requires annual compensation of $100,000 upon the completion of a private placement offering of at least $2,500,000. The Company completed a $2,600,000 offering in December 2000 which will cause the compensation element of the officers' salaries to commence.

  Related-party transactions

     The law firm of one of the Company's stockholders provides legal services to the Company. Total cost incurred was $0, $0, $48,580, $0 and $9,782 for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, respectively. Accounts payable to the same stockholder was $0, $35,049 and $4,022 at December 31, 1998 and 1999, and September 30, 2000, respectively.

     The Company's $300,000 promissory note discussed in Note 3 was borrowed from by a stockholder of the Company. In addition, in July 2000 the Company purchased software and related maintenance from this stockholder in exchange for the issuance of 151,200 shares of the Company's common stock valued at $2.50 per share.

7. SUBSEQUENT EVENTS

  Mergers

     On January 12, 2001, the Company completed its acquisition of Edge Technologies Incorporated by merging a wholly owned subsidiary of the Company with and into Edge Technologies Incorporated. In connection with this transaction, the Company issued 325,000 shares of its common stock and $300,000 of cash to the former shareholders of Edge Technologies Incorporated. The merger agreement further provides that if the Company merges with a publicly traded company within 120 days of the merger date, the former Edge Technologies Incorporated shareholders will receive shares of common stock in the publicly traded company valued at $893,750 and $400,000 in cash. If, however, the Company does not merge with a public company within 120 days of the closing of the proposed merger, then the former Edge Technologies Incorporated shareholders will be entitled to another 325,000 shares of the Company's common stock and $400,000 in cash.

     In October 2000, the Company also entered into a letter of intent to merge with and into a wholly owned subsidiary of Meteor Industries, Inc., a publicly traded company. The agreement is subject to approval of the shareholders and boards of directors of both companies, regulatory review and due diligence. Pending these approvals, the completion of the merger is expected in early 2001.

                           ACTIVEIQ TECHNOLOGIES INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Licensing agreement

     In December 2000, the Company modified its software licensing agreement with one of its shareholders and entered into a reseller arrangement which allows the Company to resell the third party's software. In conjunction with the agreement, the Company paid $150,000 in cash and issued 127,273 shares of common stock valued at $2.75 per share as consideration for a nonrefundable, prepaid minimum royalty. Royalties payable under the reseller agreement will be applied to this balance.